                                        FILED WITH THE SEC ON __________________
                                        REGISTRATION NO. 33-____________________

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                    FORM S-4
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                             DEPOSIT GUARANTY CORP.
             (Exact name of registrant as specified in its charter)

        Mississippi                           6711                                  64-0472169
        -----------                           ----                                  ----------
(State or other jurisdiction         (Primary Standard Industrial               (IRS Employer Identi-
of incorporation or                  Classification Code Number)                fication Number)
organization)

                                                               ARLEN L. MCDONALD
   210 East Capitol Street                                     210 East Capitol Street
   Post Office Box 730                                         Post Office Box 730
   Jackson, Mississippi  39205                                 Jackson, Mississippi  39205
   Telephone Number: (601)354-8497                             Telephone Number: (601)354-8497
   (Address, including zip code,                               (Name, address, including zip
   and telephone number, including                             code, and telephone number,
   area code of registrant's                                   including area code, of agent
   principal executive offices)                                for service)

                                    Copy to:
                             L. KEITH PARSONS, ESQ.
                            WATKINS LUDLAM & STENNIS
                             633 North State Street
                              Post Office Box 427
                        Jackson, Mississippi  39205-0427
                        Telephone Number: (601)949-4701

Approximate date of commencement of proposed sale of securities to the public:
AT THE EFFECTIVE TIME OF THE MERGER OF LBO BANCORP, INC. INTO CNC ACQUISITION CORP AS DESCRIBED IN THE ATTACHED PROXY STATEMENT/PROSPECTUS.

If the securities being registered on this form are being offered in conjunction with the formation of a holding company and there is compliance with General Instruction G, check the following box. /__/

                        CALCULATION OF REGISTRATION FEE

Title of Each
Class of Secur-                             Proposed Maximum           Proposed Maximum
ities to be            Amount to be         Offering Price             Aggregate Offering
Registered             Registered(1)        Per Unit(2)                Price(2)                       Registration Fee
- ---------------        -------------        ----------------           ------------------             ----------------
Common Stock,          680,539              N/A                        $7,649,623                     $2,637.80
no par value.

   (1) Plus such additional shares as may be issued as a result of the adjustment provisions contained in the Agreement and Plan of Merger. Based upon the anticipated maximum number of shares to be issued in connection with the transaction described herein.

   (2) Estimated in accordance with Rule 457(f)(2) solely for the purpose of calculating the registration fee on the basis of the book value of the outstanding shares of LBO Bancorp, Inc. as of September 30, 1994.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

                             DEPOSIT GUARANTY CORP.

                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K


                                                      Caption or Location
                                                            in Proxy
Items in Form S-4                                     Statement/Prospectus
- -----------------                                     --------------------
1.       Forepart of Registration Statement
         and Outside Front Cover Page of
         Prospectus . . . . . . . . . . . . . . . .   Cover Page of
                                                      Registration Statement;
                                                      Cross Reference Sheet;
                                                      Cover Page of the Proxy
                                                      Statement/Prospectus

2.       Inside Front and Outside Back
         Cover Pages of Prospectus  . . . . . . . .   Available Information;
                                                      Incorporation of
                                                      Certain Documents by
                                                      Reference

3.       Risk Factors, Ratio of Earnings
         to Fixed Charges and Other
         Information  . . . . . . . . . . . . . . .   Summary

4.       Terms of the Transaction . . . . . . . . .   Summary; The Mergers;
                                                      Comparison of the Rights
                                                      of Holders of LBO Bancorp
                                                      Common Stock and Deposit
                                                      Guaranty Common Stock

5.       Pro Forma Financial Information  . . . . .   Not Applicable

6.       Material Contracts with the
         Company Being Acquired . . . . . . . . . .   Not Applicable

7.       Additional Information Required
         for Reoffering by Persons and
         Parties Deemed to be Under-
         writers  . . . . . . . . . . . . . . . . .   Not Applicable

8.       Interest of Named Experts and
         Counsel  . . . . . . . . . . . . . . . . .   Legal Opinion; Experts

9.       Disclosure of Commission
         Position on Indemnification
         for Securities Act Liabilities . . . . . .   Not Applicable

10.      Information with Respect to
         S-3 Registrants  . . . . . . . . . . . . .   Available Information;
                                                      Incorporation of
                                                      Certain Documents by
                                                      Reference

11.      Incorporation of Certain Infor-
         mation by Reference  . . . . . . . . . . .   Available Information;
                                                      Incorporation of
                                                      Certain Documents by
                                                      Reference

12.      Information with Respect to S-2
         or S-3 Registrants . . . . . . . . . . . .   Not Applicable

13.      Incorporation of Certain Infor-
         mation by Reference  . . . . . . . . . . .   Not Applicable

14.      Information with Respect to
         Registrants Other Than S-3 or
         S-2 Registrants  . . . . . . . . . . . . .   Not Applicable

15.      Information with Respect to S-3
         Companies  . . . . . . . . . . . . . . . .   Not Applicable

16.      Information with Respect to S-2
         or S-3 Companies . . . . . . . . . . . . .   Not Applicable

17.      Information with Respect to
         Companies Other Than S-3 or
         S-2 Companies  . . . . . . . . . . . . . .   Information Concerning
                                                      LBO Bancorp; Market
                                                      Prices of and Dividends
                                                      on LBO Bancorp Common
                                                      Stock; Selected Financial
                                                      Data - Deposit Guaranty and LBO
                                                      Bancorp; Management's
                                                      Discussion and Analysis of
                                                      Consolidated Financial
                                                      Condition and Results of
                                                      Operations of LBO Bancorp;
                                                      Index to Financial Statements

18.      Information if Proxies, Consents
         or Authorizations Are to be
         Solicited  . . . . . . . . . . . . . . . .   Incorporation of
                                                      Certain Documents by
                                                      Reference; Summary;
                                                      Introduction; Interests
                                                      of Certain Persons in
                                                      the Mergers; Principal
                                                      Shareholders and Stock
                                                      Ownership of Management of
                                                      LBO Bancorp; Experts

19.      Information if Proxies, Consents
         or Authorizations Are Not to be
         Solicited or in an Exchange
         Offer  . . . . . . . . . . . . . . . . . .   Not Applicable

                                                                October __, 1994


To Our Shareholders:

         You are cordially invited to attend a Special Meeting (the "Meeting") of Shareholders of LBO Bancorp, Inc. ("LBO Bancorp") to be held at 9:00 a.m., local time, on November __, 1994 at the Holiday Inn Atrium located at 2001 Louisville Avenue, Monroe, Louisiana.

         At the Meeting you will be asked to consider and vote upon a proposal to approve the merger (the "Company Merger") of LBO Bancorp with and into a wholly-owned subsidiary of Deposit Guaranty Corp. ("Deposit Guaranty"). If the Company Merger is consummated, LBO Bancorp will become a wholly-owned subsidiary of Deposit Guaranty and you will receive 1.763 shares of common stock of Deposit Guaranty for each share of common stock of LBO Bancorp that you own at the effective time of the Merger. Immediately thereafter, LBO Bancorp's subsidiary, Louisiana Bank, will be merged into Commercial National Bank, a subsidiary of Deposit Guaranty (the "Bank Merger") (the Bank Merger and the Company Merger together referred to as the "Mergers").

         In order for the Company Merger to be consummated, the holders of at least two-thirds of the shares of common stock of LBO Bancorp present or represented by proxy at the Meeting must approve the Company Merger. Consummation of the Mergers is also subject to certain regulatory approvals.

         The Board of Directors of LBO Bancorp believes the Mergers are in the best interests of LBO Bancorp and its shareholders and unanimously recommends that you vote for approval of the Company Merger. The reasons for such recommendation are set forth in the accompanying Proxy Statement/Prospectus. Furthermore, LBO Bancorp's financial advisor, National Capital Corporation, has issued its opinion to the effect that, as of the date of such opinion and based upon the considerations described therein, the terms of the Company Merger are fair, from a financial point of view, to the shareholders of LBO Bancorp.

         We believe that the Mergers represent an opportunity for LBO Bancorp's shareholders to join on favorable terms in a combined enterprise with greater financial resources and a more geographically diversified business. As a result of the proposed company Merger, you, as a shareholder of Deposit Guaranty, will own common stock in a bank holding company whose shares are publicly traded.
We believe Deposit Guaranty to be an excellent financial institution - one which will prove highly compatible with LBO Bancorp. Combining LBO Bancorp with Deposit Guaranty through the Company Merger should thus provide LBO Bancorp shareholders with a continued equity interest in a larger, more diversified banking company.

         We urge you to read the enclosed materials carefully so that you can evaluate the Mergers for yourself.

         All shareholders are invited to attend the Meeting in person. However, in order that your shares may be represented at the Meeting, please date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope whether or not you plan to attend the Meeting. If you attend the Meeting in person, you may, if you wish, vote personally on all matters brought before the Meeting.



                                             Chairman of the Board,
                                             President and Chief
                                             Executive Officer

                               LBO BANCORP, INC.
                               2002 N. 7th Street
                             West Monroe, Louisiana


                   Notice of Special Meeting of Shareholders
                              of LBO Bancorp, Inc.
                          to be held November __, 1994


To the Shareholders of LBO Bancorp, Inc.:

         Notice is hereby given that a Special Meeting (the "Meeting") of Shareholders of LBO Bancorp, Inc. ("LBO Bancorp") will be held at the Holiday Inn Atrium, 2001 Louisville Avenue, Monroe, Louisiana on November __, 1994 at 9:00 a.m., local time, for the purpose of considering and voting upon the following matters:

         1. To consider and vote upon the proposal to approve the terms of an Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 8, 1994, by and among Deposit Guaranty Corp., a Mississippi corporation ("Deposit Guaranty"), CNC Acquisition Corp, a Louisiana corporation and a wholly-owned subsidiary of Deposit Guaranty, Commercial National Corporation, Commercial National Bank, a wholly-owned subsidiary of Commercial National Corporation, LBO Bancorp and its wholly-owned subsidiary Louisiana Bank pursuant to which
                 (a) LBO Bancorp will merge into CNC Acquisition Corp and would become a wholly-owned subsidiary of Deposit Guaranty (the "Company Merger"), (b) Louisiana Bank will merge into Commercial National Bank (the "Bank Merger") and (c) each share of common stock of LBO Bancorp ("LBO Bancorp Common Stock") issued and outstanding at the effective time of the Company Merger would be converted into and exchangeable for
                 1.763 shares of common stock of Deposit Guaranty.

         2. To transact such other business as may lawfully come before the meeting or any adjournment or postponement thereof.

         DISSENTING SHAREHOLDERS WHO COMPLY WITH THE PROCEDURAL REQUIREMENTS OF THE BUSINESS CORPORATION LAW OF LOUISIANA WILL BE ENTITLED TO RECEIVE THE FAIR CASH VALUE OF THEIR SHARES IF THE COMPANY MERGER IS EFFECTED UPON APPROVAL BY LESS THAN EIGHTY PERCENT (80%) OF THE TOTAL VOTING POWER OF LBO BANCORP.

         The affirmative vote of the holders of two-thirds of the shares of LBO Bancorp Common Stock present or represented by proxy at the Meeting is required for approval of the Merger.

         Only shareholders of record as of the close of business on October 10, 1994, are entitled to vote at the Meeting.

         Action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date to which the Meeting may be adjourned or postponed.

                                           By Order of the Board of Directors



                                           -------------------------------------
                                           Secretary

October __, 1994
West Monroe, Louisiana



                             YOUR VOTE IS IMPORTANT

All shareholders are invited to attend the Meeting in person. However, in order that your shares may be represented at the Meeting, please date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope, whether or not you plan to attend the Meeting. Your proxy may be revoked by appropriate notice to the Secretary of LBO Bancorp at any time prior to the voting thereof. If you attend the Meeting in person, you may, if you wish, vote personally on all matters brought before the Meeting.

PROSPECTUS                                                       PROXY STATEMENT

DEPOSIT GUARANTY CORP.                                         LBO BANCORP, INC.

___________________                                               ______________

680,539 Shares of                                        Special Meeting of
Common Stock, no par value                               Shareholders to be held
                                                         November __, 1994


         This Proxy Statement/Prospectus is being furnished to the shareholders of LBO Bancorp, Inc. ("LBO Bancorp") in connection with the solicitation of proxies by the Board of Directors of LBO Bancorp for use at its Special Meeting (the "Meeting") of Shareholders to be held on November __, 1994. This Proxy Statement/Prospectus was first mailed to shareholders of LBO Bancorp on or about October __, 1994.

         At the Meeting, the holders of LBO Bancorp common stock, par value $5.00 per share ("LBO Bancorp Common Stock"), will be asked to approve the Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 8, 1994, by and among Deposit Guaranty Corp. ("Deposit Guaranty"), CNC Acquisition Corp, a wholly-owned subsidiary of Deposit Guaranty, Commercial National Corporation, Commercial National Bank, a wholly-owned subsidiary of Commercial National Corporation, LBO Bancorp and its wholly-owned subsidiary Louisiana Bank, providing for a merger pursuant to which LBO Bancorp will merge into CNC Acquisition Corp and would become a wholly-owned subsidiary of Deposit Guaranty (the "Company Merger"). Upon consummation of the Company Merger, each outstanding share of LBO Bancorp Common Stock, other than shares held by LBO Bancorp shareholders who perfect dissenters' rights, will be converted into
1.763 shares of Deposit Guaranty common stock, no par value per share ("Deposit Guaranty Common Stock"), and cash in lieu of any fractional shares. Immediately thereafter, Louisiana Bank will merge into Commercial National Bank, a subsidiary of Deposit Guaranty (the "Bank Merger")( the Bank Merger and the Company Merger together referred to as the Mergers). For a more complete description of the Merger Agreement and the terms of the Mergers, see "The Mergers." A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Exhibit A. For a more complete description of dissenters' rights see "Appraisal Rights" and "Comparison of the Rights of Holders of LBO Bancorp Common Stock and Deposit Guaranty Common Stock."

         Deposit Guaranty has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (the "Commission"), pursuant to the Securities Act of 1933, as amended, covering up to 680,539 shares of Deposit Guaranty Common Stock to be issued in connection with the Company Merger.

         No person is authorized to give any information or to make any representation not contained in this Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement/Prospectus, or the solicitation of a proxy, in any jurisdiction, to or from any person to whom it is unlawful to make such offer or solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities made under this Proxy Statement/Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth herein since the date of this Proxy Statement/Prospectus.

         This Proxy Statement/Prospectus does not cover any resales of Deposit Guaranty Common Stock to be received by LBO Bancorp shareholders upon consummation of the Company Merger, and no person is authorized to make use of this Proxy Statement/Prospectus in connection with any such resale.


                           -------------------------


THE SECURITIES TO BE ISSUED IN THE COMPANY MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                           -------------------------


The date of this Proxy Statement/Prospectus is October __, 1994.

                             AVAILABLE INFORMATION

         Deposit Guaranty is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by Deposit Guaranty can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 and at its Regional Offices located in the Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates.

         This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement on Form S-4 covering the securities offered hereby which has been filed with the Commission, certain portions of which have been omitted pursuant to the Rules and Regulations of the Commission, and to which portions reference is hereby made for further information with respect to Deposit Guaranty and the securities offered hereby.

         AS INDICATED BELOW, THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN, ARE AVAILABLE WITHOUT CHARGE, UPON THE WRITTEN OR ORAL REQUEST OF ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE BY NOVEMBER __, 1994, AND SUCH REQUESTS SHOULD BE DIRECTED TO DEPOSIT GUARANTY'S PRINCIPAL EXECUTIVE OFFICES AT 210 EAST CAPITOL STREET, JACKSON, MISSISSIPPI 39201, ATTENTION: ARLEN L. MCDONALD, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, TELEPHONE NUMBER (601) 354-8497.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by Deposit Guaranty with the Commission are hereby incorporated by reference:

         (1) Deposit Guaranty's Annual Report on Form 10-K for the fiscal year ended December 31, 1993;

         (2) Deposit Guaranty's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994; and

         (3) The description of capital stock contained in Item 14 of Deposit Guaranty's Registration Statement on Form 10 filed April 21, 1970, Item 4 of Deposit Guaranty's Quarterly Report on Form 10-Q for the quarter ended March 31, 1982, Item 4 of Deposit Guaranty's Quarterly Report on Form 10-Q for the quarter ended March 31, 1986, Item 4 of Deposit Guaranty's Quarterly Report on Form 10-Q for the quarter ended March 31, 1987, relating to the description of Deposit Guaranty's Common Stock.

         All documents filed by Deposit Guaranty pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Meeting of shareholders of LBO Bancorp are hereby incorporated by reference into this Proxy Statement/Prospectus and shall be deemed a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

                               TABLE OF CONTENTS


                                                                                            Page
                                                                                            ----
Summary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      The Mergers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      The Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Date, Time, Place and Purpose of Meeting;
        Record Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Recommendation of the LBO Bancorp and Deposit
        Guaranty Boards of Directors; Reasons for the Mergers  . . . . . . . . . . . . .
      Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Interests of Certain Persons in the Mergers  . . . . . . . . . . . . . . . . . . .
      Certain Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . .
      Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Exchange of LBO Bancorp Certificates;
        No Fractional Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Appraisal Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Conditions to Consummation of the Mergers
      Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Comparison of the Rights of Holders
        of LBO Bancorp Common Stock and Deposit
        Guaranty Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Selected Financial Data - Deposit Guaranty
        and LBO Bancorp  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Comparative Financial Data . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Market Price and Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Introduction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Record Date; Voting Rights; Proxies  . . . . . . . . . . . . . . . . . . . . . . .
The Mergers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Exchange Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Recommendation of the LBO Bancorp and Deposit
        Guaranty Boards of Directors; Reasons for the Mergers  . . . . . . . . . . . . .
      Fairness Opinion of LBO Bancorp's Financial
        Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Interests of Certain Persons in the Mergers  . . . . . . . . . . . . . . . . . . .
      Certain Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . .
      Cash in Lieu of Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . .
      Dissenters' Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Backup Withholding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Exchange of LBO Bancorp Certificates . . . . . . . . . . . . . . . . . . . . . . .
      No Fractional Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Amendment and Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Resales of Deposit Guaranty Common Stock Issued
        in the Company Merger; Affiliates  . . . . . . . . . . . . . . . . . . . . . . .
      Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Expenses and Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

Appraisal Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Filing Written Objection and Vote Against
        the Company Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Notice by LBO Bancorp  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Written Demand . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Appraisal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Payment and Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Comparison of the Rights of Holders of LBO Bancorp
  Common Stock and Deposit Guaranty Common Stock . . . . . . . . . . . . . . . . . . . .
      Authorized Shares of Capital Stock;
        Dividend Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Voting Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Appraisal Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Limitations on Directors' and Officers'
        Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Supermajority Voting Requirements  . . . . . . . . . . . . . . . . . . . . . . . .
      Removal of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Vacancies in the Board of Directors  . . . . . . . . . . . . . . . . . . . . . . .
      Amendment of Certain Bylaw Provisions  . . . . . . . . . . . . . . . . . . . . . .
Information Concerning LBO Bancorp . . . . . . . . . . . . . . . . . . . . . . . . . . .
Market Prices of and Dividends on LBO Bancorp
  Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Principal Shareholders and Stock Ownership
  of Management of LBO Bancorp . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Management's Discussion and Analysis of Consolidated
 Financial Condition and Results of Operations
 of LBO Bancorp  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Legal Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Experts
Other Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Index to Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

                                    SUMMARY

         The following is a brief summary of certain information contained elsewhere in this Proxy Statement/Prospectus and the documents incorporated herein by reference. This summary does not contain a complete statement of all material information relating to the proposed Mergers and is subject to and qualified in its entirety by reference to the more detailed information and financial statements contained elsewhere in this Proxy Statement/Prospectus, including the Exhibits and the documents incorporated in this Proxy Statement/Prospectus by reference. Certain capitalized terms used in this summary are defined elsewhere in this Proxy Statement/Prospectus.

THE MERGERS

         The shareholders of LBO Bancorp are being asked to consider and vote upon a proposal to approve the Merger Agreement pursuant to which LBO Bancorp will be merged into a subsidiary of Deposit Guaranty, Louisiana Bank will be merged into Commercial National Bank, and each share of LBO Bancorp Common Stock issued and outstanding immediately prior to the Effective Time of the Company Merger (except shares held directly or indirectly by Deposit Guaranty other than in a fiduciary capacity and except Dissenting Shares) will be converted into and exchangeable for 1.763 shares of Deposit Guaranty Common Stock. As a result of the Company Merger, the shareholders of LBO Bancorp will become shareholders of Deposit Guaranty. A copy of the Merger Agreement is attached hereto as Exhibit A.

THE PARTIES

         Deposit Guaranty Corp. Deposit Guaranty is a bank holding company, headquartered at 210 East Capitol Street, Jackson, Mississippi 39201, telephone
(601) 354-8497. Its principal subsidiaries are Deposit Guaranty National Bank, a national banking association, with its principal office in Jackson, Mississippi, and Commercial National Bank, a national banking association with its principal office in Shreveport, Louisiana. Deposit Guaranty, through its subsidiaries, provides comprehensive corporate, commercial, correspondent and individual banking services, and personal and corporate trust services.

         As of June 30, 1994, Deposit Guaranty had total assets of $5.03 billion, total deposits of $4.07 billion, total loans of $2.56 billion and shareholders' equity of $426 million. Based on total assets at June 30, 1994, Deposit Guaranty ranked first among Mississippi-based bank holding companies.

         Commercial National Corporation. Commercial National Corporation is a Louisiana corporation, which owns 100% of Commercial National Bank. Deposit Guaranty acquired 100% of the stock of Commercial National Corporation in February, 1990. Other than its ownership of Commercial National Bank, Commercial National Corporation does not engage in any business activities.

         LBO Bancorp, Inc. LBO Bancorp is a bank holding company, headquartered at 2002 N. 7th Street, West Monroe, Louisiana 71291, telephone number (318) 324-2000. Its only active subsidiary is Louisiana Bank, a Louisiana state banking association. LBO Bancorp, through its subsidiary, provides a full complement of consumer and commercial banking services in Ouachita Parish, Louisiana.

         As of June 30, 1994, LBO Bancorp had total assets of $95.6 million, total deposits of $85.8 million, total loans of $47.1 million and shareholders' equity of $7.4 million.

         CNC Acquisition Corp. CNC Acquisition Corp will be a wholly-owned subsidiary of of Deposit Guaranty. It was recently formed to effect the

Company Merger, and it will otherwise not conduct any activities or have any operations.

         Commercial National Bank. Commercial National Bank is a national bank that has its principal office in Shreveport, Louisiana. It is a wholly-owned subsidiary of Commercial National Corporation, which is a wholly-owned subsidiary of Deposit Guaranty. At June 30, 1994, Commercial National Bank had total assets of approximately $1.05 billion and total deposits of approximately $819 million. Its deposits are insured by the FDIC. In addition to its principal office, Commercial National Bank has 18 branches in the Shreveport/Bossier, Louisiana market.

         Louisiana Bank. Louisiana Bank is a Louisiana state banking association with its principal office located in West Monroe, Louisiana, offering consumer and commercial banking services in Ouachita Parish, Louisiana. Its deposit accounts are insured by the FDIC. In addition to its main office, Louisiana Bank operates three full service branches in Monroe and one mini-branch in West Monroe, Louisiana.

DATE, TIME, PLACE AND PURPOSE OF MEETING; RECORD DATE

         A Special Meeting (the "Meeting") of the Shareholders of LBO Bancorp will be held on November __, 1994, at 9:00 a.m., at the Holiday Inn Atrium, 2001 Louisville Avenue, Monroe, Louisiana to consider and vote upon the proposal to approve the Merger Agreement. The Board of Directors of LBO Bancorp has fixed the close of business on October 10, 1994, as the record date (the "Record Date") for determining holders of outstanding shares of LBO Bancorp Common Stock entitled to notice of and to vote at the Meeting. Only holders of LBO Bancorp Common Stock of record on the books of LBO Bancorp at the close of business on the Record Date are entitled to vote at the Meeting or at any adjournment or postponement thereof. As of the Record Date, there were 386,012 shares of LBO Bancorp Common Stock issued and outstanding, each of which is entitled to one vote. See "Introduction -- General" and "Introduction
- -- Record Date; Voting Rights; Proxies."

VOTE REQUIRED

         Approval of the Merger Agreement requires the affirmative vote of the holders of two-thirds of the shares of LBO Bancorp Common Stock present or represented by proxy at the Meeting. Executive officers, directors and affiliates of LBO Bancorp are entitled to vote 56.42% of the outstanding shares.

RECOMMENDATION OF THE LBO BANCORP AND DEPOSIT GUARANTY BOARDS OF DIRECTORS; REASONS FOR THE MERGERS

         The LBO Bancorp Board of Directors has approved the Merger Agreement because it believes that the Mergers will afford LBO Bancorp shareholders the opportunity to obtain on favorable terms an equity participation in a combined enterprise with greater financial resources and a more geographically diversified business. As a result of the proposed Company Merger, the shareholders of LBO Bancorp will own stock in Deposit Guaranty, a bank holding company whose shares are publicly traded. The LBO Bancorp Board of Directors believes the Mergers are in the best interest of LBO Bancorp's shareholders and unanimously recommends that LBO Bancorp shareholders vote FOR the approval of the Merger Agreement.

         The Board of Directors of Deposit Guaranty has approved the Merger Agreement because it believes that the Mergers will enhance Deposit Guaranty's earnings capacity by enabling it to deliver products and provide services to a larger geographic customer base and that the combination of Deposit Guaranty and LBO Bancorp can take advantage of increased overall efficiencies and economies of scale. See "The Mergers -- Recommendation of the LBO Bancorp Board of Directors; Reasons for the Mergers," "The Mergers -- Fairness Opinion of LBO Bancorp's Financial Advisor" and Exhibit B.

FAIRNESS OPINION

         The Board of Directors of LBO Bancorp has received the written opinion of National Capital Corporation, LBO Bancorp's financial advisor, that the terms of the Company Merger are fair, from a financial point of view, to LBO Bancorp's shareholders. The opinion of National Capital Corporation is attached hereto as Exhibit B and should be read in its entirety. See "The Mergers -- Fairness Opinion of LBO Bancorp's Financial Advisor" and Exhibit B.

REGULATORY APPROVALS

         It is a condition to the consummation of the Mergers that all required regulatory approvals, including the approval of the Office of the Comptroller of the Currency (the "OCC"), of the merger of Louisiana Bank into Commercial National Bank, be obtained. There can be no assurance that such approval will be forthcoming, or as to the conditions to or timing of such approval. See "The Mergers -- Conditions" and "The Mergers -- Regulatory Approvals."

INTERESTS OF CERTAIN PERSONS IN THE MERGERS

         Upon consummation of the Bank Merger, L. Michael Ashbrook, who is Chairman of the Board of LBO Bancorp and Louisiana Bank, will become a member of the Board of Directors of Commercial National Bank. Deposit Guaranty has agreed that Clyde White, who is President of Louisiana Bank and a director of LBO Bancorp, will continue his employment with Commercial National Bank at the same salary level he is currently receiving, plus the customary benefits provided to similar executives of Commercial National Bank. Clyde White currently has an agreement with Louisiana Bank that provides that if the bank terminates his employment, except termination for cause, he is entitled to receive one year's salary as a severance payment. Deposit Guaranty has agreed to continue this agreement for one year.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         Consummation of the Mergers is conditioned upon receipt of an opinion of counsel substantially to the effect that the Company Merger will be treated, for federal income tax purposes, as a tax-free reorganization, with the result that no gain or loss will be recognized by LBO Bancorp or by holders of LBO Bancorp Common Stock who exchange all of their LBO Bancorp Common Stock solely for Deposit Guaranty Common Stock pursuant to the Company Merger (except with respect to cash, if any, received in lieu of fractional shares). LBO Bancorp shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Company Merger. See "The Mergers -- Certain Federal Income Tax Consequences."

EFFECTIVE TIME

         If the Merger Agreement is approved by the requisite vote of the shareholders of LBO Bancorp and the Mergers are approved by the required regulatory agencies and the other conditions to the Mergers are satisfied or waived (where permissible), the Company Merger will become effective at the time specified in the certificate of merger to be filed with the Louisiana Secretary of State pursuant to the Business Corporation Law of Louisiana (the "Louisiana BCL"), and the Bank Merger will become effective at the time specified by the appropriate bank regulatory authorities. It is expected that the effective time of the Mergers (the "Effective Time") will occur in late 1994 or early 1995; however, there can be no assurance that the conditions to the Mergers will be satisfied or waived so that the Mergers can be consummated. See "The Mergers -- Effective Time" and "The Mergers -- Conditions."

AFFILIATES

         It is a condition to Deposit Guaranty's obligation to consummate the Company Merger that, at or prior to the Effective Time, each person who may be deemed to be an "affiliate" (as such term is defined by Rule 145 of the Securities Act of 1933) of LBO Bancorp shall have executed and delivered to Deposit Guaranty an agreement which provides, among other things, that such affiliate will not sell, transfer or otherwise dispose of any Deposit Guaranty Common Stock to be received by such affiliate pursuant to the Company Merger in violation of the Securities Act of 1933 and the rules and regulations thereunder. For a further discussion of the provisions of the agreements between Deposit Guaranty and such affiliates, see "The Mergers -- Resales of Deposit Guaranty Common Stock Issued in the Company Merger; Affiliates."

ACCOUNTING TREATMENT

         Deposit Guaranty has not determined whether the purchase method of accounting or the pooling method of accounting will be used to reflect the Mergers upon consummation. For explanation of the differences in these accounting methods see "The Mergers -- Accounting Treatment."

EXCHANGE OF LBO BANCORP CERTIFICATES; NO FRACTIONAL SHARES

         As soon as practicable after the Effective Time, The Bank of New York (the "Exchange Agent") will mail to each holder of record of LBO Bancorp Common Stock, a letter of transmittal and instructions for use in effecting the surrender of the shareholder's certificates which, immediately prior to the Effective Time, represented outstanding shares of LBO Bancorp Common Stock in exchange for certificates representing Deposit Guaranty Common Stock. See "The Mergers -- Exchange of LBO Bancorp Certificates". Cash will be paid in lieu of any fractional share interests in Deposit Guaranty Common Stock. See "The Mergers -- No Fractional Shares". CERTIFICATES REPRESENTING LBO BANCORP COMMON STOCK SHOULD NOT BE SURRENDERED UNTIL THE TRANSMITTAL FORM IS RECEIVED.

APPRAISAL RIGHTS

         Under certain conditions and by complying with the specific procedures required by Louisiana law and described herein, LBO Bancorp's shareholders will have the right to dissent from the Company Merger, in which event, if the Company Merger is consummated, such shareholders may be entitled to receive in cash the fair value of their shares of LBO Bancorp Common Stock. See "Appraisal Rights" and Exhibit C hereto.

CONDITIONS TO CONSUMMATION OF THE MERGERS

         The respective obligations of each party under the Merger Agreement are subject, among other conditions, to approval of the Merger Agreement by the affirmative vote of the holders of at least two-thirds of the shares of LBO Bancorp Common Stock and the receipt of all necessary regulatory approvals.

         The obligations of Deposit Guaranty and its subsidiaries under the Merger Agreement are also conditioned, among other conditions, on (except as noted in Schedule 6.02(h) to the Merger Agreement) the absence of any material adverse change in the financial condition or results of operations of LBO Bancorp or Louisiana Bank from the condition and results of operations indicated in the audited financial statements of LBO Bancorp or Louisiana Bank at December 31, 1993, and for the year then ended. See "The Mergers -- Conditions" for a fuller discussion of the conditions to consummation.

TERMINATION

         The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Company Merger by the shareholders of LBO Bancorp, among other reasons, by Deposit Guaranty, in the event there are dissenting shareholders who hold more than ten percent (10%) of the outstanding shares of LBO Bancorp Common Stock who have demanded appraisal rights under Section 131 of the Louisiana BCL (See "Appraisal Rights"); or by any party thereto if the Closing shall not have occurred by May 31, 1995. For fuller discussion of the grounds for termination under the Merger Agreement, see "The Mergers -- Amendment and Termination."

COMPARISON OF THE RIGHTS OF HOLDERS OF LBO BANCORP COMMON STOCK AND DEPOSIT GUARANTY COMMON STOCK

         For a comparison of Louisiana and Mississippi law and the charter and bylaw provisions of LBO Bancorp and Deposit Guaranty governing the rights of holders of LBO Bancorp Common Stock and Deposit Guaranty Common Stock, see "Comparison of the Rights of Holders of LBO Bancorp Common Stock and Deposit Guaranty Common Stock."

SELECTED FINANCIAL DATA - DEPOSIT GUARANTY AND LBO BANCORP

DEPOSIT GUARANTY CORP, AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(In Thousands Except Share Data)

                                              Six Months Ended
                                                  June 30,                               Year Ended December 31,
                                         -------------------------   ---------------------------------------------------------------
                                            1994          1993          1993         1992         1991         1990         1989
                                         -----------   -----------   -----------  -----------  -----------  -----------  -----------
Statements of earnings
Interest income                            $145,071      $149,723      $299,327     $322,114     $382,432     $406,724     $335,216
Interest expense                             59,224        64,335       124,687      155,459      231,473      257,023      206,890
                                         -----------   -----------   -----------  -----------  -----------  -----------  -----------
Net interest income                          85,847        85,388       174,640      166,655      150,959      149,701      128,326
Provision for possible loan losses           (2,750)      (11,000)      (16,000)      10,378       17,260       46,409       16,895
                                         -----------   -----------   -----------  -----------  -----------  -----------  -----------
Net interest income after provision
  for possible loan losses                   88,597        96,388       190,640      156,277      133,699      103,292      111,431
Other operating income                       49,277        36,903        74,781       67,977       61,439       74,955       48,154
Other operating expense                      87,432        83,739       171,567      164,470      152,828      145,315      121,334
                                         -----------   -----------   -----------  -----------  -----------  -----------  -----------

Income before income taxes                   50,442        49,552        93,854       59,784       42,310       32,932       38,251
Income tax expense                           16,066        14,455        27,302       14,270       10,090        8,407        6,600
                                         -----------   -----------   -----------  -----------  -----------  -----------  -----------
Net income                                  $34,376       $35,097       $66,552      $45,514      $32,220      $24,525      $31,651
                                         ===========   ===========   ===========  ===========  ===========  ===========  ===========

Net income per share:
Primary                                       $1.95         $1.99         $3.77        $2.67        $2.04        $1.55        $1.99
Fully diluted                                 $1.95         $1.99         $3.77        $2.63        $1.93        $1.49        $1.88

Weighted average shares outstanding
Primary                                  17,668,509    17,635,526    17,649,852   17,033,664   15,799,996   15,799,996   15,892,740
Fully diluted                            17,668,509    17,635,526    17,649,852   17,465,282   17,442,388   17,442,388   17,554,318
Statements of condition - averages
Securities available for sale
  and investment securities              $1,475,604    $1,671,486    $1,704,645   $1,616,658   $1,417,299   $1,036,123     $622,336
Loans, net of unearned income             2,453,890     2,231,153     2,293,416    2,261,034    2,411,731    2,633,394    2,202,348
Total deposits                            3,963,383     3,861,467     3,867,669    3,876,927    3,990,963    3,692,556    2,826,735
Long-term debt                                  --             --            --        6,320       24,020       24,236       24,841
Total assets                              4,923,506     4,837,172     4,826,726    4,777,596    4,814,533    4,522,212    3,557,327
Total stockholders' equity                  423,050       352,873       367,592      315,833      275,345      259,644      246,846

Selected ratios
Return on average assets                       1.41%         1.45%         1.38%        0.95%        0.67%        0.54%        0.89%
Return on average equity                      16.39         19.89         18.10        14.41        11.70         9.45        12.82
Net interest margin-tax equivalent             4.05          4.09          4.18         4.12         3.77         4.04         4.42
Allowance for possible loan losses to
  loans, net of unearned income                2.20          2.84          2.56         3.30         3.74         3.46         1.38
Net charge-offs (recoveries) to average
  loans, net of unearned income                0.23         (0.06)        (0.14)        1.02         0.77         1.14         0.68
Dividend payout                               25.70         21.61         24.67        29.96        38.24        50.32        38.44
Average equity to average assets               8.59          7.30          7.62         6.61         5.72         5.74         6.94
Leverage ratio                                 7.99          7.56          8.13         6.80         5.42         5.19         6.87
Tier I risk-based                             12.45         12.77         13.28        12.00         9.95         8.25        10.26
Total risk-based                              13.71         14.03         14.54        13.27        12.11        10.31        12.47

LBO BANCORP AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(In Thousands Except Share Data)

                                          Six Months Ended
                                              June 30,                       Year Ended December 31,
                                        ---------------------   --------------------------------------------------
                                            1994        1993        1993       1992      1991      1990      1989
                                        ---------   ---------   --------------------------------------------------
Statements of earnings
Interest income                           $3,420      $3,726      $7,467     $7,728    $7,562    $6,839    $5,963
Interest expense                           1,200       1,298       2,519      3,093     4,049     3,957     3,707
                                        ---------   ---------   ---------  ---------  --------  --------  --------
Net interest income                        2,220       2,428       4,948      4,635     3,513     2,882     2,256
Provision for possible loan losses            --         150         239        280       290       283       190
                                        ---------   ---------   ---------  ---------  --------  --------  --------
Net interest income after provision
  for possible loan losses                 2,220       2,278       4,709      4,355     3,223     2,599     2,066
Other operating income                       451         654       1,184        847       627       679       630
Other operating expense                    1,822       1,699       3,622      3,272     2,857     2,459     2,119
                                        ---------   ---------   ---------  ---------  --------  --------  --------
Income before income taxes,
  change in accounting principle and
  extraordinary item                         849       1,233       2,271      1,930       993       819       577
Income tax expense                           312         382         714        763       330       312       172
                                        ---------   ---------   ---------  ---------  --------  --------  --------
Income before extraordinary item and
  change in accounting principle             537         851        1557       1167       663       507       405
Extraordinary item                            --          --          --         --        76       302       172
Change in accounting principle                --         (63)        (63)        --        --        --        --
                                        ---------   ---------   ---------  ---------  --------  --------  --------
Net income                                  $537        $788      $1,494     $1,167      $739      $809      $577
                                        =========   =========   =========  =========  ========  ========  ========


Net income per share:
Income before extraordinary item
  and cumulative effect of change in
  accounting principle                     $1.40       $2.35       $4.09      $3.68     $2.09     $1.60     $1.56
Extraordinary item                            --          --          --         --      0.24      0.96      0.66
Change in accounting principle                --       (0.17)      (0.17)        --        --        --        --
                                        ---------   ---------   ---------  ---------  --------  --------  --------
Net income per share                       $1.40       $2.18       $3.92      $3.68     $2.33     $2.56     $2.22
                                        =========   =========   =========  =========  ========  ========  ========

Weighted average shares outstanding      383,931     361,829     380,527    317,443   317,324   316,055   260,000

Statements of condition - averages
Securities available for sale
  and investment securities              $43,370     $41,301     $38,323    $35,487   $29,791   $20,493   $20,173
Loans, net of unearned income             47,280      49,718      48,128     45,839    38,746    36,818    31,422
Total deposits                            86,131      88,302      85,130     82,634    71,748    59,279    53,678
Long-term debt                             1,758         815         695      1,161     1,291     1,415       919
Total assets                              96,511      96,810      94,012     89,761    77,333    64,359    58,734
Total stockholders' equity                 7,497       6,625       6,906      5,894     4,405     3,981     3,761

Selected ratios
Return on average assets                    1.11  %     1.63 %      1.59 %     1.30 %    0.96 %    1.26 %    0.98 %
Return on average equity                   14.33       23.79       21.63      19.80     16.78     20.32     15.34
Net interest margin-tax equivalent          4.66        5.24        5.61       5.52      4.88      4.72      4.20
Allowance for possible loan losses to
  loans, net of unearned income             2.13        1.88        2.07       1.73      1.65      1.35      1.06
Net charge-offs to average loans,
  net of unearned income                      NM        0.11        0.13       0.27      0.39      0.38      0.65
Dividend payout                               --          --          --         --     17.18        --     25.13
Average equity to average assets            7.77        6.84        7.35       6.57      5.70      6.19      6.40
Leverage ratio                              7.75        7.09        7.90       6.93      6.04      5.96      6.15
Tier I risk-based                          15.24       11.15       14.02      11.69      8.65      8.78      9.75
Total risk-based                           16.49       13.16       15.18      12.86      9.72      9.86     10.67

NM - Not Meaningful

COMPARATIVE FINANCIAL DATA

COMPARATIVE PER SHARE INFORMATION


                                                                       Assume                          Assume
                                                                   Pooling Transaction           Purchase Transaction
                                                            -------------------------------  ----------------------------
                                       Historical               DG and                          DG and
                                 -----------------------         LBO              LBO            LBO            LBO
                                     DG          LBO          Pro Forma        Pro Forma      Pro Forma      Pro Forma
      Per Common Share              Corp       Bancorp         Combined     Equivalent (a)     Combined    Equivalent (a)
- -----------------------------    -----------  ----------    --------------  ---------------  ------------  --------------
Net Income (b)
   For the six months ended
    June 30, 1994
       Primary                        $1.95       $1.40             $1.90            $3.35         $1.86           $3.28
       Fully Diluted                   1.95        1.40              1.90             3.35         $1.86            3.28
   For the year ended
    December 31,
    1993
       Primary                         3.77        3.92              3.71             6.55          3.63            6.40
       Fully Diluted                   3.77        3.92              3.71             6.55          3.63            6.40
    1992
       Primary                         2.67        3.68              2.65             4.68           N/A             N/A
       Fully Diluted                   2.63        3.68              2.61             4.60           N/A             N/A
    1991
       Primary                         2.04        2.33              2.01             3.55           N/A             N/A
       Fully Diluted                   1.93        2.33              1.91             3.36           N/A             N/A
   Cash Dividends (c)
   For the six months ended
    June 30, 1994                       .50          --               .50              .88           .50             .88
   For the year ended
    December 31,
    1993                                .93          --               .93             1.64           .93            1.64
    1992                                .80          --               .80             1.41           .80            1.41
    1991                                .78         .40               .78             1.38           .78            1.38
   Book Value (d)
    As of June 30, 1994               24.11       19.72             23.62            41.64         23.22           40.94
    As of December 31, 1993           22.41       19.24             21.99            38.76         21.58           38.05


(a) LBO Bancorp pro forma equivalent amounts are computed by multiplying the pro forma combined amounts by the assumed Conversion Number of 1.763.

(b) Net income per common share is based on weighted average common shares outstanding.

(c) Pro forma cash dividends represent historical cash dividends of Deposit Guaranty Corp.

(d) Book value per common share is based on total period-end shareholders' equity.

MARKET PRICE AND DIVIDENDS

DIVIDEND AND MARKET INFORMATION

Deposit Guaranty's common stock is traded in the over-the-counter market under the NASDAQ symbol "DEPS" and is quoted on NASDAQ's National Market System. The following table sets forth the range of the high and low prices of the common stock, as reported by NASDAQ, and the dividends declared per share for the periods indicated.



                                                            Prices
                            Dividends               ------------------------
                            Per Share                 High           Low
                            ---------               -------        ---------
1994
First Quarter                 $ .25                  $32.00         $29.50
Second Quarter                  .25                   29.00          25.75

1993
First Quarter                 $.215                  $31.00         $26.50
Second Quarter                 .215                   35.75          26.50
Third Quarter                   .25                   32.25          28.75
Fourth Quarter                  .25                   33.00          27.00

1992
First Quarter                 $.195                  $18.88         $16.63
Second Quarter                 .195                   21.75          17.63
Third Quarter                  .195                   22.38          20.50
Fourth Quarter                 .215                   27.00          21.25

- -----------------

         Deposit Guaranty declared a two-for-one stock split in 1992. All shares outstanding and per share results are calculated assuming the split occurred at the beginning of the earliest period presented.

         LBO Bancorp is not traded on any established securities market. No cash dividends were paid by LBO Bancorp in 1993 or 1992. No cash dividends have been paid by LBO Bancorp in 1994. The Merger agreement prohibits the payment of cash dividends by LBO Bancorp prior to consumation of the Merger.

                                  INTRODUCTION

GENERAL

         This Proxy Statement/Prospectus is being furnished to shareholders of LBO Bancorp in connection with the solicitation by the Board of Directors of LBO Bancorp of proxies for use at a Special Meeting of Shareholders (the "Meeting") to be held on November __, 1994 at 9:00 a.m., local time, at the Holiday Inn Atrium, 2001 Louisville Avenue, Monroe, Louisiana, and at any adjournment or postponement thereof. At the Meeting, shareholders will consider and vote upon a proposal to approve the Merger Agreement, by and among Deposit Guaranty, CNC Acquisition Corp, a Louisiana corporation and a wholly-owned subsidiary of Deposit Guaranty, Commercial National Corporation, Commercial National Bank, a wholly-owned subsidiary of Commercial National Corporation, LBO Bancorp and its wholly-owned subsidiary Louisiana Bank, pursuant to which LBO Bancorp will be merged into CNC Acquisition Corp (the "Company Merger") and each share of LBO Bancorp Common Stock issued and outstanding immediately prior to the effective time of the Company Merger (except shares held directly or indirectly by Deposit Guaranty other than in a fiduciary capacity and Dissenting Shares, as hereinafter defined) will be converted into and exchangeable for 1.763 shares of common stock, no par value, of Deposit Guaranty Common Stock. Immediately thereafter, Louisiana Bank will merge into Commercial National Bank, a subsidiary of Deposit Guaranty. See "The Mergers."

         This Proxy Statement/Prospectus constitutes a prospectus of Deposit Guaranty with respect to the shares of Deposit Guaranty Common Stock to be issued in connection with the Mergers. The information in this Proxy Statement/Prospectus concerning Deposit Guaranty and its subsidiaries and LBO Bancorp and its subsidiary has been furnished by each of such entities, respectively.

         The principal executive office of Deposit Guaranty is located at 210 East Capitol Street, Jackson, Mississippi 39201, and its telephone number is
(601) 354-8497. The principal executive office of LBO Bancorp is located at 2002 N. 7th Street, West Monroe, Louisiana 71291, and its telephone number is
(318) 324-2000.

         This Proxy Statement/Prospectus is first being mailed to shareholders of LBO Bancorp on or about October __, 1994.

RECORD DATE; VOTING RIGHTS; PROXIES

         The Board of Directors of LBO Bancorp has fixed the close of business on October 10, 1994 as the Record Date for determining holders of outstanding shares of LBO Bancorp Common Stock entitled to notice of and to vote at the Meeting. Only holders of LBO Bancorp Common Stock of record on the books of LBO Bancorp at the close of business on the Record Date are entitled to vote at the Meeting or at any adjournment or postponement thereof. As of the Record Date, there were 386,012 shares of LBO Bancorp Common Stock issued and outstanding, each of which is entitled to one vote. Shares of LBO Bancorp Common Stock represented by properly executed proxies will be voted in accordance with the instructions indicated on the proxies or, if no instructions are indicated, will be voted FOR the proposal to approve the Merger Agreement and in the discretion of the proxy holders as to any other matter which may properly come before the Meeting or any adjournment or postponement thereof. A shareholder who has given a proxy may revoke it at any time before it is voted by filing with the Secretary of LBO Bancorp an instrument revoking it or a duly executed proxy bearing a later date, or by appearing at the Meeting and voting in person.

         Under the Louisiana BCL, approval of the Merger Agreement requires the affirmative vote of the holders of two-thirds of the shares of LBO Bancorp Common Stock present or represented by proxy at the Meeting. Executive officers, directors and affiliates of LBO Bancorp are entitled to vote 56.42% of the outstanding shares. The obligations of the parties to the Merger Agreement are subject to the condition that such affirmative vote shall have been obtained. See "The Mergers -- Conditions."

         LBO Bancorp will bear the costs of soliciting proxies from its shareholders. In addition to the use of the mail, proxies may be solicited by the directors, officers and employees of LBO Bancorp in person, or by telephone or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of LBO Bancorp Common Stock held of record by such persons, and LBO Bancorp may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

         The affirmative vote of the holders of two-thirds of the shares of CNC Acquisition Corp present or represented by proxy at a shareholders' meeting is required under the Louisiana BCL to approve the Merger Agreement. Deposit Guaranty, which owns all outstanding shares of CNC Acquisition Corp, has agreed to vote such shares in favor of the Merger Agreement.

                                  THE MERGERS

GENERAL

         The Merger Agreement provides that, subject to the satisfaction or waiver (where permissible) of certain conditions, including, among other things, the receipt of all necessary regulatory approvals, the expiration of all related waiting periods and the approval by the shareholders of LBO Bancorp, LBO Bancorp will be merged with and into CNC Acquisition Corp. See "The Mergers -- Conditions" and "The Mergers -- Regulatory Approvals." As a result of the Company Merger, the separate corporate existence of LBO Bancorp will cease and the shareholders of LBO Bancorp will become shareholders of Deposit Guaranty. The date and time when the Company Merger will be consummated is herein referred to as the "Effective Time." See "The Mergers -- Effective Time."

         The description of the Merger Agreement included in this Proxy Statement/Prospectus is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and a copy of which is attached hereto as Exhibit A.

EXCHANGE RATIO

         Upon consummation of the Mergers, LBO Bancorp will be merged with and into CNC Acquisition Corp and each share of LBO Bancorp Common Stock issued and outstanding at the Effective Time (other than shares owned by shareholders who, pursuant to the Louisiana BCL, perfect any right to receive the fair value of such shares ("Dissenting Shares")) will be converted into and exchangeable for
1.763 shares of Deposit Guaranty Common Stock (the "Exchange Ratio"). In the event that Deposit Guaranty should split or combine Deposit Guaranty Common Stock, or pay a dividend or other distribution in Deposit Guaranty Common Stock, the Exchange Ratio will be appropriately adjusted.

         The Exchange Ratio was determined by a process of arm's length negotiations involving the managements of LBO Bancorp and Deposit Guaranty and their respective financial advisors. Pursuant to the Company Merger, Deposit Guaranty will be required to issue to LBO Bancorp shareholders approximately 680,539 shares of Deposit Guaranty Common Stock, which will constitute approximately 3.7% of the shares of Deposit Guaranty Common Stock outstanding immediately after the Effective Time. This calculation does not make any adjustment for fractional shares or Dissenting Shares and is based upon the number of shares of LBO Bancorp Common Stock and Deposit Guaranty Common Stock outstanding on the Record Date.

         No fractional shares of Deposit Guaranty Common Stock will be issued in the Company Merger. Any shareholder otherwise entitled to receive a fractional share of Deposit Guaranty Common Stock will be paid a cash amount in lieu of any such fractional share. See "The Mergers -- No Fractional Shares."

RECOMMENDATION OF THE LBO BANCORP AND DEPOSIT GUARANTY BOARDS OF DIRECTORS; REASONS FOR THE MERGERS

LBO Bancorp

         1. The LBO Bancorp Board of Directors believes that the Mergers afford LBO Bancorp shareholders the opportunity to obtain fair value for their shares of LBO Bancorp Common Stock while at the same time maintaining an equity participation in a combined enterprise with greater financial resources and a more geographically diversified business.

         2. As a result of the Company Merger, former LBO Bancorp shareholders will own shares of Deposit Guaranty, a publicly traded multi-bank holding company.

         3. The Mergers should generate improved and expanded services for borrowers and depositors of LBO Bancorp.

         4. As structured, the Company Merger is expected to be treated, for federal income tax purposes, as a tax-free reorganization. See "The Mergers -- Certain Federal Income Tax Consequences."

         5. The LBO Bancorp Board of Directors received the opinion of National Capital Corporation that the consideration to be received by LBO Bancorp shareholders is fair, from a financial point of view, to such shareholders. See "The Mergers -- Fairness Opinion of LBO Bancorp's Financial Advisor and Exhibit B."

Deposit Guaranty

         1. The Deposit Guaranty Board of Directors believes that by expanding Deposit Guaranty's customer base into Louisiana, the Mergers should enhance Deposit Guaranty's earnings capacity by enabling it to deliver products and provide services to that enlarged customer base, and by permitting cost savings through consolidation of operations. In addition, the Deposit Guaranty Board of Directors believes that the combination of Deposit Guaranty and LBO Bancorp, and the Bank Merger, will allow Deposit Guaranty and LBO Bancorp to increase overall efficiency and take advantage of economies of scale in several areas.

         2. In evaluating the Mergers, the Deposit Guaranty Board of Directors considered a variety of factors, including the respective results of operations, financial condition and prospects of Deposit Guaranty and LBO Bancorp; the compatibility and complimentary nature of the respective businesses and managerial philosophies of Deposit Guaranty and LBO Bancorp; and the relative prices paid in recent acquisitions of financial institutions.

FAIRNESS OPINION OF LBO BANCORP'S FINANCIAL ADVISOR

         The LBO Bancorp Board of Directors retained the firm of National Capital Corporation to act as its financial advisor in connection with the Company Merger and to evaluate the financial terms of the Company Merger. National Capital Corporation is a financial consulting firm continually engaged in advising financial institutions in connection with mergers and acquisitions. National Capital Corporation was selected on the basis of its national reputation as experts in Louisiana community bank mergers and acquisitions. National Capital Corporation has delivered to the LBO Bancorp Board of Directors its written opinion dated October 5, 1994 that, as of the date thereof and on the basis of the matters referred to therein, the terms of the Company Merger are fair, from a financial point of view, to LBO Bancorp shareholders. No limitations were imposed by LBO Bancorp with respect to National Capital Corporation's opinion. A copy of National Capital Corporation's opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Exhibit B to this Proxy Statement/Prospectus and should be read in its entirety by LBO Bancorp shareholders. As set forth therein, National Capital Corporation has relied without independent investigation on the accuracy and completeness of the information furnished to it by LBO Bancorp or information that is publicly available.

         LBO Bancorp has agreed to pay National Capital Corporation a fee of $12,000 for its fairness opinion. LBO Bancorp has also agreed to reimburse

National Capital Corporation for certain other expenses and to indemnify National Capital Corporation against certain liabilities, including liabilities under the federal securities laws, that might arise in connection with the Company Merger. National Capital Corporation has not been engaged by LBO Bancorp in connection with prior transactions. However, National Capital Corporation was engaged by LBO Bancorp for the purpose of rendering certain advisory services relating to LBO Bancorp's review of its strategic options.

INTERESTS OF CERTAIN PERSONS IN THE MERGERS

         Upon the effective time of the Bank Merger, L. Michael Ashbrook will become a member of the Board of Directors of Commercial National Bank. Deposit Guaranty has agreed to nominate Mr. Ashbrook and elect him as a director of Commercial National Bank at the first annual meeting after the effective time of the Bank Merger. Deposit Guaranty has agreed that Clyde White, who is President of Louisian Bank and a director of LBO Bancorp, will continue his employment with Commercial National Bank at the same salary level he is currently receiving, plus the customary benefits provided to similar executives of Commercial National Bank. Clyde White currently has an agreement with Louisiana Bank that provides that if the bank terminates his employment, except termination for cause, he is entitled to receive one year's salary as a severance payment. Deposit Guaranty has agreed to continue this agreement for one year.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following discussion of the principal federal income tax consequences of the Company Merger is based on provisions of the Internal Revenue Code (the "Code"), the regulations thereunder, judicial authority, and administrative rulings and practice as of the date hereof. The obligations of Deposit Guaranty and LBO Bancorp to consummate the Company Merger are subject to the condition that they shall have received an opinion of counsel to Deposit Guaranty to the effect that the Company Merger will be treated, for federal income tax purposes, as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986.

         An LBO Bancorp shareholder who, pursuant to the Company Merger, exchanges all of the LBO Bancorp Common Stock that such holder owns solely for Deposit Guaranty Common Stock will not recognize any gain or loss upon such exchange. The aggregate tax basis of Deposit Guaranty Common Stock received by such a holder in exchange for LBO Bancorp Common Stock will equal such holder's tax basis in the LBO Bancorp Common Stock surrendered. If such shares of LBO Bancorp Common Stock are held as capital assets at the Effective Time, the holding period of the Deposit Guaranty Common Stock received will include the holding period of the LBO Bancorp Common Stock surrendered therefor. LBO Bancorp shareholders should consult their tax advisors as to the determination of their tax basis and holding period in any one share of Deposit Guaranty Common Stock, as several methods of determination may be available.

1.       CASH IN LIEU OF FRACTIONAL SHARES

         To avoid the expense and inconvenience to Deposit Guaranty of issuing fractional shares, no fractional shares of Deposit Guaranty Common Stock will be issued pursuant to the Company Merger. An LBO Bancorp shareholder who receives cash pursuant to the Company Merger in lieu of a fractional share interest will be treated as having received such fractional share pursuant to the Company Merger, and then as having exchanged such fractional share for cash in a redemption by Deposit Guaranty subject to Section 302(a) of the Code, provided that such deemed redemption is "substantially disproportionate" with respect to such LBO Bancorp shareholder or is "not essentially equivalent to a dividend." If the Deposit Guaranty Common Stock represents a capital asset in the hands of the shareholder, then the shareholder will generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount determined by the difference between the amount of cash received for such fractional share and the shareholder's tax basis in the fractional share.

2.       DISSENTERS' SHARES

         LBO Bancorp shareholders who exercise appraisal rights will be treated as having received the fair value of the LBO Bancorp Common Stock, as determined in the appraisal rights proceeding, in redemption of the LBO Bancorp Common Stock subject to the proceeding. Such deemed redemption will be subject to Section 302(a) of the Code, if such deemed redemption is 'substantially disproportionate' with respect to the LBO Bancorp shareholder who exercises appraisal rights or is 'not essentially equivalent to a dividend,' with the result that a holder who exercises appraisal rights will recognize gain or loss equal to the difference between the amount realized and such holder's tax basis in the LBO Bancorp Common Stock subject to the proceeding. Any such gain or loss recognized on such redemption will be treated as capital gain or loss if the LBO Bancorp Common Stock with respect to which appraisal rights were exercised were held as capital assets. Each LBO Bancorp shareholder who contemplates exercising appraisal rights should consult a tax advisor as to the possibility that all or a portion of the payment received pursuant to the appraisal proceeding will be treated as dividend income.

3.       BACKUP WITHHOLDING

         Unless an exemption applies under the applicable law and regulations, the Exchange Agent will be required to withhold thirty-one percent (31%) of any cash payments to which a stockholder or other payee is entitled pursuant to the Company Merger unless the stockholder or other payee provides its taxpayer identification number (social security number or employer identification number) and certifies that such number is correct. Each stockholder and, if applicable, each other payee should complete and sign the substitute Form W-9 included as part of the transmittal letter that accompanies the election form, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is established in a manner satisfactory to Deposit Guaranty and the Exchange Agent.


         THE FOREGOING CONSTITUTES ONLY A GENERAL DESCRIPTION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE COMPANY MERGER WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH LBO BANCORP SHAREHOLDER. LBO BANCORP SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE COMPANY MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

EFFECTIVE TIME

         If the Merger Agreement is approved by the requisite vote of the shareholders of LBO Bancorp and the Mergers are approved by the required regulatory agencies and the other conditions to the Mergers are satisfied or waived (where permissible), the Company Merger will become effective at the time specified in the certificate of merger to be filed with the Louisiana Secretary of State pursuant to the Business Corporation Law of Louisiana (the "Louisiana BCL"), and the Bank Merger will become effective at the time specified by the appropriate bank regulatory authorities. It is expected that the effective time of the Mergers (the "Effective Time") will occur in late 1994 or early 1995; however, there can be no assurance that the conditions to the Mergers will be satisfied or waived so that the Mergers can be consummated. See "The Mergers -- Conditions" and "The Mergers -- Amendment and Termination."

EXCHANGE OF LBO BANCORP CERTIFICATES

         As soon as practicable after the Effective Time, the Exchange Agent will mail to each holder of record of LBO Bancorp Common Stock a letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented outstanding shares of LBO Bancorp Common Stock ("LBO Certificates") in exchange for certificates representing shares of Deposit Guaranty Common Stock (the "Deposit Guaranty Certificates"), which shall specify that delivery shall be effected, and risk of loss and title to the LBO Certificates shall pass, only upon delivery of the certificates of LBO Bancorp to the Exchange Agent. Shareholders of LBO Bancorp are requested not to surrender their LBO Certificates for exchange until such letter of transmittal and instructions are received. Upon surrender of a LBO Certificate for exchange and cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such LBO Certificate shall be entitled to receive in exchange therefor a Deposit Guaranty Certificate representing the number of shares of Deposit Guaranty Common Stock to which such holder of LBO Bancorp Common Stock shall have become entitled pursuant to the Merger Agreement, and the LBO Certificate so surrendered shall forthwith be cancelled. Lost LBO Certificates shall be treated in accordance with the existing procedures of LBO Bancorp.

         No dividends or other distributions declared after the Effective Time with respect to Deposit Guaranty Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered LBO Certificate until the holder thereof shall surrender such LBO Certificate. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of an LBO Certificate, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable in respect of shares of Deposit Guaranty Common Stock represented by such LBO Certificate.

         If any Deposit Guaranty Certificate representing shares of Deposit Guaranty Common Stock is to be issued in a name other than that in which the LBO Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance of the new Deposit Guaranty Certificate representing Deposit Guaranty Common Stock that the LBO Certificate so surrendered shall be properly endorsed (or accompanied by any appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a Deposit Guaranty Certificate in any name other than that of the registered holder of the LBO Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         After the Effective Time, there will be no transfers on the stock transfer books of LBO Bancorp of the shares of LBO Bancorp Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, LBO Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for Deposit Guaranty Certificates pursuant to the terms of the Merger Agreement.

NO FRACTIONAL SHARES

         No Deposit Guaranty Certificates or scrip representing fractional shares of Deposit Guaranty Common Stock will be issued upon the surrender for exchange of LBO Certificates, no dividend or distribution with respect to Deposit Guaranty Common Stock shall be payable on or with respect to any fractional share of Deposit Guaranty Common Stock, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Deposit Guaranty. In lieu of any such fractional share, Deposit Guaranty shall pay to each former LBO Bancorp shareholder who otherwise would be entitled to receive a fractional share of Deposit Guaranty Common Stock an amount in cash determined by multiplying (i) the closing sale price of a share of Deposit Guaranty Common Stock on the day immediately preceding the Effective Time as quoted on the National Association of Securities Dealers Automated Quotation System, by (ii) the fraction of a share of Deposit Guaranty Common Stock to which such holder would otherwise be entitled.

CONDITIONS

         The respective obligations of each party under the Merger Agreement are subject, among other conditions, to (1) approval of the Merger Agreement by the affirmative vote of the holders of at least two-thirds of the shares of LBO Bancorp Common Stock, (2) the absence of any order, decree or injunction of a court or agency of competent jurisdiction enjoining or prohibiting consummation of the Mergers, (3) receipt of an opinion of Messrs. Watkins Ludlam & Stennis substantially to the effect that the transactions contemplated by the Merger Agreement will be treated for Federal income tax purposes as a tax-free reorganization under Section 368 of the Internal Revenue Code, and (4) the receipt of all necessary regulatory approvals.

         The obligations of Deposit Guaranty and it subsidiaries under the Merger Agreement are conditioned, among other conditions, on (1) receipt of an opinion from Gordon, Arata, McCollam & Duplantis, L.L.P., counsel to Louisiana Bank and LBO Bancorp primarily regarding certain corporate matters, (2) approval of the Merger Agreement and the transactions contemplated thereby by all applicable state and federal authorities in a form acceptable to Deposit Guaranty, and (3) except as noted in Schedule 6.02(h) to the Merger Agreement, the absence of any material adverse change in the financial condition or results of operations of LBO Bancorp or Louisiana Bank from the condition and results of operations indicated in the audited financial statements of LBO Bancorp or Louisiana Bank at December 31, 1993, and for the year then ended.

         The obligations of LBO Bancorp and Louisiana Bank are conditioned, among other conditions, on (1) receipt of an opinion of Messrs. Watkins Ludlam & Stennis, counsel to Deposit Guaranty, primarily regarding certain corporate matters, and (2) the absence of any material adverse change from March 31, 1994 to the Effective Time in the financial condition, results of operations, business or prospects of Deposit Guaranty's consolidated group.

AMENDMENT AND TERMINATION

         The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Company Merger by the shareholders of LBO Bancorp: (a) by mutual written consent; (b) by Deposit Guaranty, if at the time of such termination there shall be a material adverse change in the consolidated financial condition of LBO Bancorp from that set forth in LBO Bancorp's financial statements for the period ended December 31, 1993 (except as set forth in Schedule 6.02(h) to the Merger Agreement); (c) by LBO Bancorp, if at the time of such termination there shall be a material adverse change in the consolidated financial condition of Deposit Guaranty from that set forth in Deposit Guaranty's financial statements for the period ended March 31, 1994 (except as set forth in Schedule 6.03(g) of the Merger

Agreement); (d) by any party thereto, if a United States District Court shall rule upon application of the Department of Justice after a full trial on the merits or a decision on the merits based on a stipulation of facts that the transactions contemplated by the Merger Agreement violate the antitrust laws of the United States; (e) by any party thereto, if at the Meeting, the Merger Agreement shall not have been approved and adopted by the affirmative vote of the holders of at least two-thirds of the shares of LBO Bancorp Common Stock represented at the Meeting of shareholders of LBO Bancorp; (f) by Deposit Guaranty, in the event shareholders who hold more than ten percent (10%) of the outstanding shares of LBO Bancorp Common Stock dissent from the Company Merger and demand appraisal rights under Section 131 of the Louisiana BCL (See "Appraisal Rights"); or (g) by any party thereto if the Closing shall not have occurred by May 31, 1995.

         The parties may, by written agreement, amend the Merger Agreement, but after approval by LBO Bancorp shareholders of the Company Merger, there may not be, without further approval of such shareholders, any amendment, extension or waiver of the Merger Agreement which changes the amount or form of consideration to be delivered to shareholders of LBO Bancorp.

COVENANTS

         Except with the consent of Deposit Guaranty, during the period from the date of the Merger Agreement to the Effective Time: (a) Louisiana Bank and LBO Bancorp will conduct their businesses and engage in transactions only in the ordinary course and consistent with prudent banking practice; (b) no extraordinary increase shall be made in the compensation payable or to become payable by Louisiana Bank and LBO Bancorp to any officer, employee, or agent, nor shall any bonus payment be made (except pursuant to existing benefit plans), stock option be granted or extraordinary employment agreement or consulting agreement be entered into by Louisiana Bank or LBO Bancorp with any such officer, employee or agent; (c) no material assets of Louisiana Bank or LBO Bancorp shall be sold or disposed of except in the ordinary course of business; (d) no new capital commitments shall be entered into, and no capital expenditures shall be made, by Louisiana Bank and LBO Bancorp, except commitments or expenditures within existing operating and capital budgets or otherwise in the ordinary course of business; (e) neither Louisiana Bank or LBO Bancorp shall authorize or issue any shares of any class of its capital stock or any securities exchangeable for or convertible into any such shares or any options or rights to acquire any such shares, nor shall Louisiana Bank or LBO Bancorp otherwise authorize or affect any change in its capitalization; (f) LBO Bancorp shall not declare and pay any dividend to its shareholders prior to the Effective Date. Louisiana Bank shall only declare and pay such dividends as are necessary to pay normal and routine operating expenses, reasonable expenses related to this transaction and the indebtedness of LBO Bancorp to Premier Bank in the approximate amount of $71,000 and the ESOP debt of approximately $14,000.

EMPLOYEE BENEFITS

         Deposit Guaranty or Commercial National Bank will subject to compliance with applicable legal and regulatory requirements, provide coverage for all Louisiana Bank employees under all Deposit Guaranty employee benefit plans for which they are eligible, as soon as practicable after the Effective Time. All prior years of service of Louisiana Bank employees will be counted for vesting and eligibility purposes under all applicable Deposit Guaranty employee benefit plans to the extent permitted by applicable law. Any Louisiana Bank employee who, immediately prior to the Effective Time, is covered by or is a participant in a Louisiana Bank employee benefit plan listed in Schedule 3.20 to the Agreement, shall, at the Effective Time, be covered by or participate in the comparable Deposit Guaranty employee benefit plan if a comparable plan otherwise is maintained by Deposit Guaranty, and if the employee meets the eligibility requirements of the plan. At the Effective Time, or as soon as reasonably practical after receipt of a favorable determination letter from the IRS with respect to the Louisiana Bank of Ouachita Parish 401(k) Plan, such plan will be merged with and into the Retirement Savings Plan for Employees of
Deposit Guaranty Corp. and Participating Subsidiaries.   At the Effective Time,
or as soon thereafter as is reasonably practical, the parties will either cause the Louisiana Bank of Ouachita Parish Employee Stock Ownership Plan to be merged with and into the Retirement Savings Plan for Employees of Deposit Guaranty Corp. and Participating Subsidiaries, or cause the Louisiana Bank of Ouachita Parish Employee Stock Ownership Plan to be terminated and all participant accounts maintained therein distributed to, or at the direction of, their beneficial owners in an Eligible Rollover Distribution (as that term is defined in Section 402(f)(2)(A) of the Code), which distribution may be paid directly to the Trustee of the Retirement Savings Plan for Employees of Deposit Guaranty Corp. and Participating Subsidiaries, at the election of the distributee, pursuant to Section 401(a)(31) of the Code.

RESALES OF DEPOSIT GUARANTY COMMON STOCK ISSUED IN THE COMPANY MERGER;
AFFILIATES

         Deposit Guaranty Common Stock to be issued to shareholders of LBO Bancorp in connection with the Company Merger will be freely transferable under the Securities Act, except for shares issued to any affiliate (as such term is defined by Rule 145 of the Securities Act) of LBO Bancorp (the "LBO Bancorp Affiliates"). It is a condition to Deposit Guaranty's obligation to consummate the Mergers that, at or prior to the Effective Time, each person who may be deemed to be an LBO Bancorp Affiliate shall have executed and delivered to Deposit Guaranty an agreement (an "Affiliate's Letter") providing that such LBO Bancorp Affiliate will not sell, transfer or otherwise dispose of any Deposit Guaranty Common Stock obtained as a result of the Company Merger in violation of the Securities Act and the rules and regulations of the Commission thereunder. See "The Mergers -- Conditions."

ACCOUNTING TREATMENT

         Deposit Guaranty has not yet decided whether to account for the Company Merger under the purchase method or the pooling method. The decision will be based on whether Deposit Guaranty decides to issue shares in connection with the Company Merger from authorized, but unissued shares, or to acquire shares in the open market for issuance in connection with the Company Merger. If shares are acquired in the open market, the pooling method will not be available. Under the purchase method, which accounts for a business combination as the acquisition of one enterprise by another, the value of the Company's shares issued in the transaction is included in stockholders' equity and any of such amount in excess of net fair values of tangible and identifiable intangible assets of the acquired company is treated as an intangible asset on the acquiring company's financial statements. Under the pooling method, the financial statements of the combining enterprises are combined as if the two were and had been a single entity and no intangible asset is created. In summary, although the true economic effect of a transaction is the same under both accounting methods, the pooling method results in less dilution to future earnings and return on equity.

EXPENSES AND FEES

         All legal and other costs and expenses incurred in connection with the Mergers and the transactions contemplated thereby will be paid by the party incurring such costs and expenses.

REGULATORY APPROVALS

         Consummation of the Mergers is conditioned on approval by all required regulatory authorities, including approval by the OCC of the Bank Merger. The Board of Governors of the Federal Reserve System, the Louisiana Office of Financial Institutions and the Federal Deposit Insurance Corporation must review the Bank Merger and comment on the competitive factors involved. The Bank Merger may not be consummated until the expiration of thirty (30) days after approval by the OCC has been obtained. During this 30- day period, the United States Department of Justice, if it objects to the proposed Bank Merger for antitrust reasons, may file suit to enjoin the Bank Merger.

         Deposit Guaranty has requested confirmation from the Federal Reserve Bank of Atlanta that no approvals are required in connection with the Company Merger under the Bank Holding Company Act, or alternatively, a waiver of any such approval requirements.


                                APPRAISAL RIGHTS

         Section 131 of the Louisiana BCL (a copy of which is attached hereto as Exhibit C) entitles any holder of record of shares of LBO Bancorp Common Stock who files a written objection to the Company Merger before the vote to approve the Company Merger is taken at the Meeting and who votes against the Company Merger to demand in writing that LBO Bancorp pay to such shareholder the fair cash value of such shares ("Appraisal Rights"). HOWEVER, INTERESTED PARTIES SHOULD NOTE THAT, IF THE COMPANY MERGER IS APPROVED BY EIGHTY PERCENT (80%) OR MORE OF THE OUTSTANDING SHARES OF LBO BANCORP COMMON STOCK, SECTION 131 OF THE LOUISIANA BCL PROVIDES THAT NO SUCH SHAREHOLDER WILL HAVE APPRAISAL RIGHTS. A person who is a beneficial owner, but not a registered owner, of shares of LBO Bancorp Common Stock who wishes to exercise the rights of a dissenting shareholder under the Louisiana BCL cannot do so in his own name but must cause the registered owner thereof to take all required action to comply on his behalf with the procedures under Section 131 of the Louisiana BCL.

         Any shareholder of record contemplating making a demand for appraisal is urged to review carefully the provisions of Section 131 of the Louisiana BCL, particularly the procedural steps required to perfect Appraisal Rights thereunder. APPRAISAL RIGHTS WILL BE LOST IF THE PROCEDURAL REQUIREMENTS OF
SECTION 131 ARE NOT FULLY SATISFIED.

         Set forth below is a summary of the procedures relating to the exercise of Appraisal Rights. The following summary does not purport to be a complete statement of the provisions of Section 131 of the Louisiana BCL and is qualified in its entirety by reference to Exhibit C hereto and to any amendments to such sections as may be adopted after the date of this Proxy Statement/Prospectus.

FILING WRITTEN OBJECTION AND VOTE AGAINST THE COMPANY MERGER

         Before the shareholders' vote is taken on the proposal to approve the Company Merger, a shareholder of record who intends to exercise Appraisal Rights (a "Dissenter") must deliver to LBO Bancorp a written objection to the proposed Company Merger and vote the shares of LBO Bancorp Common Stock held by such Dissenter (the "Shares") against the proposed Company Merger. Such written objection may be sent to LBO Bancorp at 2002 N. 7th Street, West Monroe, Louisiana 71291. The return of a proxy card by a Dissenter with instructions to vote the Shares represented thereby against the Company Merger (or abstaining from voting) is not sufficient to satisfy the requirement of delivering written objection to LBO Bancorp. The submission of a signed blank proxy card will serve to waive Appraisal Rights.

NOTICE BY LBO BANCORP

         Promptly after the Effective Time (unless the Company Merger is approved by eighty percent (80%) or more of the outstanding shares of LBO Bancorp Common Stock), LBO Bancorp will notify each Dissenter who has purported to comply with the provisions of Section 131 that the Company Merger has become effective. The giving of such notice shall not be deemed to create any rights in the Dissenter receiving the same to demand payment for such Dissenter's Shares. The notice shall be sent by registered mail, addressed to the Dissenter at such Dissenter's last address on LBO Bancorp's records immediately prior to the Effective Time.

WRITTEN DEMAND

         Within twenty (20) days after the mailing of notice by LBO Bancorp, any Dissenter must file with LBO Bancorp a demand in writing (the "Demand") for the fair cash value of such Dissenter's Shares as of the day prior to the Meeting, stating the amount demanded and a post office address to which LBO Bancorp may reply. Simultaneously with the filing of the Demand, the Dissenter shall also deposit the certificate(s) representing the Dissenter's Shares (duly endorsed and transferred to LBO Bancorp upon the sole condition that the certificate(s) will be delivered to LBO Bancorp upon payment of the value of the Shares in accordance with Section 131) in escrow with a chartered bank or trust company located in Ouachita Parish, Louisiana (the "Escrow Bank"). Along with the Demand, the Dissenter shall deliver to LBO Bancorp a written acknowledgment of the Escrow Bank that it holds such certificate(s), endorsed as specified above. A Dissenter who fails to satisfy any of the foregoing conditions within the proper time periods will conclusively be presumed to have acquiesced in the Company Merger and will lose his Appraisal Rights. Such written demand may be sent to LBO Bancorp at 2002 N. 7th Street, West Monroe, Louisiana 71291. If LBO Bancorp does not disagree with the Dissenter's Demand, LBO Bancorp shall pay to such Dissenter the value so demanded by him for his Shares.

APPRAISAL

         If LBO Bancorp does not agree to the amount demanded by the Dissenter, or does not agree that any payment is due, it will, within twenty (20) days after receipt of such Demand and acknowledgment, notify such Dissenter in writing (1) of its disagreement with the Dissenter as to whether any payment is due or as to any disagreement with the amount demanded by the Dissenter and (2) state in the letter the value LBO Bancorp will agree to pay if any payment should be held to be due (the "Notice of Disagreement").

         Within sixty (60) days after the receipt of the Notice of Disagreement by LBO Bancorp, but not thereafter, any Dissenter who has complied with the required conditions of Section 131 may file suit against LBO Bancorp in Ouachita Parish, Louisiana (the "Louisiana District Court") demanding a determination of the fair cash value of his Shares, or within such sixty-day period but not thereafter, file suit or intervene as a plaintiff in any other such suit filed against LBO Bancorp by another Dissenter for a judicial determination of the fair cash value of such other Dissenter's Shares. If a Dissenter fails to bring or to intervene in such a suit within the applicable sixty-day period, the Dissenter will be deemed to have consented to accept either LBO Bancorp's statement that no payment is due or, if LBO Bancorp does not contend that no payment is due, to accept the value of his Shares specified by LBO Bancorp in its Notice of Disagreement. If a petition for an appraisal is timely filed, after a hearing on such petition, the Louisiana District Court will summarily determine which Dissenters, if any, are entitled to payment and will determine the fair cash value of the Shares owned by such Dissenters.

         Dissenters considering exercising Appraisal Rights should bear in mind that the fair cash value of their Shares determined under Section 131 could be more than, the same as or less than the consideration they would otherwise receive pursuant to the Merger Agreement if they do not seek appraisal of their Shares, and that opinions of financial advisors as to fairness are not opinions as to fair cash value under Section 131.

         Any Dissenter who has duly filed a Demand in compliance with Section 131 will, after filing the Demand, cease to have any of the rights of a shareholder, except those rights (e.g., the conditional right to receive the fair cash value of shares held, the conditional right to withdraw Demand, etc.) generally provided to Dissenters under Section 131.

         At any time prior to LBO Bancorp giving its Notice of Disagreement, any Dissenter shall have the right to withdraw his or her Demand and to accept the terms offered in the Company Merger; after this period, the Dissenter may withdraw his or her Demand only with the consent of LBO Bancorp. If a Demand is withdrawn, or the Louisiana District Court determines that the Dissenter is not entitled to payment for his Shares, or the Dissenter otherwise loses his Appraisal Rights, a Dissenter shall only be entitled to receive the consideration offered pursuant to the Merger Agreement.

         When the fair cash value of the Dissenter's Shares is agreed upon between the Dissenter and LBO Bancorp, or LBO Bancorp has become liable for the value demanded by the Dissenter because of its failure to give Notice of Disagreement, or the Dissenter has become bound to accept the value which LBO Bancorp agrees is due because of his failure to bring suit within sixty (60) days after receipt of the Notice of Disagreement, LBO Bancorp may, at its option, pay to the Escrow Bank the amount which the Dissenter is entitled to receive for his Shares, and LBO Bancorp shall be entitled to receive such Shares from the Escrow Bank. Any action by the Dissenter to recover such value must be brought within five (5) years from the date the value was agreed upon, or the liability of LBO Bancorp became fixed.

PAYMENT AND COSTS

         If upon the filing of any such suit or intervention LBO Bancorp deposits with the Louisiana District Court the amount, if any, which it specified in its Notice of Disagreement, and if in that notice LBO Bancorp offered to pay such amount to the Dissenter on Demand, then the costs (not including legal fees) of the suit or intervention will be taxed against the Dissenter if the amount finally awarded to the Dissenter, exclusive of interest and costs, is equal to or less than the amount so deposited; otherwise, the costs (not including legal fees) will be assessed against LBO Bancorp.

         ANY LBO BANCORP SHAREHOLDER WHO DESIRES TO EXERCISE APPRAISAL RIGHTS SHOULD CAREFULLY REVIEW THE LOUISIANA BCL AND IS URGED TO CONSULT SUCH SHAREHOLDER'S LEGAL ADVISOR BEFORE EXERCISING OR ATTEMPTING TO EXERCISE SUCH RIGHTS.




                     COMPARISON OF THE RIGHTS OF HOLDERS OF
           LBO BANCORP COMMON STOCK AND DEPOSIT GUARANTY COMMON STOCK

         LBO Bancorp is incorporated in the State of Louisiana and Deposit Guaranty is incorporated in the State of Mississippi. Shareholders of LBO Bancorp, whose rights as shareholders are currently governed by Louisiana law and by LBO Bancorp's Articles of Incorporation (the "LBO Bancorp Articles") and Bylaws, will, upon consummation of the Company Merger, become shareholders of Deposit Guaranty and their rights as such will be governed by Mississippi law and by Deposit Guaranty's Articles of Incorporation (the "Deposit Guaranty Articles") and Bylaws.

         Certain significant differences between the rights of shareholders of LBO Bancorp and shareholders of Deposit Guaranty are set forth below. This summary is not intended to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by the Louisiana BCL and the Mississippi Business Corporation Act (the "Mississippi BCA") and by the Articles of Incorporation and Bylaws of LBO Bancorp and Deposit Guaranty, respectively, to which LBO Bancorp shareholders are referred.

AUTHORIZED SHARES OF CAPITAL STOCK; DIVIDEND RIGHTS

         The LBO Bancorp Articles authorize the issuance of 410,000 shares of LBO Bancorp Common Stock. As of the date of this Proxy Statement/Prospectus, 386,012 shares of LBO Bancorp Common Stock were issued and outstanding.

         The Deposit Guaranty Articles authorize the issuance of 50,000,000 shares of Deposit Guaranty Common Stock and 10,000,000 shares of Class A Voting Preferred Stock and 10,000,000 shares of Class B Non-Voting Preferred Stock (together, "Deposit Guaranty Preferred Stock"). The Board of Directors of Deposit Guaranty is authorized to provide for the issuance of Deposit Guaranty Preferred Stock from time to time in series and, as to each series, to fix the number of shares in such series and the voting, dividend, redemption, liquidation, retirement and conversion provisions applicable to the shares of such series. As of the date of this Proxy Statement/Prospectus, no shares of Deposit Guaranty Preferred Stock were issued and outstanding.

         During the time that any series of Deposit Guaranty Preferred Stock is outstanding, no dividends may be declared or paid on Deposit Guaranty Common Stock, unless dividends on all outstanding shares of Deposit Guaranty Preferred Stock for the current and all past dividend periods have been declared and paid or provision made for payment thereof. Dividends with respect to Deposit Guaranty Preferred Stock are required to be cumulative.

VOTING RIGHTS

         Pursuant to LBO Bancorp's Bylaws, each outstanding share of LBO Bancorp stock, regardless of class, is entitled to one vote on each matter submitted to a vote, except to the extent that the voting rights of the shares of any class are limited or denied by the laws of the State of Louisiana. Holders of such shares do not have cumulative voting rights.

         Pursuant to the Mississippi BCA and Deposit Guaranty's Bylaws, each outstanding share of Deposit Guaranty stock is entitled to one vote on each matter submitted to a vote. However, in connection with the election of directors, holders of Deposit Guaranty Common Stock have cumulative voting rights. Pursuant to the Deposit Guaranty Bylaws, every shareholder entitled to vote in the election of directors shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected, or to cumulate his votes by giving one candidate the number of votes equal to the number of directors to be elected multiplied by the number of his shares, or by distributing such votes on the same principle among any number of candidates.

APPRAISAL RIGHTS

         The Louisiana BCL provides appraisal rights to shareholders in connection with mergers and consolidations and the sale, lease or exchange of all of the corporation's assets, if such are approved by less than eighty percent (80%) of a corporation's total voting power. Appraisal rights are not available under the Louisiana BCL in the case of: (1) a sale pursuant to a court order; (2) a sale for cash requiring distribution of all or substantially all of the net proceeds to shareholders in accordance with their respective interests within one (1) year of the date of the sale; and (3) shareholders holding shares of any class of stock which, at the record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting of shareholders at which a merger or consolidation was acted on, were listed on a national securities exchange unless the shares of such shareholders were not converted by the merger or consolidation solely into shares of the surviving or new corporation.

         The Mississippi BCA provides appraisal rights to shareholders in any of the following corporate actions: (1) a merger if shareholder approval is required or if the corporation is a subsidiary that merges with its parent; (2) a plan of share exchange if the corporation is being acquired and the shareholder is entitled to vote; and (3) a sale or exchange of all or substantially all of the property of the corporation that is not in the usual and regular course of business, but not including a court ordered sale or sale pursuant to a plan where the shareholders will receive the proceeds within one
(1) year after the date of sale.

LIMITATIONS ON DIRECTORS' AND OFFICERS' LIABILITY

         Deposit Guaranty's Articles and Bylaws do not contain any provision limiting the personal liability of Deposit Guaranty's directors and officers for monetary damages resulting from breach of fiduciary duty.

         LBO Bancorp's Articles provide that no director or officer of LBO Bancorp shall be personally liable to LBO Bancorp or its shareholders for monetary damages resulting from breach of fiduciary duty, except for liability for (a) breach of the director's or officer's duty of loyalty to its shareholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payment of dividends, distribution of assets, or purchase or redemption of LBO Bancorp shares, or (d) any transaction from which the director or officer derived an improper personal benefit. LBO Bancorp's Articles further provide that, in the event the Louisiana BCL is amended to authorize corporate action further limiting or eliminating the personal liability of directors and officers then the liability of each director and officer of LBO Bancorp shall be limited or eliminated to the full extent permitted under Louisiana law.

SUPERMAJORITY VOTING REQUIREMENTS

         Deposit Guaranty's Articles require that any Business Combination (as defined below) involving Deposit Guaranty or a subsidiary of Deposit Guaranty and an Interested Shareholder (as defined below) or any affiliate or associate of an Interested Shareholder or any person that following such transaction would be an affiliate or associate of an Interested Shareholder be approved by the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast by the holders of all the then outstanding shares of voting stock of Deposit Guaranty, excluding shares held by the Interested Shareholder, unless the transaction is approved by a majority of the Continuing Directors (as defined below) or unless certain fair price and procedural requirements are satisfied.

         An "Interested Shareholder" is defined to include any person (other than Deposit Guaranty, certain Deposit Guaranty subsidiaries, employee benefit plans of Deposit Guaranty and the trustees of such plans) who (a) is or has announced a plan to become the beneficial owner of ten percent (10%) or more of the voting stock of Deposit Guaranty, or (b) is an affiliate or associate of Deposit Guaranty who has, within the past two (2) years, been the beneficial owner of ten percent (10%) or more of Deposit Guaranty's voting stock. A person is the "beneficial owner" of voting stock which such person, directly or indirectly, owns or has the right to acquire or vote.

         A "Business Combination" includes the following: (a) a merger or consolidation of Deposit Guaranty or any subsidiary with an Interested Shareholder; (b) any sale, disposition or other arrangement (including investments, loans, advances, guarantees, extensions of credit, creation of security interests and joint ventures) with or for the benefit of an Interested Shareholder involving assets or securities having a fair market value (or involving aggregate commitments) of $10,000,000 or more or constituting more than five percent (5%) of the book value of the total assets (in the case of transactions involving assets or commitments other than capital stock) or five percent (5%) of the shareholders' equity (in the case of transactions in capital stock) of the entity in question, as reflected in the most recent fiscal year-end consolidated balance sheet of such entity existing at the time the shareholders of Deposit Guaranty would be required to approve or authorize such transaction; (c) the adoption of any plan or proposal for the liquidation or dissolution of Deposit Guaranty or for any amendment to Deposit Guaranty's Bylaws; or (d) any reclassification of securities, recapitalization, merger with a subsidiary or other transaction which has the effect, directly or indirectly, of increasing an Interested Shareholder's proportionate share of the outstanding capital stock of Deposit Guaranty or a subsidiary.

         "Continuing Director" means: (i) any member of the Deposit Guaranty Board of Directors who is not affiliated with an Interested Shareholder and who either (a) was a Deposit Guaranty director prior to the time the Interested Shareholder became an Interested Shareholder, or (b) was a Deposit Guaranty director on April 30, 1986 and has been a Deposit Guaranty director continuously since; and (ii) any successor of a Continuing Director who is not affiliated with an Interested Shareholder and who was recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors.

         LBO Bancorp's Articles and Bylaws contain no comparable provisions which would require a vote greater than that otherwise required by the Louisiana BCL (i.e., the affirmative vote of at least two-thirds of the voting power present) to approve any merger or consolidation or sale of substantially all assets.

REMOVAL OF DIRECTORS

         LBO Bancorp's Bylaws provide that LBO Bancorp shareholders may remove a director upon the affirmative vote of shareholders holding a majority of the total voting power at any special meeting called for that purpose, even though the director's term has not expired.

         Deposit Guaranty's Articles provide that Deposit Guaranty shareholders may remove a director with or without cause, but only at a meeting expressly called for that purpose and upon the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all shares of stock entitled to vote generally in the election of directors, and in the event that less than the entire Board is to be removed, no one of the directors may be removed if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the class of directors of which he is a part.

VACANCIES IN THE BOARD OF DIRECTORS

         Under LBO Bancorp's Bylaws, any vacancy occurring in the LBO Bancorp Board of Directors (including any vacancy resulting from an increase in the authorized number of directors) may be filled by a majority vote of the remaining directors even though such remaining directors constitute less than a quorum, provided that the shareholders shall have the right at a special meeting called for that purpose prior to such action by the Board, to fill the vacancy.

         Under Deposit Guaranty's Bylaws, any vacancy, including one occurring as a result of an increase in the number of directors, may be filled only by the shareholders.

AMENDMENT OF CERTAIN BYLAW PROVISIONS

         The LBO Bancorp Board of Directors or the LBO Bancorp shareholders may amend or repeal the corporation's bylaws.

         Under the Mississippi BCA, the board of directors has the power to amend or repeal the bylaws of a Mississippi corporation such as Deposit Guaranty, unless such power is expressly reserved for the shareholders.
Deposit Guaranty's Articles provide that an amendment to the Articles of Incorporation or the Bylaws relating to composition of the Board of Directors and removal of directors must be approved by the affirmative vote of at least eighty percent (80%) of the shareholders (the same proportion required in order to effect the removal of a director), excluding (except for purposes of determining whether a quorum is present) those shares beneficially owned by any Interested Shareholder.


                       INFORMATION CONCERNING LBO BANCORP

         LBO Bancorp, a business corporation organized under the laws of Louisiana, was incorporated in October, 1982 to acquire all of the stock of Louisiana Bank of Ouachita Parish (now Louisiana Bank) pursuant to a reorganization that was consummated in 1983. From that date to the present, Louisiana Bank has been LBO Bancorp's principal subsidiary. As of June 30, 1994, LBO Bancorp had total assets of $95.6 million, total deposits of $85.8 million, total loans of $47.1 million and shareholders' equity of $7.4 million. LBO Bancorp's executive offices are located at 2002 N. 7th Street, West Monroe, Louisiana 71291. Louisiana Bank, a Louisiana banking association, is a full service commercial bank offering consumer and commercial banking services primarily in Ouachita Parish, Louisiana. It operates a main office at 2002 N. 7th Street, West Monroe, Louisiana, has one mini-branch office located in West Monroe and three full service branch offices in Monroe, Louisiana. Major services provided by Louisiana Bank include consumer financing, commercial lending, credit card services, savings and checking accounts for individuals, businesses and public bodies and the offering of certificates of deposit and individual retirement accounts. All deposit accounts are insured by the FDIC to the maximum legal limits. Credit services offered by Louisiana Bank include secured and unsecured commercial loans, Small Business Administration loans, agricultural loans, real estate loans and consumer loans.

         Louisiana Bank's deposits represent a cross-section of the area's economy and there is no material concentration of deposits from any single customer or group of customers. No significant portion of Louisiana Bank's loans is concentrated within a single industry or group of related industries. There are no material seasonal factors that would have any adverse effect on Louisiana Bank. Louisiana Bank does not rely on foreign sources of funds or income.

           MARKET PRICES OF AND DIVIDENDS ON LBO BANCORP COMMON STOCK

         LBO Bancorp is not traded on any established securities market. As of August 31, 1994, there were 227 holders of record of LBO Bancorp Common Stock. No cash dividends were paid in 1993 or 1992. No cash dividends have been paid in 1994. The Merger Agreement prohibits the payment of cash dividends by LBO Bancorp prior to consummation of the Mergers.


                   PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP
                          OF MANAGEMENT OF LBO BANCORP

         The following table indicates the beneficial ownership as of August 31, 1994 unless otherwise indicated below, of LBO Bancorp's Common Stock by each director, the CEO of Louisiana Bank and the four (4) most highly compensated executive officers of Louisiana Bank other than the CEO of Louisiana Bank, by each person known by LBO Bancorp to be the beneficial owner of more than five percent (5%) of the Company's outstanding shares, and by all directors and executive officers of LBO Bancorp as a group.

Name and Address of                        Amount and Nature
Beneficial Owner                           of Beneficial Ownership              Percent of Class
- -------------------                        -----------------------              ----------------
L. Michael Ashbrook, Chairman,
 President and CEO                                 81,400                          21.09
P. O. Box 1512
Monroe, Louisiana  71210-1512

Lamar Buffington, Director                         13,256                           3.43
P. O. Box Drawer 7420
Monroe, Louisiana  71211-4107

J. Lester Duncan, Director                         11,346                           2.94
P. O. Box 4107
Monroe, Louisiana  71211-4101

J. William Kight, III, Director                    13,906                           3.60
2909 Cameron
Monroe, Louisiana  71201-3713

William H. Krutzer, III, Director                  35,760(1)                        9.26
P. O. Box 4803
Monroe, Louisiana  71211-4803

Johnny B. Mitchell, Director                       13,718(2)                        3.50
904 Meadowbrook
West Monroe, Louisiana  71291-5035

Jerry W. Thomas, Director                           5,527                           1.43
P. O. Drawer 2110
Monroe, Louisiana  71207-2110

- -----------------------------------

     (1) Of the total 35,760 shares, 6,128 are owned by family members and 25, 342 are owned by WHK, Inc., a company owned by Mr. Krutzer.

     (2) Of the total 13,718 shares, 343 are owned by Mr. Mitchell's wife and 193 are owned by Mr. Mitchell's son.

Robert W. Young, Director                          22,575                           5.85
P. O. Box 215
West Monroe, Louisiana  71294-0215

Clyde R. White, Director,                          11,171(3)                        2.89
 President and CEO of Louisiana Bank
P. O. Box 2256
West Monroe, Louisiana  71207-2110

Wayne L. Aswell, Executive Officer                    626(4)                         .16
 of Louisiana Bank
141 Ford Drive
Choudrant, Louisiana  71227

Sally A. Brown, Executive Officer                   3,913(5)                        1.01
 of Louisiana Bank
701 Wall Williams Road
West Monroe, Louisiana  71291-4759

Raymond Guillot, Executive Officer                  2,446(6)                         .63
 of Louisiana Bank
110 Lemont Drive
West Monroe, Louisiana  71291-4730

Robert E. Schott, Executive Officer                 2,384(7)                         .62
 of Louisiana Bank
355 Forty Oaks Farm Road
West Monroe, Louisiana  71291-9096

ALL DIRECTORS AND EXECUTIVE                       218,028                          56.42
OFFICERS AS A GROUP

Lallage Feazel Wall                                23,029(8)                        5.97
By William G. Anderson and
H. F. Anderson, Curators
333 Texas Street, Suite 2121
Shreveport, Louisiana  71101-5302

- -----------------------------------

     (3) Of the total 11,171 shares, 619 are in a self-directed IRA and 1,777 represent Mr. White's vested interest in the Company's ESOP.

     (4) Of the total 626 shares, all represent Mr. Aswell's vested interest in the Company's ESOP.

     (5) Of the total 3,913 shares, 929 represent Mrs. Brown's vested interest in the Company's ESOP.

     (6) Of the total 2,446 shares, 1,246 represent Mr. Guillot's vested interest in the Company's ESOP.


     (7) Of the total 2,384 shares, 994 represent Mr. Schott's vested interest in the Company's ESOP.


     (8) Except for the directors noted above, Mrs. Wall is the only shareholder owning more than 5% of LBO Bancorp's issued and outstanding shares.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                              OF LBO BANCORP, INC.





         The following discussion and analysis of the financial condition and results of operations of LBO Bancorp, Inc. (LBO), should be read in conjunction with the consolidated financial statements, accompanying footnotes, and other supplemental financial information appearing elsewhere in this prospectus.


1993 COMPARED WITH 1992 AND 1991

BALANCE SHEET

         Total assets were $94.5 million at December 31, 1993 compared to $92.3 million in 1992 and $90.0 million in 1991. Total loans, net of unearned income, increased to $48.4 million compared to $47.8 million in 1992 and $40.6 million in 1991.

         Total deposits remained constant at $84.5 million at year-end 1993 and 1992 compared to $83.6 million in 1991. Demand and savings deposits reflected a continuous increase over the period, while time deposits decreased. Total stockholders' equity for year-end 1993 was $7.3 million compared to $5.8 million and $4.4 million for year-end 1992 and 1991, respectively.

NET INCOME

         LBO's net income increased to $1.5 million for 1993 compared to $1.2 million in 1992 and $739 thousand in 1991. Net income per share rose 7% to $3.92 in 1993 compared to $3.68 in 1992. Net income per share in 1992 reflects an increase of 58% compared to 1991's net income per share of $2.33. The increase in net income for the period 1991 through 1993 is primarily due to an increase in the net interest margin.

NET INTEREST INCOME

         Net interest income is the largest component of LBO's net income and represents income earned on interest-earning assets less the cost of interest-bearing liabilities. Net interest income increased to $4.9 million in
1993 as compared to $4.6 million in 1992 and $3.5 million in 1991.   LBO has
maintained net interest margins of 5.61%, 5.52% and 4.88% during 1993, 1992 and 1991, respectively. These increases from year to year were primarily a result of an increase in the interest spread which is the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities. The increase in the interest spread resulted primarily from the interest rates paid by LBO on deposit liabilities decreasing more rapidly than the yields on interest-earning assets in response to declining market rates during 1991 and 1992.

Decreases in the percentage of interest-earning assets funded by interest-bearing liabilities from 89.33% in 1991 to 87.37% in 1992 and to 85.69% in 1993 also contributed to increases in the net interest margin.

ALLOWANCE AND PROVISION FOR POSSIBLE LOAN LOSSES

LBO BANCORP AND SUBSIDIARIES
ANALYSIS OF ALLOWANCE FOR LOAN LOSSES
(In Thousands)

The following table summarizes the activity in the allowance for possible loan losses over the past five years.


                                               Six Months
                                             Ended June 30,             Year Ended December 31,
                                             ---------------  ------------------------------------------------
                                                  1994          1993      1992      1991      1990      1989
                                             ---------------  --------  --------  --------  --------  --------
Balance at beginning of period                       $1,002      $826      $671      $533      $388      $401
                                             ---------------  --------  --------  --------  --------  --------

    Charge-offs:
    Commercial, financial and
       agricultural                                      --         2        49        28       169       142
    Real estate                                          --        36        42        58        68        88
    Consumer                                             14        73       101       133        81        48
                                             ---------------  --------  --------  --------  --------  --------
        Total charge-offs                                14       111       192       219       318       278
                                             ---------------  --------  --------  --------  --------  --------

    Recoveries:
    Commercial, financial and
       agricultural                                       2        12        17         6       153        26
    Real estate                                           3        16        10        13        14        46
    Consumer                                              9        20        40        48        13         3
                                             ---------------  --------  --------  --------  --------  --------
        Total recoveries                                 14        48        67        67       180        75
                                             ---------------  --------  --------  --------  --------  --------

    Net charge-offs                                       0        63       125       152       138       203
    Provision for possible loan losses                    0       239       280       290       283       190
                                             ---------------  --------  --------  --------  --------  --------
Balance at end of period                             $1,002    $1,002      $826      $671      $533      $388
                                             ===============  ========  ========  ========  ========  ========

Total loans outstanding:
    End of period                                   $47,095   $48,465   $47,917   $40,852   $36,953   $34,521
    Average                                          47,280    48,128    45,839    38,746    36,318    31,422

Ratios:
    Allowance for possible loan losses
      to end of period total loans                     2.13%     2.07%     1.73%     1.65%     1.44%     1.12%
    Allowance for possible loan losses
      to net charge-offs                                 NM     1,590       661       441       386       191
    Allowance for possible loan losses
      to nonperforming loans                            173       219       171        99       233        90
    Net charge-offs to average total loans               NM      0.13      0.27      0.39      0.38      0.65
    Recoveries to prior year charge-offs              12.61     25.00     30.59     21.07     64.75     26.88


NM - Not Meaningful


         LBO maintains its allowance for possible loan losses (allowance) at a level that is considered sufficient to absorb losses in the loan portfolio. The allowance is increased by the provision for possible loan losses (provision) and by recoveries of previously charged-off loans and decreased by loan charge-offs.

         LBO performs a monthly assessment of the adequacy of the allowance for possible loan losses which determines a required allowance level for the period based on historical trends in the portfolio and other factors. Other factors include management's assessment of the economic conditions, political conditions, levels of nonaccrual and other problem credits, and the level of credit management. This required allowance amount is compared to the actual allowance to determine whether a provision is necessary. If necessary, a provision is used to adjust the current allowance balance to the required amount. The provision for possible loan losses was $239 thousand for 1993 compared to $280 thousand in 1992 and $290 thousand in 1991.

         The allowance at December 31, 1993 was $1.0 million or 2.07% of total loans. The allowance was $826 thousand at December 31, 1992 or 1.73% of total loans and $671 thousand or 1.65% at December 31, 1991.

         Net charge-offs for 1993 were $63 thousand compared to $124 thousand for 1992 and $152 thousand for 1991. These decreases from year to year reflect increasingly positive trends in economic conditions and credit quality for the period.

NONPERFORMING ASSETS

The amounts of nonperforming assets at the indicated dates are shown in the following table. (In Thousands)


                                                                          December 31,
                                            June 30,  -----------------------------------------------------
                                             1994       1993       1992       1991       1990       1989
                                           ---------  ---------  ---------  ---------  ---------  ---------
Nonaccrual loans                               $320       $190       $191       $330       $187       $344
Restructured loans                              259        268        292        346         42         88
                                           ---------  ---------  ---------  ---------  ---------  ---------
   Nonperforming loans                          579        458        483        676        229        432
Other real estate                                92        111        211        229        319        276
                                           ---------  ---------  ---------  ---------  ---------  ---------
   Nonperforming assets                        $671       $569       $694       $905       $548       $708
                                           =========  =========  =========  =========  =========  =========

Accruing loans past due
  90 days or more                              $254       $148        $85         --         --        $46



LBO's nonperforming assets consist of loans for which interest is no longer being accrued, restructured loans, and other real estate. LBO's nonperforming assets at December 31, 1993 were $569 thousand which represents an 18% decrease compared to 1992 and a 23% decrease from 1991 to 1992. This decrease was largely a result of decreases in nonaccrual loans and restructured loans. Nonaccrual loans for December 31, 1993 were $190 thousand as compared to $191 thousand and $330 thousand for 1992 and 1991, respectively. Restructured loans decreased from $346 thousand at December 31, 1991 to $292 thousand at December 31, 1992 and $268 thousand at December 31 1993.

NONINTEREST INCOME

         Noninterest income for 1993 reached $1.2 million, up from $847 thousand in 1992 and $627 thousand in 1991. The increase in noninterest income in 1993 is primarily a result of a gain of $40 thousand on the sale of investments and a gain of $142 thousand on the sale of assets. Sales of investment securities in 1992 and 1991 resulted in losses of $105 thousand and $269 thousand, respectively.


NONINTEREST EXPENSE

         Total noninterest expense was $3.6 million for 1993 compared to $3.3 million in 1992 and $2.9 million in 1991. This increase is largely a result of increases in salaries of 14% from 1992 to 1993 and 13% from 1991 to 1992. Employee benefits increased 24% from 1992 to 1993 primarily as a result of a 25% increase in hospitalization benefits. Also, other operating expense increased from 1992 to 1993 as a result of a $36 thousand increase in directors fees for the period.

LOANS

Loans outstanding at the indicated dates are shown in the following table classified by type of loan. (In Thousands)


                                                            December 31,
                              June 30,  -----------------------------------------------------
                               1994       1993       1992       1991       1990       1989
                             ---------  ---------  ---------  ---------  ---------  ---------
Commercial, financial
  and agricultural             $6,814     $6,984     $6,750     $7,321     $6,206     $7,846
Real estate - construction        693        595        696        627        685        656
Real estate - mortgage         30,997     31,835     31,635     23,820     21,486     19,201
Consumer                        8,591      9,051      8,836      8,839      8,576      6,818
                             ---------  ---------  ---------  ---------  ---------  ---------
                              $47,095    $48,465    $47,917    $40,607    $36,953    $34,521
                             =========  =========  =========  =========  =========  =========


The following table shows the amounts of loans, excluding consumer and real estate mortgage loans, in certain categories outstanding as of December 31, 1993, which based on remaining scheduled repayments of principal, are due in the periods indicated (in Thousands). Also, the amounts due after one year are classified according to their sensitivity to changes in interest rates.




                                                           Maturing
                                         --------------------------------------------
                                                       After 1 Yr. But
                                         Within 1 Yr.  Less Than 5 Yrs.  After 5 Yrs.     Total
                                         ------------  ----------------  ------------  ------------
Commercial, financial and agricultural        $2,613            $3,357        $1,014        $6,984
Real Estate - Construction                       222               373        -               $595
                                         ------------  ----------------  ------------  ------------
                                              $2,835            $3,730        $1,014        $7,579
                                         ============  ================  ============  ============




                                                                    Interest Sensitivity
                                                       --------------------------------------------
                                                          Fixed Rate     Variable Rate    Total
                                                       ----------------  ------------  ------------
Loans with maturities over one year:
   Commercial, financial and agricultural                       $2,429        $1,942        $4,371
   Real Estate - Construction                                      287            86           373
                                                       ----------------  ------------  ------------
                                                                $2,716        $2,028        $4,744
                                                       ================  ============  ============

         Loans are LBO's largest component of interest-earning assets. Loans increased $548 thousand to $48.5 million at December 31, 1993 from the prior year-end. Average total loans increased from $38.7 million in 1991 and $45.8 million in 1992 to $48.1 million in 1993. Average total loans consistently represented 54% of interest-earning assets for the period 1991 through 1993. Loans secured by real estate of $32.4 million are the largest category of total loans at December 31, 1993. This category for 1993 contains $18.3 million of loans for one-to-four family residential properties, $12.8 million of loans for nonfarm nonresidential properties, and $696 thousand of loans for construction and land development. Additionally, this category contains various other loans secured by real estate. Included in loans secured by real estate are residential mortgage loans which increased 33% from 1991 to 1992. This increase was primarily a result of an increase in mortgage loans held for sale.

COMPARISON OF SIX MONTHS ENDED JUNE 30, 1994 AND 1993


BALANCE SHEET

         Total assets were $95.6 million at June 30, 1994, compared to $94.5 million at December 31, 1993. Total loans decreased $1.3 million from $48.4 million at December 31, 1993 to $47.1 million at June 30, 1994. The decrease in loans was largely a result of decreases in real estate - mortgage loans and consumer loans. Real estate - mortgage loans decreased $838 thousand from December 31, 1993 to June 30, 1994 while consumer loans decreased $460 thousand during the same period.

         Total deposits increased from $84.5 million at December 31, 1993 to $85.8 million at June 30, 1994. This increase in total deposits is primarily due to an increase of $1.4 million in interest-bearing deposits for the aforementioned period. Total stockholders' equity was $7.4 million at June 30, 1994 compared to $7.3 million at December 31, 1993. Stockholders' equity for June 30, 1994 included a $538 thousand unrealized loss, net of deferred taxes, on available for sale securities as a result of implementing SFAS No. 115.


NET INCOME

         Net income for the six months ended June 30, 1994 was $537 thousand, a decrease from $788 thousand for the same period in 1993.


NET INTEREST INCOME

         Net interest income for the six months ended June 30, 1994 was $2.2 million compared to $2.4 million for the six months ended June 30, 1993. This decrease in net interest income is primarily a result of a $225 thousand decrease in interest and fees on loans for June 30, 1994 compared to June 30, 1993.

PROVISION FOR POSSIBLE LOAN LOSSES

         For the first six months of 1994, as a result of management's assessment of the adequacy of the allowance, LBO did not record a provision for possible loan losses. This compares to a $150 thousand provision for the first six months of 1993.

         The allowance for possible loan losses at June 30, 1994 was $1.0 million or 2.13% of total loans and 173% of nonperforming loans outstanding. The allowance for the same period in 1993 was $921 thousand or 1.82% of total loans. The allowance at December 31, 1993 was also $1.0 million. The allowance as a percentage of total loans was 2.07% and 219% of nonperforming loans.

         There were no net charge-offs for the first six months of 1994 as charge-offs and recoveries were both $14 thousand for the period. This compares to net charge-offs of $63 thousand at December 31, 1993.

NONINTEREST INCOME

         Noninterest income for the six months ended June 30, 1994 was $451 thousand compared to $654 thousand for the same period in 1993. This decrease was primarily a result of decreases in other fee income due to the sale of assets in 1993.


NONINTEREST EXPENSE

         Noninterest expense for the first six months of 1994 was $1.8 million compared to $1.7 million for the first six months of 1993. This increase reflects a $21 thousand increase in salaries and employee benefits which represents normal salary and benefit increases.

SUBSEQUENT EVENT

         During the third quarter of 1994, LBO sold approximately 59% of its available for sale portfolio for a net loss of approximately $803 thousand. All securities available for sale with an average life over two years were sold. The proceeds from this sale were reinvested in one year treasury notes.

LIQUIDITY

         Liquidity needs include the ability to raise funds to meet deposit withdrawals, customer borrowing needs and to maintain adequate reserve levels. Adequate liquidity is maintained through LBO's ability to convert assets into cash, manage the maturities of liabilities and generate funds. The maturing of assets, the issuance of liabilities and the growth of core relationship deposits all serve to enhance liquidity. LBO relies largely on core deposits acquired through customer relationships to fund loan demand and long-term investments. Core deposits are comprised of non-interest bearing consumer and commercial deposits and interest bearing consumer savings deposits.


CAPITAL ADEQUACY GUIDELINES

         The Federal Reserve has adopted capital adequacy guidelines for bank holding companies and banks that are members of the Federal Reserve System and subject to its regulation.

         Bank holding companies are required to comply with the Federal Reserve's risk-based capital guidelines. The minimum ratio of total capital to risk-weighted assets, including off-balance sheet items (i.e., standby letters of credit), is 8%. At least half the capital is to be comprised of common equity, retained earnings, and a limited amount of noncumulative perpetual preferred stock, certain other instruments, and a limited amount of allowance for possible loan losses (tier 1 capital). Under these guidelines, LBO's tier 1 and total capital ratios were 14.02% and 15.18% for December 31, 1993 as compared to 11.69% and 12.86% for December 31, 1992 and 8.65% and 9.72% for December 31, 1991. LBO's tier 1 and total capital ratios for the six months ended June 30, 1994 were 15.24% and 16.49%.

         In addition to the risk-based capital guidelines, the Federal Reserve has adopted a minimum leverage ratio, under which a bank holding company must maintain a minimum level of Tier 1 capital to average total consolidated assets of at least 3% in the case of a bank holding company which has the highest regulatory examination rating and is not contemplating significant growth or expansion. All other bank holding companies are expected to maintain a ratio
of at least 100 to 200 basis points above the stated minimum.   LBO's leverage
ratios for June 30, 1994 and December 31, 1993, 1992, and 1991 were 7.75%, 7.90%, 6.93% and 6.04%, respectively.

FUTURE ACCOUNTING TREATMENT

         In May 1993, the Financial Accounting Standards Board issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 requires a creditor to measure impaired and restructured loans at the present value of expected future cash flows, discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. For purposes of this Statement, a loan is considered impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. SFAS No. 114 is effective for fiscal years beginning after December 15, 1994. Adoption of this statement is not expected to have a material impact on the consolidated financial statements of LBO.

                                 LEGAL OPINION

         The validity of the shares of Deposit Guaranty Common Stock offered hereby will be passed upon for Deposit Guaranty by Watkins Ludlam & Stennis of Jackson, Mississippi.


                                    EXPERTS

         The consolidated financial statements of Deposit Guaranty Corp. as of December 31, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1993, and the consolidated financial statements of LBO Bancorp as of December 31, 1992, and for the year then ended, have been included or incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, also included or incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         With respect to the unaudited interim financial information of Deposit Guaranty Corp. for the periods ended June 30, 1994 and March 31, 1994, incorporated by reference herein, KPMG Peat Marwick LLP, the independent certified public accountants, have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in Deposit Guaranty Corp.'s quarterly reports on Form 10-Q for the quarters ended June 30, 1994 and March 31, 1994, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of sections 7 and 11 of the Act.

         The consolidated financial statements of LBO Bancorp as of December 31, 1993, and 1991, and for the years then ended, have been included herein and in the registration statement in reliance upon the reports of Donald, Tucker and Betts, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                                 OTHER MATTERS

         As of the date of this Proxy Statement/Prospectus, the Board of Directors of LBO Bancorp knows of no matters which will be presented for consideration at the Meeting other than as set forth in the Notice of such meeting attached to this Proxy Statement/Prospectus. However, if any other matters shall come before the Meeting or any adjournment or postponement thereof and be voted upon the enclosed proxy shall be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




To the Board of Directors and Stockholders
LBO Bancorp, Inc. and Subsidiaries
West Monroe, Louisiana

     We have audited the accompanying consolidated balance sheets of LBO Bancorp, Inc. and Subsidiaries as of December 31, 1993 and the related consolidated statements of operations, changes in stockholders' equity, and cash flow for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an option on these consolidated financial statements based on our audit. The year 1992, was audited by other auditors whose report thereon dated January 15, 1993, expressed an unqualified opinion on these statements.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LBO Bancorp, Inc. and Subsidiaries as of December 31, 1993, and the results of their operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.



                                        /s/Donald, Tucker & Betts
                                        DONALD, TUCKER & BETTS

Monroe, Louisiana
January 28, 1994


                                    F-1(a)

                          Independent Auditors' Report


The Board of Directors
LBO Bancorp, Inc.:

We have audited the accompanying consolidated statement of condition of LBO Bancorp, Inc. and subsidiaries as of December 31, 1992, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LBO Bancorp, Inc. and subsidiaries as of December 31, 1992, and the results of their operations and their cash flows for the year ended in conformity with generally accepted accounting principles.



                                          KPMG PEAT MARWICK LLP

January 15, 1993
Shreveport, Louisiana



                                    F-1(b)

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




To the Board of Directors and Stockholders
LBO Bancorp, Inc. and Subsidiaries
West Monroe, Louisiana

     We have audited the accompanying consolidated balance sheets of LBO Bancorp, Inc. and Subsidiaries as of December 31, 1991 and 1990, and the related statements of income, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LBO Bancorp, Inc. and Subsidiaries as of December 31, 1991 and 1990, and the results of their operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                    /s/Donald, Tucker, Betts, Allen and Green
                                    DONALD, TUCKER, BETTS, ALLEN and GREEN


Monroe, Louisiana
January 28, 1992


                                    F-1(c)

                          Independent Auditors' Report


The Board of Directors
LBO Bancorp, Inc.:

We have audited the accompanying consolidated statement of condition of LBO Bancorp, Inc. and subsidiaries as of December 31, 1992, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LBO Bancorp, Inc. and subsidiaries as of December 31, 1992, and the results of their operations and their cash flows for the year ended in conformity with generally accepted accounting principles.



                                          /s/ KPMG PEAT MARWICK LLP
                                          KPMG PEAT MARWICK LLP
January 15, 1993
Shreveport, Louisiana

CONSOLIDATED STATEMENTS OF CONDITION

LBO BANCORP and Subsidiaries

- --------------------------------
(In Thousands Except Share Data)

                                                                          (Unaudited)                 December 31,
                                                                            June 30,         ------------------------------
                                                                              1994              1993               1992
                                                                          -----------        -----------        -----------
ASSETS
Cash and due from banks                                                        $3,620             $2,429             $3,420
Interest-bearing bank balances                                                     --                195                 95
Federal funds sold and securities purchased
  under agreement to resell                                                        --              4,429                843
Securities available for sale                                                  32,008                 --                 --
Investment securities
  (market value: 1994 - $10,075; 1993 - $37,108;
  1992 - $37,619)                                                               9,972             36,729             37,337
Loans                                                                          47,095             48,465             47,917
  Less: Unearned income                                                           (33)               (59)              (134)
        Allowance for possible loan lossess                                    (1,002)            (1,002)              (826)
                                                                          -----------        -----------        -----------
  Net loans                                                                    46,060             47,404             46,957
Bank premises, furniture, fixtures and equip.                                   2,744              2,532              2,664
Other assets                                                                    1,211                816                978
                                                                          -----------        -----------        -----------
Total assets                                                                  $95,615            $94,534            $92,294
                                                                          ===========        ===========        ===========

LIABILITIES
Deposits:
  Noninterest-bearing                                                         $12,540            $12,561            $11,054
  Interest-bearing                                                             73,303             71,922             73,411
                                                                          -----------        -----------        -----------
  Total deposits                                                               85,843             84,483             84,465
Federal Home Loan Bank borrowings                                                 237              1,752                 --
Other liabilities                                                               2,123                970              2,049
                                                                          -----------        -----------        -----------
Total liabilities                                                              88,203             87,205             86,514

STOCKHOLDERS' EQUITY
Common stock, par value $5; authorized
  410,000 shares; issued and outstanding
  386,012 - 1994 (unaudited), 380,852 - 1993,
  317,443 - 1992                                                                1,930              1,904              1,587
Surplus                                                                         1,603              1,559              1,560
Retained profits, including restricted amounts
  of $363 thousand in 1992                                                      4,431              3,894              2,717
Market valuation for securities available for sale,
  net of income taxes                                                            (538)                --                 --
Net unrealized loss on marketable equity securities                                --                 --                (13)
                                                                          -----------        -----------        -----------
                                                                                7,426              7,357              5,851
Employee stock ownership plan debt commitment                                     (14)               (28)               (71)
                                                                          -----------        -----------        -----------
  Total stockholders' equity                                                    7,412              7,329              5,780
                                                                          -----------        -----------        -----------
  Total liabilities and stockholders' equity                                  $95,615            $94,534            $92,294
                                                                          ===========        ===========        ===========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF EARNINGS
LBO Bancorp and Subsidiaries

- -------------------------------------
(In Thousands Except Share Data)

                                                     (Unaudited)
                                                      Six Months                   Year Ended
                                                    Ended June 30,                 December 31,
                                                 --------------------    -------------------------------
                                                   1994       1993         1993       1992       1991
                                                 ---------  ---------    ---------  ---------  ---------
Interest income
Interest and fees on loans                         $2,309     $2,534       $5,207     $5,199     $4,787
Interest on investment securities
    Taxable                                           252      1,122        2,108      2,351      2,409
    Exempt from Federal income tax                     25         30           83         38         34
Interest on securities available for sale
    Taxable                                           807         --           --         --         --
    Exempt from Federal income tax                     --         --           --         --         --
Interest on Federal funds sold and securities
    purchased under agreements to resell               26         36           61         97        218
Interest on bank balances                               1          4            8         43        114
                                                 ---------  ---------    ---------  ---------  ---------
      Total interest income                         3,420      3,726        7,467      7,728      7,562
                                                 ---------  ---------    ---------  ---------  ---------

Interest expense
Interest on deposits                                1,148      1,277        2,431      3,007      3,939
Interest on Federal funds purchased,
   securities sold under agreements to
    repurchase & other short-term borrowings           52         21           88         86        110
                                                 ---------  ---------    ---------  ---------  ---------
      Total interest expense                        1,200      1,298        2,519      3,093      4,049
                                                 ---------  ---------    ---------  ---------  ---------

Net interest income                                 2,220      2,428        4,948      4,635      3,513
Provision for possible loan losses                     --        150          239        280        290
                                                 ---------  ---------    ---------  ---------  ---------

Net interest income after provision for
    possible loan losses                            2,220      2,278        4,709      4,355      3,223
                                                 ---------  ---------    ---------  ---------  ---------

Other operating income
Service charges on deposit accounts                   341        383          746        693        630
Gains (losses) on investment securities                --          6           40       (105)      (269)
Other income                                          110        265          398        259        266
                                                 ---------  ---------    ---------  ---------  ---------
    Total other operating income                      451        654        1,184        847        627
                                                 ---------  ---------    ---------  ---------  ---------

Other operating expense
Salaries and other employee benefits                  905        884        2,002      1,724      1,552
Occupancy expense                                     329        293          588        550        489
Other operating expense                               588        522        1,032        998        816
                                                 ---------  ---------    ---------  ---------  ---------
    Total other operating expense                   1,822      1,699        3,622      3,272      2,857
                                                 ---------  ---------    ---------  ---------  ---------

Income before income tax expense,
    extraordinary item and change in accounting
    principle                                         849      1,233        2,271      1,930        993
Income tax expense                                    312        382          714        763        330
                                                 ---------  ---------    ---------  ---------  ---------

Income before extraordinary item and
    change in accounting principle                    537        851        1,557      1,167        663
Utilization of operating loss carryforward             --         --           --         --         76
Cumulative effect of application of
    Statement of Financial Accounting
    Standard No. 109                                   --        (63)         (63)        --         --
                                                 ---------  ---------    ---------  ---------  ---------
Net income                                           $537       $788       $1,494     $1,167       $739
                                                 =========  =========    =========  =========  =========

Net income per share before extraordinary
    item and change in accounting principle         $1.40      $2.35        $4.09      $3.68      $2.09
Extraordinary item                                     --         --           --         --       0.24
Cumulative effect of change in accounting
    principle                                          --      (0.17)       (0.17)        --         --
                                                 ---------  ---------    ---------  ---------  ---------
Net income per share                                $1.40      $2.18        $3.92      $3.68      $2.33
                                                 =========  =========    =========  =========  =========

Weighted average shares outstanding               383,931    361,829      380,527    317,443    317,324

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
LBO Bancorp and Subsidiaries

- ---------------------------------------
(In Thousands Except Share Data)

                                                                                                       Unrealized   Unrealized
                                                                                                        loss on      loss on
                                                  Common Stock                     Retained Earnings   Marketable   Available
                                          -----------------------              ----------------------    Equity     for Sale
                                            Shares     Par Value    Surplus     Approp.    Unapprop.   Securities   Securities
                                          ----------   ----------  ----------  ---------   ----------  ----------   ---------
Balance as of December 31, 1990             316,557       $1,583      $1,552       $320         $617       ($712)         --
Net income                                                                                       739                      --
Change in unrealized loss on marketable
  equity securities                              --           --          --         --           --         496          --
Stock dividend                                  886            4           8         --          (12)         --          --
Cash dividends declared ($.40 per share)         --           --          --         --         (114)         --          --
                                          ----------   ----------  ----------  ---------   ----------  ----------   ---------
Balance as of December 31, 1991             317,443        1,587       1,560        320        1,230        (216)         --
Net income                                       --           --          --         --        1,167          --          --
Appropriation of retained earnings               --           --          --         43          (43)         --          --
Change in unrealized loss on marketable
  equity securities                              --           --          --         --           --         203          --
                                          ----------   ----------  ----------  ---------   ----------  ----------   ---------
Balance as of December 31, 1992             317,443        1,587       1,560        363        2,354         (13)         --
Net income                                       --           --          --         --        1,494          --          --
Stock dividend                               63,409          317          (1)        --         (317)         --          --
Retained earnings, unappropriated                                                  (363)         363          --          --
Change in unrealized loss on marketable
  equity securities                              --           --          --         --           --          13          --
                                          ----------   ----------  ----------  ---------   ----------  ----------   ---------
Balance as of December 31, 1993             380,852        1,904       1,559         --        3,894          --          --
Net income (unaudited)                           --           --          --         --          537          --          --
Unrealized loss on securities available
  for sale (unaudited)                           --           --          --         --           --          --        (538)
Issuance of common stock under
    stock option plan (unaudited)             5,160           26          44         --           --          --          --
                                          ----------   ----------  ----------  ---------   ----------  ----------   ---------
Balance as of June 30, 1994 (unaudited)     386,012       $1,930      $1,603         $0       $4,431          $0       ($538)
                                          ==========   ==========  ==========  =========   ==========  ==========   =========



See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
LBO BANCORP AND SUBSIDIARIES

- ------------------------------------
(In Thousands Except Share Data)

                                                                  (Unaudited)
                                                                   Six Months            Year Ended
                                                                 Ended June 30,         December 31,
                                                              ------------------ --------------------------
                                                                1994      1993     1993     1992     1991
                                                              --------  -------- -------- -------- --------
Cash flows from operating activities:
Net income                                                       $537      $788   $1,494   $1,167     $739
Adjustments to reconcile net income to net cash
 provided by operating activities:
   Provision for possible loan losses                              --       150      239      280      290
   Provision for depreciation and amortization                    120       116      229      209      165
   Provision for deferred income tax expense (benefit)             25       (62)     (13)      34       --
   Net amortization (accretion) of investment
     security premiums and discounts                               13       (14)     (71)      37     (118)
   Net (gain) loss on sale of investment securities                --      (112)     (40)     105       (5)
   Unrealized loss on investment securities                        --         4       --       65      274
   Writedown and net (gains) losses on
     sales of other real estate                                    (1)       12      (18)      15       (1)
   Net loss (gain) on sale of premises and equipment               --        --       --       12       (5)
   (Increase) decrease in accrued interest receivable             (81)        4       87       85     (189)
   (Increase) decrease in other assets                           (103)      (28)     (25)      12     (173)
   Increase (decrease) in interest payable                         54       (33)     (52)     (88)       8
   Increase (decrease) in accrued expenses and
     other liabilities                                              8      (420)    (505)     262      240
                                                              --------  -------- -------- -------- --------
            Net cash provided by operating activities             572       405    1,325    2,195    1,225
                                                              --------  -------- -------- -------- --------

Cash flows from investing activities:
Net (increase) decrease in interest-bearing bank
   balances                                                       195        --     (100)   1,037      123
Proceeds from maturities of investment securities               3,778     5,383    3,250   12,138    7,514
Proceeds from sales of investment securities                       --        --    9,051    7,047    2,301
Purchases of investment securities                             (9,857)   (7,758) (11,568) (19,417) (22,012)
Net (increase) decrease in loans                                1,345    (2,749)    (775)  (7,441)  (3,702)
Purchases of premises and equipment                              (333)      (49)     (98)    (193)    (708)
Proceeds from sales of premises and equipment                      --        --       --       13        7
Proceeds from sales of other real estate                           20        --      206      134      171
Premium paid on core deposits                                      --        --       --       --      (38)
                                                              --------  -------- -------- -------- --------
            Net cash used in investing activities              (4,852)   (5,173)     (34)  (6,682) (16,344)
                                                              --------  -------- -------- -------- --------

Cash flows from financing activities
Net increase in deposits                                        1,360     2,087       19      865   19,233
Cash dividends                                                     --        (1)      (1)      --     (115)
Proceeds from sales of LBO common stock                            70        --       --       --       --
Principal payments on notes payable                               (92)      (69)     (69)     (63)     (57)
Principal payments on industrial revenue bonds                   (533)       --      (67)     (67)     (67)
Proceeds from FHLB borrowings                                     237     1,180    1,752       --       --
Redemption of debentures                                           --      (330)    (330)      --       --
                                                              --------  -------- -------- -------- --------
            Net cash provided by financing activities           1,042     2,867    1,304      735   18,994
                                                              --------  -------- -------- -------- --------
   Increase (decrease) in cash, due from banks
       federal funds sold and securities purchased under
       agreements to resell                                    (3,238)   (1,901)   2,595   (3,752)   3,875


   Cash, due from banks and federal funds sold
       and securities purchased under agreements to
       resell at the beginning of period                        6,858     4,263    4,263    8,015    4,140
                                                              --------  -------- -------- -------- --------
   Cash, due from banks and federal funds sold
       and securities purchased under agreements to
       resell at the end of period                             $3,620    $2,362   $6,858   $4,263   $8,015
                                                              ========  ======== ======== ======== ========

Supplemental disclosures of cash flow information:


   Cash paid during the period for:
      Interest                                                  1,084     1,331    2,570    3,181    4,054
      Income taxes                                                288       441    1,336      421       24

See accompanying notes to consolidated financial statements.

                       LBO BANCORP, INC. AND SUBSIDIARIES
                             WEST MONROE, LOUISIANA

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1993, 1992 AND 1991




NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of LBO Bancorp, Inc. (the Company), its wholly-owned commercial bank subsidiary, Louisiana Bank of Ouachita Parish (the Bank) and Louisiana Real Estate Development, Inc., a dormant real estate development company. All significant intercompany accounts and transactions have been eliminated in consolidation.


INVESTMENT SECURITIES

         Investment securities (except marketable equity securities) are carried at cost, adjusted for amortization of premiums and accretions of discounts, which are recognized as adjustments to interest income. Accretion of discount and amortization of premium on mortgage-backed securities are periodically adjusted to reflect the actual prepayment experience of the underlying mortgage loans. Gains or losses on dispositions are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.

         Marketable equity securities include preferred stocks held for long-term investment purposes and are stated at the lower of aggregate cost or market value.

         The Bank has the ability to hold these securities to maturity and the intent is to hold them for the foreseeable future. From time to time, the Bank may decide to sell certain securities prior to maturity for liquidity, tax planning, and other valid business purposes.


LOANS AND ALLOWANCE FOR LOAN LOSSES

         Loans are stated at principal amount outstanding, reduced by unearned discount and the allowance for loan losses. Unearned discount on installment loans is recognized as income over the terms of the loans by the interest method. Interest on other loans is calculated by using the simple interest method on daily balance of the principal amount outstanding.

         Accrual of interest is discounted on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Normally, loans are reviewed for placement in non-accrual status when the principal or interest has been billed and uncollected for a period of ninety days. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged to interest income on loans. Generally, payments on nonaccrual loans are applied to principal.

         The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance represents an amount which, in managements's judgement, will be adequate to absorb probable losses on existing loans that may become uncollectible.

         Management's judgement in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality, and review of specific problem loans.

         Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgements of information available to them at the time of their examination.


MORTGAGE LOANS HELD FOR SALE

         Mortgage loans held for sale are carried at the lower of aggregate cost or market value. The amount by which cost exceeds market value is accounted for as a valuation allowance. Changes in the valuation allowance are included in the determination of net earnings of the period in which the change occurs.


BANK PREMISES AND EQUIPMENT

         Bank premises and equipment are recorded at cost less accumulated depreciation. Depreciation of bank premises and equipment is computed using a combination of both the straight-line and declining balance methods over the estimated useful lives of the assets. Expenditures for maintenance, repairs, removals and betterments which do not materially prolong the useful lives of the assets are charged to income as incurred. The cost of property retired or sold, and the related accumulated depreciation, is removed from the accounts, and any gain or loss, after taking into consideration proceeds from sale, is transferred to income.


OTHER REAL ESTATE

         Other real estate represents property acquired through foreclosure or deeded to the Bank in lieu of foreclosure on real estate mortgage loans on which the borrowers have defaulted. Amounts recorded as other real estate are carried at the lower of the Bank's cost of acquisition or the asset's fair value, less estimated selling costs. Reductions in the balance of other real estate at the date of acquisition are charged to the allowance for loan losses. Any subsequent write-downs to reflect current fair value, less estimated selling costs, are charged to other operating expense. Subsequent gains or losses on the sale of these assets are credited or charged to earnings.

INCOME TAXES

         The Company files a consolidated federal income tax return with its two subsidiaries. Income taxes and benefits are generally allocated based on each company's contribution to the total federal tax liability.

         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires the use of the "liability method" of accounting for income taxes. Accordingly, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Current income taxes are based on the year's taxable income for federal tax reporting purposes.

         Pursuant to the deferred method under APB Opinion No. 11, which was applied in years prior to 1993, deferred income taxes were recognized for income and expense items that were reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for the year of the calculation. Under the deferred method, deferred taxes were not adjusted for subsequent changes in tax rates.


STATEMENT OF CASH FLOWS

         For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.


NET INCOME PER COMMON SHARE

         Net income per common share are based on the weighted average number of common shares outstanding during each period.


RECLASSIFICATION

         Certain 1992 and 1991 amounts have been reclassified to conform with the 1993 presentation.


INTERIM FINANCIAL INFORMATION

         The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended June 30, 1994 are not necessarily indicative of the results that may be expected for the year ended December 31, 1994. For further information, refer to the consolidated annual financial statements and footnotes thereto included herein.

RECENT ACCOUNTING PRONOUNCEMENTS

         Effective January 1, 1994, the Company adopted the provisions of SFAS No. 115, " Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 addresses the accounting and reporting for marketable equity securities and all debt securities. Those investments are now classified into three categories and accounted for as follows: securities held-to-maturity reported at amortized cost; trading securities reported at fair value with unrealized gains and losses included in earnings; and securities available for sale reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of
income taxes.    The effect of this change at January 1, 1994 was to increase stockholders' equity by approximately $85 thousand.

NOTE 2 - HOLDING COMPANY

         During 1983, the shareholders of the Bank approved the formation of a bank holding company (the Company), which acquired the outstanding shares of the Bank in exchange for its stock on May 25, 1983. The Company was formed pursuant to the Bank Holding Company Act and has obtained regulatory approval of the Federal Reserve Bank of Dallas under section 3(a)(1) of the Bank Holding Company Act (12.U.S.C. Section 1842 (a)(1)) to become a bank holding company.

         In connection with the exchange of stock, the Company issued debentures in the principal amount of $480 thousand to all non-director shareholders and assumed indebtedness of twelve directors in the amount of $521 thousand.

NOTE 3 - INVESTMENT SECURITIES

         The amortized cost and estimated market values of investment securities at December 31, 1993 and 1992, are as follows (in thousands):

                                               Gross      Gross
                                 Amortized  Unrealized  Unrealized     Market
     December 31, 1993             Cost        Gains     (Losses)      Value
     -----------------          ---------   ----------  ----------   ---------
U. S. Treasury securities
  and obligations of U. S.
  government corporations
  and agencies                 $  3,662       $  54     $  ( 12)    $ 3,704
Obligations of states and
  political subdivisions          1,288         127         -         1,416
Mortgage-backed securities       28,440         228        ( 67)     28,600
Corporate obligations and
  other securities                3,339          49         -         3,388
                               --------       -----     -------     -------

                               $ 36,729       $ 458     $  ( 79)    $37,108
                               ========       =====     =======     =======


                                                                  Gross         Gross
                                                  Amortized    Unrealized    Unrealized       Market
     December 31, 1992                              Cost          Gains       (Losses)         Value
     -----------------                            ---------    ----------    ----------       ------
U. S. Treasury securities
  and obligations of U. S.
  government corporations
  and agencies                                 $    4,565       $   93     $    ( 14)         $   4,644

Obligations of states and
  political subdivisions,
  net of allowance for
  other than temporary
  decline in value of
  $355 thousand                                     1,245          139           ( 4)             1,380

Mortgage-backed securities                         25,736          210          (266)            25,680
Corporate obligations and
  other securities, net of
  unrealized losses on
  marketable equity
  securities of
  $13 thousand                                      5,791          125        (    1)             5,915
                                               ----------       ------     ---------          ---------

                                               $   37,337       $  567     $  (  285)         $  37,619
                                               ==========       ======     =========          =========




      The amortized cost and estimated market value of investment securities at December 31, 1993, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or repayment penalties.

                                                                Estimated
                                                  Amortized       Market
                                                     Cost         Value
                                                 -----------   -----------
Due in one year or less                           $ 2,072        $ 2,121
Due after one year through five years               4,304          4,414
Due after five years through ten years                946            951
Due after ten years                                   560            614
                                                  -------        -------
                                                    7,882          8,100
Mortgage-backed securities                         28,439         28,600
Other                                                 408            408
                                                  -------        -------

                                                  $36,729        $37,108
                                                  =======        =======

      Gross realized gains from sales of investment securities amounted to $51 thousand, $30 thousand, and $12 thousand in 1993, 1992, and 1991, respectively. Gross realized losses from sales of investment securities amounted to $11 thousand, $135 thousand, and $281 thousand in 1993, 1992, and 1991, respectively.

      Investments in debt securities having an amortized cost of $3.8 million at December 31, 1993 and $4.2 million at December 31, 1992, were pledged to secure public funds on deposit and for other purposes as required or permitted by law.

NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES

       The composition of the Bank's loan portfolio at December 31, 1993 and 1992, is as follows (in thousands):

                                   1993            1992
                                -----------     -----------
Real estate                      $ 32,430       $  32,331
Commercial and industrial           6,984           6,750
Installment                         9,051           8,836
                                 --------       ---------
                                   48,465          47,917
Unearned discount                 (    59)       (    134)
Allowance for loan losses         ( 1,002)       (    826)
                                 --------       ---------
    Net loans                    $ 47,404       $  46,957
                                 ========       =========



A summary in changes in the allowance for loan losses follows (in thousands):

                                                 1993      1992       1991
                                                ------    ------     ------
Balance - January 1                            $   826   $   671   $  533
Provisions charged to operating expenses           239       280      290
Loans charged off                               (  111)  (   191)  (  226)
Recoveries on loans                                 48        66       74
                                               -------   -------   ------

Balance - December 31                          $ 1,002   $   826   $  671
                                               =======   =======   ======

       At December 31, 1993, 1992 and 1991, the Bank had discontinued the accrual of interest on loans aggregating $190 thousand, $191 thousand and $166 thousand, respectively. Net interest income for 1993, 1992, and 1991 would have been higher by $21 thousand, $19 thousand and $50 thousand, respectively, had interest been accrued at contractual rates on these nonperforming loans.

       During 1993 and 1992, the Bank reduced loans through the repossession of other real estate in the amounts of $89 thousand and $131 thousand, respectively.

       At December 31, 1993 and 1992, the aggregate amounts of loans receivable from officers and directors and entities in which these individuals are principals amounted to $1.4 million and $1.5 million, respectively. In the opinion of management, all of the transactions entered into between the Bank and these parties were made on substantially the same terms as those prevailing at the time of comparable transactions with other parties. A summary of changes in such loans during 1993 follows (in thousands):

                  Balance at January 1             $ 1,488
                  Additions                            691
                  Reductions                           822
                                                   -------
                  Balance at December 31           $ 1,357
                                                   =======

NOTE 5 - BANK PREMISES AND EQUIPMENT

    Major classifications of these assets are summarized as follows (in thousands):

                                                     December 31,
                                              ---------------------------
                                                 1993            1992
                                              -----------     -----------
Land                                          $    411        $    411
Buildings and leasehold improvements             2,570           2,553
Equipment and vehicles                           1,409           1,329
                                              --------        --------
                                                 4,390           4,293
Accumulated depreciation                       ( 1,858)       (  1,629)
                                              --------        --------

                                              $  2,532        $  2,664
                                              ========        ========


    Depreciation and amortization expense amounted to $229 thousand in 1993, $205 thousand in 1992, and $164 thousand in 1991.


NOTE 6 - TIME DEPOSITS

    Included in time deposits at December 31, 1993 and 1992, were $5.7 million and $2.9 million, respectively, of certificates of deposit in denominations of $100 thousand or more. Interest expense on time deposits of $100 thousand or more totaled $211 thousand, $144 thousand, and $267 thousand for the years ended December 31, 1993, 1992 and 1991, respectively.


NOTE 7 - ADVANCES FROM FEDERAL HOME LOAN BANK

    The Bank had outstanding advances from the Federal Home Loan Bank at December 31, 1993, in the amount of $1.8 million. Security for all indebtedness and outstanding commitments consist of a security interest in all of the first mortgage collateral, capital stock of Federal Home Loan Bank and deposit accounts in Federal Home Loan Bank owned by the Bank.

    Maturities of the advances are as follows (in thousands):


  Commitment: 52204  Commitment: 53071  Commitment: 56157
  Rate      : 3.92%  Rate      : 4.22%  Rate      : 5.82%      Totals
 ------------------  -----------------  -----------------   ------------
1994          $163            $163               $39                $365
1995           170             170                41                 381
1996            87             102                44                 233
1997             -               -                46                  46
1998             -               -                49                  49
1999 thru 2008   -               -               678                 678


NOTE 8 - INDUSTRIAL REVENUE BONDS

    The Bank sold $1.2 million of Industrial Revenue Bonds which were used to construct and equip the West Monroe main office. Under the terms of the bond indenture, title to the building and equipment passes to the Industrial Development Board of Ouachita Parish which leases the building and equipment to the Bank for an amount equivalent to the principal and interest payments necessary to retire the bond issue. These bonds are, in effect, a mortgage secured by the building and equipment, and, as such, the cost of the building and equipment has been capitalized and the liability recognized for proceeds received. At December 31, 1993, $1.2 million of the bond issue had been received and twelve principal payments totaling $667 thousand had been paid, leaving an outstanding balance of $533 thousand. The aggregate of the unpaid principal on the bonds bears interest payable quarterly on January 1, April 1, July 1 and October 1 of each year, commencing January 1, 1983, until maturity, October 1, 2001, or date of redemption, at the rate of seventy percent (70%) of prime, provided, however, that in no event shall the rate of interest on any interest payment date exceed twenty-five percent (25%) per annum. Principal payments of $67 thousand are due annually to maturity.

The debt agreement contains certain covenants that, among other things, restrict the Bank from paying dividends and requires that the Bank comply with certain financial statement ratios. At December 31, 1993, 1992 and 1991, the Bank was not in compliance with certain of these restrictive covenants.


NOTE 9 - DEBENTURES AND NOTE PAYABLE

During 1983, the shareholders of the Bank approved the formation of the Company, which acquired the outstanding shares of the Bank in exchange for its stock on May 25, 1983. To facilitate the acquisition, the Company issued debentures in the principal amount of $480 thousand to all nondirector shareholders.

    The debentures were issued in principal increments of $3.85, to maturity and became payable in full on the tenth anniversary of their issue, May 25, 1993. Interest was payable on the debentures annually on the anniversary date of their issuance at the rate of 10% per year. The debentures were nonconvertible, nonvoting, and had no sinking fund requirement. Both the principal and interest due on the debentures were subordinated to all other indebtedness of the Company.

    During 1990, the Company offered to redeem the debentures for cash or for shares of its common stock, which were valued for this purpose at $12 per share. The results of the offer were as follows (in thousands):

Original issue of debentures                                             $ 480
Less:
  Cash redemption                                                         (126)
  Conversion to stock                                                     ( 24)
                                                                         -----

  Debentures outstanding at December 31, 1992                            $ 330
                                                                         =====

    The remaining debentures matured and were retired by the Company on May 25, 1993, as required by the debenture agreement.

    In connection with the exchange of stock in the formation of the holding company, LBO Bancorp, Inc. assumed the indebtedness of twelve directors in the amount of $521 thousand and refinanced the debt with a bank. The original note is dated May 25, 1983, and is secured by 260,000 shares of Louisiana Bank of Ouachita Parish stock with interest floating at the lending bank's prime rate and payable quarterly. The debt had an outstanding balance of $162 thousand and $231 thousand at December 31, 1993 and 1992, respectively.

    Principal payments of $77 thousand and $85 thousand are due in 1994 and 1995, respectively.

    The debt agreement contains certain covenants that, among other things, place restrictions on the payment of dividends and require that the Bank comply with certain financial statement ratios. The Company has received a waiver from the lending bank for all events of noncompliance in 1992 and 1991.


NOTE 10 - STOCKHOLDERS' EQUITY

    Banking regulations limit the amount of dividends that the Bank may pay without prior approval of the Bank's regulatory agency. The Bank is required to obtain such approval if dividends declared in any one year exceed the profits (net income, net of actual losses on loans, investments, and other assets) of that year combined with the net retained profits of the preceding year. Dividends paid by the Bank represent the Company's main source of funds.

    In 1993 and 1992 the Bank paid dividends to the Company in the amounts of $448 thousand and $95 thousand, respectively.

    In 1993, the Board of Directors of the Company declared a 20% stock dividend to its shareholders. A total of 63,409 shares at $5 per share were issued. Cash in the amount of $1,246 was issued in lieu of fractional shares, valued for this purpose at $13.50 per share.

    By action of the Company's Board of Directors, $363 thousand of retained earnings at December 31, 1992 was accumulated and appropriated for the purpose of retiring debentures. The amount appropriated in 1992 totaled $43 thousand. During 1993, the debentures were retired and retained earnings, restricted for the purpose of retiring the debentures, was reduced accordingly.

    In 1984, the Board of Directors of the Company and the Bank adopted a stock option plan which was approved by the stockholders at the 1984 annual meeting. The plan allowed for the granting of stock options to key management employees of the Bank over a five- year period ended in February 1989. The option price is equal to the fair market value at the date of grant. The options granted become exercisable any time during the ten-year period after the grant date. Prior to December 31, 1993, 5,895 options had been granted. Of those, 1,265 have been forfeited by the recipient. In 1993, a stock dividend increased the outstanding options by 926 shares while another 396 options were forfeited. As of December 31, 1993, 5,160 options remain outstanding and are currently exercisable. All shares are exercisable at $13.25 to $14.17 per share.

NOTE 11 - LEASES

    The Bank leases space for one of its branches under a noncancellable lease through 1995, with renewal options in five-year increments that allow occupancy through 2005. Rental expense for 1991 through 1993 was $62 thousand per year. Annual rental rates through 1995 will remain $62 thousand.

NOTE 12 - INCOME TAXES

    Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". The cumulative effect of the change in accounting for income taxes for prior years is included in the Consolidated Statement of Earnings for 1993 as an extraordinary item. Prior years' financial statements have not been restated to apply the provisions of SFAS No. 109.

    Total income tax expense for the year ended December 31, 1993 was allocated as follows (in thousands):

       Income before income taxes                     $ 714
       Cumulative effect of change in
         accounting for income taxes
         for prior years                                 63
                                                      -----
                                                      $ 777
                                                      =====


     The provision  for income taxes consists of (in thousands):

                                     1993          1992         1991
                                    ------        ------       ------
Current                              $ 790         $ 728       $ 253
Deferred                              ( 76)           35           -
Tax benefit of loss carryforwards        -             -          77
                                     -----         -----       -----
                                     $ 714         $ 763       $ 330
                                     =====         =====       =====

    A reconciliation of income taxes based on the Federal statutory income tax rate applied to income before provisions for income taxes to the provision for income taxes follows (in thousands):

                               1993       1992        1991
                              ------     ------      ------
Federal statuary provision    $ 772      $ 656      $ 337
Tax exempt income              ( 16)      ( 16)       (24)
Other                          ( 42)       123         17
                              -----      -----      -----

Provision for income taxes    $ 714      $ 763      $ 330
                              =====      =====      =====
Effective tax rate               31%        40%        33%


    The net deferred tax liability in the accompanying statements of condition include the following components (in thousands):

                                        1993          1992
                                      --------      --------
Deferred tax liability                $(190)         $(34)
Deferred tax asset                      169             -
                                      -----         -----
Net deferred tax liability            $ (21)        $ (34)
                                      =====         =====


NOTE 13 - BENEFIT PLANS

    In 1991, the Bank amended and restated its Louisiana Bank of Ouachita Parish Cash or Deferred Profit Sharing Plan (Profit Sharing Plan) and its Louisiana Bank of Ouachita Parish Employee Stock Ownership Plan (ESOP) to meet the requirements of the Tax Reform Act of 1986. The Profit Sharing Plan became designated as the Louisiana Bank of Ouachita Parish (401(k) Plan (401(k) Plan). Contributions to the 401(k) Plan by the Bank are discretionary. Contributions to the ESOP are likewise discretionary, subject to the commitment discussed below. Employees who are twenty-one years of age become eligible for participation in both plans after one year of service. Employees become vested in the employer contributions for both plans based upon a three to seven year graded vesting schedule.

    In 1985, the Louisiana Bank of Ouachita Parish Employee Stock Ownership Trust (Trust) borrowed $210 thousand from a bank. The proceeds of this loan were used to purchase common shares of the Company. In order to liquidate the debt, the Bank made a commitment to make contributions on an annual basis to the Trust sufficient to service the debt. Since the Bank has committed to fund the ESOP sufficiently to meet debt service, the loan balance at year end has been reflected in the accompanying financial statements as a reduction of stockholders' equity. This balance is reduced as the plan makes payments on the loan. The loan is repayable in monthly installments over a nine-year period with interest at eighty seven and one-half percent of New York prime, except that the resulting interest rate will not be less than 8%. At December 31, 1993, this debt was accruing interest at 8% Principle payments of $28 thousand are due in 1994.

    The Bank contributed $51 thousand, $53 thousand and $44 thousand to the Trust in 1993, 1992, and 1991, respectively. The Bank contributed $22 thousand and $25 thousand to the 401(k) Plan in 1993 and 1992, respectively. No amounts were contributed to the 401(k) Plan by the Bank in 1991.

NOTE 14 - CONTINGENCIES

    There are various claims and legal actions arising in the ordinary course of business involving the Company and/or the Bank. In the opinion of management of the Company and the Bank, the ultimate disposition of these matters will not have a material adverse effect on the Company's or the Bank's financial condition.


NOTE 15 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

    The Bank is a party to financial instruments with off-balance risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contractual or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

    The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Financial instruments whose contract amounts represent credit risk (in thousands):

                                                      Contractual or
                                                   Notional Amount at
                                                       December 31,
                                               ----------------------------
                                                1993                  1992
                                               ------                ------
    Commitments to extend credit               $4,065                 $4,114

       Standby letters of credit                  414                    380

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit valuation of the counter party. Collateral held varies but may include accounts receivable; inventory; property, plant and equipment; crop liens; real estate; and income-producing commercial properties.

    Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private short-term borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan collateral is deemed necessary.

NOTE 16 - CONCENTRATION OF CREDIT RISK

    The Bank grants real estate, commercial, consumer, and residential loans to customers throughout northeast Louisiana, primarily in Ouachita Parish. Although the Bank has a diversified loan portfolio, a substantial portion of its loans, although not necessarily originated for the purposes of real estate acquisition, are secured by real estate and its ability to fully collect its loans could depend upon the real estate market in this region. The Bank typically requires collateral sufficient in value to cover the principal amount of the loan. Such collateral is evidenced by mortgages on property held and readily accessible to the Bank.

NOTE 17 - BANK SUBSIDIARY NAME CHANGE

    During December 1993, the Board of Directors approved a resolution to change the name of the Bank subsidiary from "Louisiana Bank of Ouachita Parish" to "Louisiana Bank". The effective date of the name change is on hold, pending approval from regulatory authorities.

NOTE 18 - SUBSEQUENT EVENTS

    On February 11, 1994, outstanding Industrial Revenue Bonds, as detailed in
Note 8, were subsequently redeemed by the Bank in the amount of $533 thousand.

On August 11, 1994, the Bank sold approximately 59% of its securities available for sale portfolio. This sale consisted primarily of securities with average lives of two years or longer. The proceeds from this sale were reinvested in shorter term treasuries.

As of August 1994, the name of the Bank subsidiary was formally changed to "Louisiana Bank".

                          AGREEMENT AND PLAN OF MERGER

                                  By and Among

                            DEPOSIT GUARANTY CORP.,

                        COMMERCIAL NATIONAL CORPORATION,

                           COMMERCIAL NATIONAL BANK,

                             CNC ACQUISITION CORP,

                               LBO BANCORP, INC.

                                      And

                                 LOUISIANA BANK
                                  (as amended)



                                  EXHIBIT "A"

                          AGREEMENT AND PLAN OF MERGER


         This AGREEMENT AND PLAN OF MERGER, dated as of August 8, 1994, by and among LOUISIANA BANK ("Louisiana Bank"), a state banking association organized under the laws of Louisiana, and a wholly owned subsidiary of LBO Bancorp, Inc., being located at 2002 N. 7th Street, West Monroe, Parish of Ouachita, in the State of Louisiana, with 260,000 shares of common stock authorized, each of $5.00 par value ("Louisiana Bank Common Stock"), COMMERCIAL NATIONAL BANK ("CNB"), a banking association organized under the laws of the United States, and a subsidiary of CNC (as hereinafter defined), being located at 333 Texas Street, Shreveport, Parish of Caddo, in the State of Louisiana; LBO BANCORP, INC., a corporation organized under the laws of the State of Louisiana ("LBO Bancorp") with 410,000 shares of common stock authorized, each of $5.00 par value ("LBO Bancorp Common Stock"); DEPOSIT GUARANTY CORP., a corporation organized under the laws of the State of Mississippi ("DGC"), COMMERCIAL NATIONAL CORPORATION, a corporation organized under the laws of Louisiana, which is a wholly owned subsidiary of DGC ("CNC"), and CNC ACQUISITION CORP, a corporation organized under the laws of Louisiana, which at the Closing Date shall be a wholly owned subsidiary of CNC ("CNCAC"), each acting pursuant to a resolution of its Board of Directors.

         In consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties agree that LBO Bancorp shall be merged into CNCAC (the "Holding Company Merger") on the terms and subject to the conditions set forth in this Agreement and in the Joint Agreement of Merger attached hereto as Exhibit A (the "Holding Company Merger Agreement") and simultaneously therewith or immediately following such merger, Louisiana Bank shall be merged into CNB (the "Bank Merger" and together with the Holding Company Merger, the "Mergers"), on the terms and subject to the conditions set forth in this Agreement and in the Agreement to Merge attached hereto as Exhibit B (the "Bank Merger Agreement" and together with the Holding Company Merger Agreement, the "Merger Agreements").

                                   ARTICLE I

                           THE HOLDING COMPANY MERGER

         1.01 The Holding Company Merger; Effective Time. Following the execution of this Agreement and subject to the conditions set forth in Article VI hereof, LBO Bancorp and CNCAC shall enter into the Holding Company Merger Agreement, pursuant to which LBO Bancorp shall be merged with and into CNCAC, and CNCAC shall be the surviving corporation (sometimes referred to herein as the "Surviving Corporation"). (CNCAC and LBO Bancorp are sometimes referred to together as the "Constituent Corporations"). The Holding Company Merger shall be consummated effective at the time specified in the Holding Company Merger Agreement and the date and time of such consummation is herein referred to as the "Closing Date" and the "Effective Time", respectively. The Bank Merger shall be consummated simultaneously with the Holding Company Merger, or immediately thereafter.

         1.02 DGC to Make Shares Available. DGC shall make available a sufficient number of shares of DGC Common Stock for conversion and exchange in accordance with the Holding Company Merger Agreement, by transferring such shares to the Exchange Agent for the benefit of the stockholders of LBO Bancorp.

                                   ARTICLE II

                                THE BANK MERGER

         2.01 The Bank Merger. Following the execution of this Agreement and subject to the conditions of Article VI hereof, Louisiana Bank and CNB shall enter into the Bank Merger Agreement, pursuant to which Louisiana Bank shall be merged with and into CNB under the charter of CNB, and the separate existence of Louisiana Bank shall cease with CNB being the surviving bank. The Bank Merger shall be consummated simultaneously with the Holding Company Merger or immediately thereafter.

                                  ARTICLE III

        REPRESENTATIONS AND WARRANTIES OF LOUISIANA BANK AND LBO BANCORP

         Louisiana Bank and LBO Bancorp hereby make the following representations and warranties, as modified by the schedules attached hereto to DGC, CNC, CNB, and CNCAC.

         3.01 Corporate Organization. (a) Louisiana Bank is a banking association duly organized, validly existing and in good standing under the laws of the State of Louisiana. Louisiana Bank has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

                 (b) LBO Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. LBO Bancorp has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

         3.02 Capitalization. (a) The authorized capital stock of Louisiana Bank consists of 260,000 shares of Louisiana Bank Common Stock. At the close of business on June 30, 1994, there were 260,000 shares of Louisiana Bank Common Stock issued and outstanding and no shares held in Louisiana Bank's treasury. Except as set forth on Schedule 3.02 hereto, all issued and outstanding shares of Louisiana Bank Common Stock have been duly authorized and validly issued and are fully paid, nonassessable (except as provided in La. Rev. Stat. 6:262) and free of preemptive rights with no personal liability attaching to the ownership thereof. Except as set forth on Schedule 3.02 hereof, Louisiana Bank has not issued any additional shares of Louisiana Bank Common Stock since June 30, 1994, and does not have and is not bound by any outstanding subscription, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Louisiana Bank Common Stock or any security representing the right to purchase or otherwise receive any Louisiana Bank Common Stock. LBO Bancorp has good, valid and marketable title to, the Louisiana Bank Common Stock, and on the Effective Date the same will be free and clear of all liens, encumbrances, pledges, claims, options, charges and (except as provided in La. Rev. Stat. 6:262) assessments of any nature whatsoever.

                 (b) The authorized capital stock of LBO Bancorp consists of 410,000 shares of LBO Bancorp Common Stock. At the close of business on June 30, 1994, there were 386,012 shares of LBO Bancorp Common Stock issued and outstanding and no shares held in LBO Bancorp's treasury. Except as set forth on Schedule 3.02 hereto, all issued and outstanding shares of LBO Bancorp Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. Except as set forth on Schedule 3.02 hereof, LBO Bancorp has not issued any additional shares of LBO Bancorp Common Stock since June 30, 1994, and does not have and is not bound by any outstanding subscription, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of LBO Bancorp Common Stock or any security representing the right to purchase or otherwise receive any LBO Bancorp Common Stock.

         3.03  Investments; No Subsidiaries.  Except as set forth on Schedule
3.03 hereof, neither Louisiana Bank nor LBO Bancorp has any subsidiaries or equity interest or other investment, direct or indirect, in any corporation, partnership, joint venture or other entity except for such equity interest or other investment which Louisiana Bank may have acquired as a result of foreclosure, dation en paiement, or payment in lieu of foreclosure and is as of the date hereof holding subject to sale.

         3.04 Loan Portfolio. Except as set forth in Schedule 3.04 hereof, all evidences of indebtedness reflected as assets of Louisiana Bank in Louisiana Bank's financial statements are in all respects binding obligations of the respective primary obligors named therein and, to the best knowledge of Louisiana Bank, no material amount thereof is subject to any defenses which may be asserted against Louisiana Bank. Louisiana Bank has delivered to DGC a true and complete list of all loans held in Louisiana Bank's loan portfolio as of August 1, 1994, identifying thereon all loans in excess of $100,000 for which the primary collateral is a mortgage on real estate. Except as set forth in
Schedule 3.04 hereto, to the best knowledge of Louisiana Bank there are no outstanding loans held by Louisiana Bank with an unpaid balance of $25,000 or more in which a material default has occurred. A material default for purposes of this Section 3.04 includes, without limitation, the failure to pay indebtedness or an installment thereof more than thirty (30) days after it is due and payable. Subject to the rights of DGC, CNCAC, CNC and CNB to terminate its obligations under this Agreement in accordance with the provisions of
Section 6.02(h) hereof, LBO Bancorp and Louisiana Bank shall have the right prior to Closing to amend the schedules under this section to reflect events which occur after the date of this Agreement and prior to the Closing.

         3.05 Authority; No Violation. Louisiana Bank and LBO Bancorp have full corporate power and authority to execute and deliver this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement (to the extent each is a party thereto) and, subject to the approval of the shareholders of Louisiana Bank and LBO Bancorp, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Louisiana Bank, and will be approved by LBO Bancorp as the sole shareholder of Louisiana Bank, and no other corporate proceedings on the part of Louisiana Bank are necessary to consummate the transactions so contemplated. The Board of Directors of LBO Bancorp has duly and validly approved this Agreement and the transactions contemplated hereby and has authorized the execution and delivery of this Agreement and the Holding Company Merger Agreement, has directed that this Agreement and the transactions contemplated hereby and thereby be submitted to the LBO Bancorp shareholders for approval at a meeting of such shareholders, and, except for the approval of such agreements by its shareholders, no other corporate proceedings on the part of LBO Bancorp are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Louisiana Bank and LBO Bancorp and constitutes a valid and binding obligation of Louisiana Bank and LBO Bancorp enforceable in accordance with its terms.

         3.06 Consents and Approvals. Except for consents or approvals or filings or registrations with the OCC, the FDIC, the Louisiana Office of Financial Institutions and the Federal Reserve Board or as set forth in
Schedule 3.06 hereto, no permit, consent, approval or authorization of, or declaration, filing or registration with, any public body or authority or to the knowledge of Louisiana Bank and LBO Bancorp any third party is necessary in connection with
(i) the execution and delivery by Louisiana Bank or LBO Bancorp of this Agreement, (ii) the consummation of the Mergers and the other transactions contemplated hereby, (iii) to the knowledge of LBO Bancorp and Louisiana Bank, the direct or indirect ownership by CNB of all of the properties and assets of Louisiana Bank, or (iv) to the knowledge of LBO Bancorp and Louisiana Bank, the conduct by CNB of the business of Louisiana Bank as conducted by Louisiana Bank on the date hereof.

         3.07 Financial Statements. (a) LBO Bancorp has previously delivered to DGC or CNB true and complete copies of the consolidated balance sheets of LBO Bancorp as of December 31 in each of the three fiscal years 1991 through 1993, inclusive, and the related consolidated statements of income, changes in shareholders' equity and changes in financial position for the periods then ended, in each case accompanied by the audit report of Donald, Tucker and Betts, independent public accountants (for the fiscal years 1991 and 1993), and KPMG Peat Marwick, independent public accountants (for the fiscal year 1992) with respect to LBO Bancorp ("LBO Bancorp Financial Statements"). The December 31, 1993, consolidated balance sheet (the "LBO Bancorp Balance Sheet") of LBO Bancorp (including the related notes, where applicable) fairly represents the consolidated financial position of LBO Bancorp and its subsidiaries as of the date thereof, and the other financial statements referred to herein (including the related notes, where applicable) fairly present the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of LBO Bancorp and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth.

                 (b) LBO Bancorp has previously delivered to DGC or CNB true and complete copies of the balance sheets of Louisiana Bank as of December 31 in each of the three fiscal years 1991 through 1993, inclusive, and the related statements of income, changes in shareholders' equity and changes in financial position for the periods then ended, in each case accompanied by the notes thereto, included with the LBO Bancorp Financial Statements ("Louisiana Bank Financial Statements"). The December 31, 1993 balance sheet (the "Louisiana Bank Balance Sheet") of Louisiana Bank (including the related notes, where applicable) fairly present the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of Louisiana Bank and its subsidiaries for the fiscal period or as of the respective dates therein set forth.

                 (c) Each of the financial statements above is true and correct in all material respects, and has been prepared in accordance with generally accepted accounting principles applied on a basis consistent with other periods, except as otherwise noted.

         3.08  No Broker's Fees.  Except as fully described and set forth in
Schedule 3.08 hereto, neither Louisiana Bank, LBO Bancorp nor any of their officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

         3.09 Legal Proceedings. LBO Bancorp and Louisiana Bank are not parties to any and there are no pending or, to the best of LBO Bancorp's and Louisiana Bank's knowledge, threatened material legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature challenging the validity or propriety of the transactions contemplated in this Agreement, and, to the best of LBO Bancorp's and Louisiana Bank's knowledge, there is no reasonable basis for any such proceeding, claim, action or governmental investigation. Except as set forth in Schedule 3.09 to this Agreement, there are no pending or, to the best of LBO Bancorp's and Louisiana

 Bank's knowledge, threatened material legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against LBO Bancorp or Louisiana Bank or any officer, director or agent of any of the foregoing who would be entitled to indemnity rights from any of the foregoing, which if decided adversely to any of the foregoing or the defense of which would have a material adverse effect on the business, operations, assets or financial condition of LBO Bancorp's consolidated group. Neither LBO Bancorp, Louisiana Bank, nor any other member of LBO Bancorp's consolidated group is a party to any order, judgment or decree which will, or might reasonably be expected to, materially adversely affect their business, operations, properties, assets or financial condition or their ability to acquire any property or conduct business in any area in which they presently do business.

         3.10  Title to Properties; Encumbrances.  Except as set forth in
Schedule 3.10 hereto, Louisiana Bank and LBO Bancorp have good, valid and marketable title to, or a valid leasehold interest in, (a) all their real properties and (b) all other properties and assets reflected in the Louisiana Bank Balance Sheet and the LBO Bancorp Balance Sheet, delivered by Louisiana Bank and LBO Bancorp to DGC, or CNB pursuant to Section 3.07 hereof or acquired since December 31, 1993, other than any of such properties or assets which have been sold or otherwise disposed of since December 31, 1993 in the ordinary course of business and consistent with past practice. Except as set forth in
Schedule 3.10 hereto, all of such properties and assets are free and clear of any material title defects, objections, mortgages, pledges, liens, claims, charges, security interests or other encumbrances of any nature whatsoever, including, without limitation, leases, options to purchase, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements, and are not, in the case of real property, subject to any easements, building use restrictions, exceptions, reservations or limitations of any nature whatsoever, except, with respect to all such properties and assets, liens for current taxes and assessments not in default, minor imperfections of title, and encumbrances, if any, which have arisen in the ordinary course of business, which are not substantial in character, amount or extent and which do not detract from the value of or interfere with the present use of any of the properties subject thereto or affected thereby or otherwise impair the business operations conducted by Louisiana Bank or LBO Bancorp. To the best of Louisiana Bank's knowledge, all personal property material to the business, operations or financial condition of Louisiana Bank or LBO Bancorp, and all buildings, structures and fixtures used by Louisiana Bank or LBO Bancorp in the conduct of their businesses, are in good operating condition and repair. Except as set forth in Schedule 3.10 hereto, neither Louisiana Bank nor LBO Bancorp has received any notification of any violation (which has not been cured) of any building, zoning or other law, ordinance or regulation in respect of such property or structures or Louisiana Bank's or LBO Bancorp's use thereof.

         3.11  No Undisclosed Liabilities.  Except as set forth in Schedule
3.11 hereto, as of the date hereof neither Louisiana Bank nor LBO Bancorp has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due), except liabilities and obligations (i) fully reflected or reserved against in the Louisiana Bank Balance Sheet or the LBO Bancorp Balance Sheet or disclosed in the notes thereto or (ii) incurred since December 31, 1993 in the ordinary course of business and consistent with past practice.

         3.12 Absence of Certain Changes or Events. (a) Except as set forth in Schedule 3.12 hereto, since December 31, 1993, there has not been:

                 (i) any material adverse change in the business, operations, properties, assets or financial condition of Louisiana Bank or LBO Bancorp, or any event which has had or will have a material adverse effect on any of the foregoing;

                 (ii) any loss, damage, destruction or other casualty materially and adversely affecting any of the properties, assets or business of Louisiana Bank or LBO Bancorp or any of their subsidiaries (whether or not covered by insurance);

                 (iii) any increase in the compensation payable by Louisiana Bank or LBO Bancorp to any of their directors, officers, agents, consultants, or any of their employees whose total compensation after such increase was in excess of $25,000 per annum, or any bonus, percentage compensation, service award or other like benefit granted, made or accrued to the credit of any such director, officer, agent, consultant or employee, or any welfare, pension, retirement or similar payment or arrangement made or agreed to by Louisiana Bank or LBO Bancorp for the benefit of any such director, officer, agent, consultant or employee;

                 (iv) any change in any method of accounting or accounting practice of Louisiana Bank or LBO Bancorp;

                 (v) any loan in excess of $100,000 or portion thereof rescheduled as to payments thereon, subject to a moratorium on payment thereof or written off by Louisiana Bank or LBO Bancorp as uncollectible; or

                 (vi) any agreement or understanding, whether in writing or otherwise, of Louisiana Bank or LBO Bancorp to do any of the foregoing.

         (b) Except as set forth in Schedule 3.12 hereto, since December 31, 1993, neither Louisiana Bank nor LBO Bancorp has:

                 (i) issued or sold any promissory note, stock, bond or other corporate security of which it is the issuer in an amount greater than $25,000;

                 (ii) discharged or satisfied any lien or encumbrance or paid or satisfied any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) in an amount greater than $25,000 as to each such lien, encumbrance, obligation or liability other than current liabilities shown on the Louisiana Bank Balance Sheet or the LBO Bancorp Balance Sheet and current liabilities incurred since December 31, 1993 in the ordinary course of business and consistent with past practice and other than any such lien, encumbrance, obligation or liability of the nature (regardless of amount) required to be disclosed pursuant to Section 3.12(a)(iii) hereto;

                 (iii) declared, paid or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of their capital stock;

                 (iv) split, combined or reclassified any shares of their capital stock, or redeemed, purchased or otherwise acquired any shares of their capital stock or other securities, except shares of LBO Bancorp held by Louisiana Bank as a result of a foreclosure, dation en paiement, or payment in lieu of foreclosure;

                 (v) sold, assigned or transferred any of their assets (real, personal or mixed, tangible or intangible) cancelled any debts or claims or waived any rights of substantial value, except, in each case, in the ordinary course of business and consistent with past practice;

                 (vi) sold, assigned, transferred or permitted to lapse any patents, trademarks, trade names, copyrights or other similar assets, including applications or licenses therefor;

                 (vii) paid any amounts (other than normal dividends by Louisiana Bank to LBO Bancorp) or incurred any liability to or in respect of, or sold any properties or assets (real, personal or mixed, tangible or intangible) to, or engaged in any transaction (other than any transaction of the nature (regardless of amount) required to be disclosed pursuant to Section 3.12(a)(iii) or Section 3.21(a)(iv) hereof) or entered into any agreement or arrangement with, any corporation or business in which Louisiana Bank, LBO Bancorp or any of their officers or directors, or any "affiliate" or "associate" (as such terms are defined in the rules and regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act")) of any such person, has any direct or indirect financial interest;

                 (viii)  entered into any collective bargaining agreements; or

                 (ix) entered into any other transaction other than in the ordinary course of business and consistent with past practice or in connection with the transactions contemplated by this Agreement.

         3.13 Leases. Set forth in Schedule 3.13 hereto is an accurate and complete list of all leases (true, complete and correct copies of which have been previously provided to DGC by Louisiana Bank and LBO Bancorp) pursuant to which Louisiana Bank or LBO Bancorp, as lessee, leases real or personal property, including, without limitation, all leases of computer or computer services and all arrangements for time-sharing or other data processing services. Except as set forth in Schedule 3.13 hereto: (a) all such leases are valid and binding and are enforceable in accordance with their terms; (b) there exists no event of default or event, occurrence, condition or act which with the giving of notice, the lapse of time or the happening of any further event or condition would become a default under any such lease; and (c) neither Louisiana Bank nor LBO Bancorp is a lessee under a lease having an unexpired term greater than 36 months that requires Louisiana Bank or LBO Bancorp to make payments for the use of any property at rates currently higher than prevailing market rates for similar properties in the localities where such properties are located.

         3.14 Trademarks; Trade Names. Set forth in Schedule 3.14 hereto is an accurate and complete list and brief description of all trademarks (either registered or common law), trade names and copyrights (and all applications and licenses therefor) owned by Louisiana Bank or LBO Bancorp or in which they have any interest. Louisiana Bank and LBO Bancorp own, or have the rights to use, all trademarks, trade names and copyrights used in or necessary for the ordinary conduct of their existing businesses as heretofore conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such rights. Except as set forth in Schedule 3.14 hereto, no claims are pending by any person for the use of any trademarks, trade names or copyrights or challenging or questioning the validity or effectiveness of any license or agreement relating to the same, nor is there any valid basis for any such claim, challenge or question, and use of such trademarks, trade names and copyrights by Louisiana Bank or LBO Bancorp does not infringe on the rights of any person.

         3.15 Compliance with Applicable Law. Louisiana Bank and LBO Bancorp hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under and pursuant to all, and have complied in all material respects with and are not in default in any material respect under any, applicable statutes, laws, ordinances, rules, regulations and orders of all Federal, state and local governmental bodies, agencies and subdivisions having jurisdiction over them or over any part of their operations (to the extent that such default or noncompliance could result in a material limitation on the conduct of Louisiana Bank's or LBO Bancorp's business, or could cause Louisiana

Bank or LBO Bancorp to incur a substantial financial penalty); and, except as set forth in Schedule 3.15 hereto, neither Louisiana Bank nor LBO Bancorp has received notice of a violation of, and does not know of any violation of or of any valid basis for any claim of a violation of, any of the above.

         3.16 Absence of Questionable Payments. Louisiana Bank and LBO Bancorp have not, nor has any director, officer, agent, employee, consultant or other person associated with, or acting on behalf of, Louisiana Bank or LBO Bancorp, (a) used any Louisiana Bank or LBO Bancorp corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (b) made any direct or indirect unlawful payments to government officials from any Louisiana Bank or LBO Bancorp corporate funds, or established or maintained any unlawful or unrecorded accounts with funds received from Louisiana Bank or LBO Bancorp.

         3.17 Insurance. Set forth in Schedule 3.17 hereto is an accurate and complete list of all policies of insurance (true, complete and correct copies of which have been previously provided to DGC by Louisiana Bank and LBO Bancorp) owned by Louisiana Bank or LBO Bancorp or in which Louisiana Bank or LBO Bancorp is named as the insured party. All such policies are valid, outstanding and enforceable and, except as set forth in Schedule 3.17 or to the extent adequate notice is otherwise given in advance by Louisiana Bank or LBO Bancorp to DGC, will remain in full force and effect at least through the consummation of the transactions contemplated by this Agreement. Such insurance with respect to Louisiana Bank's and LBO Bancorp's property and the conduct of their businesses is in such amounts and against such risks as are usually insured against by persons operating similar properties and businesses in the State of Louisiana and are adequate for the conduct of Louisiana Bank's and LBO Bancorp's businesses. Except as set forth in Schedule 3.17 hereto, neither Louisiana Bank nor LBO Bancorp has ever been refused any insurance nor have their coverages been limited (other than such limitations as have been standardly applied in Louisiana to banks of similar size and type as Louisiana
Bank) by any insurance carrier to which they have applied for insurance or which has provided insurance to them during the last five years.

         3.18  Powers of Attorney; Guarantees.  Except as set forth in Schedule
3.18 hereto, other than in the ordinary course of business neither Louisiana Bank nor LBO Bancorp has any power of attorney outstanding, nor any obligation or liability, either actual, accruing or contingent, as guarantor, surety, co-signer, endorser, co-maker or indemnitor in respect of the obligation of any other person, corporation, partnership, joint venture, association, organization or other entity.

         3.19 Taxes and Tax Returns. Louisiana Bank and LBO Bancorp have properly and accurately completed and duly filed in correct form all Federal, state and local information and tax returns required to be filed by them (all such returns to the best of Louisiana Bank's and LBO Bancorp's knowledge being accurate and complete in all respects) and have duly paid or made provisions for the payment of all taxes and other charges which have been incurred or are due or claimed to be due from them by Federal, state or local taxing authorities (including, without limitation, those due in respect of their properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls). The amounts set up as reserve for taxes on the Louisiana Bank Balance Sheet and the LBO Bancorp Balance Sheet are, to be the best of Louisiana Bank's and LBO Bancorp's knowledge, sufficient in the aggregate for the payment of all unpaid Federal, state and local taxes (including any interest or penalties thereon and including reserves for local real estate or other property taxes in an amount which is at least as great as the amount of such taxes paid in any prior year), whether or not disputed, accrued or applicable for the period ended December 31, 1993 or for any year or period prior thereto, and for which Louisiana Bank or LBO Bancorp may be liable in their own right or as transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity.

The Federal income tax returns of Louisiana Bank and LBO Bancorp have never been audited by the Internal Revenue Service. To the best of Louisiana Bank's and LBO Bancorp's knowledge, there are no pending questions relating to, nor claims asserted for, taxes or assessments upon Louisiana Bank or LBO Bancorp nor has Louisiana Bank or LBO Bancorp been requested to give any waivers extending the statutory period of limitation applicable to any Federal, state or local income tax return for any period. Proper and accurate amounts have been withheld by Louisiana Bank and LBO Bancorp from their employees for all prior periods in full and complete compliance with the tax withholding provisions of applicable Federal, state and local laws; accurate and complete Federal, state and local returns have been filed by Louisiana Bank and LBO Bancorp for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes; and the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by Louisiana Bank and LBO Bancorp in their financial statements as of December 31, 1993.

         3.20 Benefit and Employee Matters. Schedule 3.20 lists all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, employment, compensation arrangements, consulting, bonus, collective bargaining, group insurance, severance and other employee benefit, incentive and welfare policies, contracts, plans and arrangements, and all trust agreements related thereto established or maintained by LBO Bancorp or Louisiana Bank or any other member of the consolidated group of corporations of which LBO Bancorp and Louisiana Bank are members, for the benefit of any of the present or former directors, officers, or other employees of Louisiana Bank and LBO Bancorp. Except as set forth in Schedule 3.20 hereto, neither Louisiana Bank nor LBO Bancorp maintains or contributes to any "employee benefit plan", as such term is defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Except as set forth in Schedule 3.20, all "employee benefit plans" maintained by Louisiana Bank or LBO Bancorp (all such plans being listed in Schedule 3.20 hereto) (collectively, the "Louisiana Bank Plans") are in material compliance with the provisions of ERISA and the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). Except as set forth in Schedule 3.20, none of the Louisiana Bank Plans, no trust created thereunder, and no trustee or administrator thereof has engaged in a transaction that might subject any of the Louisiana Bank Plans, any such trust, or any trustee or administrator thereof, or, to the knowledge of LBO Bancorp and Louisiana Bank, any party dealing with the Louisiana Bank Plans or any such trust, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or to a civil penalty imposed by Section 502 of ERISA. Except as set forth in Schedule 3.20 hereof, no "employee benefit pension plan", as such term is defined in Section 3 of ERISA, maintained by Louisiana Bank or LBO Bancorp (collectively, the "Louisiana Bank Pension Plans") has, since September 2, 1974, been completely or partially terminated, nor, to the best knowledge of Louisiana Bank and LBO Bancorp, have there been any "reportable events," as such term is defined in Section 4043(b) of ERISA, with respect to any such plan since the effective date of said
Section 4043(b). None of the Louisiana Bank Pension Plans or trusts has incurred any "accumulated funding deficiency," as such term is defined in
Section 412 of the Code, whether or not waived, since the effective date of said Section 412. Each of the Louisiana Bank Pension Plans has been determined to be "qualified" within the meaning of Section 401(a) of the Code and neither Louisiana Bank nor LBO Bancorp knows of any fact which would adversely affect the qualified status of such plans. Louisiana Bank and LBO Bancorp have provided to DGC true, complete and correct copies of the most recent determination letter issued by the Internal Revenue Service with respect to each such Louisiana Bank Pension Plan. None of the Louisiana Bank Pension Plans is a "multi-employer plan," as defined in Section 3(37) of ERISA.

         Contributions in respect of the fiscal year ended December 31, 1993, to the Louisiana Bank Pension Plans amounted to approximately $76,280. The aggregate contribution in respect of the fiscal year ending December 31, 1994, to the Louisiana Bank Pension Plans will not exceed $65,000.

         Except as set forth in Schedule 3.20 hereto, (i) Louisiana Bank and LBO Bancorp are in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, occupational safety and health and they are not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against Louisiana Bank or LBO Bancorp pending or threatened before, or on appeal from, the National Labor Relations Board; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting Louisiana Bank or LBO Bancorp; (iv) no representation question exists respecting the employees of Louisiana Bank or LBO Bancorp; (v) no grievance which might have an adverse effect on Louisiana Bank or LBO Bancorp or the conduct of their businesses nor any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefor exist;
(vi) no collective bargaining agreement which is binding on Louisiana Bank or LBO Bancorp restricts them from closing any of their operations; and (vii) neither Louisiana Bank nor LBO Bancorp has experienced any work stoppage or other labor difficulty during the last five years.

         3.21  Contracts and Commitments; No Default (a) Set forth in Schedule
3.21 hereto are summary descriptions of the following information relating to Louisiana Bank and LBO Bancorp:

                 (i) to the extent permitted by law, any bank regulatory agency reports relating to the examination of Louisiana Bank which have been made available to Louisiana Bank or LBO Bancorp for the past five years;

                 (ii) the name of each bank with which Louisiana Bank or LBO Bancorp has an account or safekeeping or custodial arrangement or correspondent relationship and the names of all persons who are authorized with respect thereto;

                 (iii) all mortgages, indentures, promissory notes, deeds of trust, loan or credit agreements or similar instruments under which Louisiana Bank or LBO Bancorp is indebted in an amount greater than $50,000 for borrowed money or the price of purchased property, and all amendments or modifications of any thereof;

                 (iv) any loans, including any other credit arrangements by Louisiana Bank, to any holder of 10% or more of Louisiana Bank Common Stock or LBO Bancorp Common Stock, to any of Louisiana Bank's or LBO Bancorp's directors or officers, to any members of the immediate families of any of Louisiana Bank's or LBO Bancorp's directors or officers or to any corporation, firm or other organization in which any of such directors or officers has a financial interest; and

                 (v) any pending application, including any documents or materials relating thereto, which has been filed by Louisiana Bank or LBO Bancorp with any bank regulatory authority in order to obtain the approval of such bank regulatory authority for the establishment of a new branch bank or a new subsidiary bank.

Louisiana Bank and LBO Bancorp have previously furnished to, or made available for inspection by, DGC true, complete and correct copies of all reports, documents or other instruments set forth in Schedule 3.21 and otherwise described in this subsection (a).

         (b) Except as set forth in Schedule 3.21 hereto, neither Louisiana Bank nor LBO Bancorp is a party to or bound by, nor have any bids or proposals to which either Louisiana Bank or LBO Bancorp would be bound if accepted by another party thereto been made by or to Louisiana Bank or LBO Bancorp with respect to, any written or oral, express or, to the best of Louisiana Bank's or LBO Bancorp's knowledge, implied:

                 (i)  contract relating to the matters referred to in paragraph
         (a) above;

                 (ii) contract with or arrangement for directors, officers, employees, former employees, agents or consultants with respect to salaries, bonuses, percentage compensation, pensions, deferred compensation or retirement payments, or any profit-sharing, stock option, stock purchase or other employee benefit plan or arrangement;

                 (iii)  collective bargaining or union contract or agreement;

                 (iv) contract, commitment or arrangement for the borrowing of money or for a line of credit in an amount greater than $100,000;

                 (v) contract, commitment or arrangement for the lending of money or for the granting of a line of credit in an amount greater than $250,000;

                 (vi) contract or agreement for the future purchase by them of any materials, equipment, services or supplies, which continues for a period of more than twelve months (including periods covered by any option to renew by either party), which provides for a price in excess of the prevailing market price or is in excess of normal operating requirements over their remaining term;

                 (vii) contract containing covenants purporting to limit their freedom to compete; or

                 (viii) contract or commitment for the acquisition, construction or refurbishment of any property, plant or equipment, other than contracts and commitments for the acquisition, construction or refurbishment of any property, plant or equipment not in excess of $20,000 for any one establishment or $50,000 in the aggregate.

         Subject to the rights of DGC, CNCAC, CNC, and CNB to terminate its obligations under this Agreement in accordance with the provisions of Section 6.02(h) hereof, LBO Bancorp and Louisiana Bank shall have the right to update
Schedule 3.21 as it relates to loans in excess or $250,000.

         (c) Louisiana Bank and LBO Bancorp have performed all material obligations required to be performed by them under any contract, agreement, arrangement, commitment or other instrument to which they are a party (including, without limitation, any of those described in paragraphs (a) and (b) of this Section 3.21), and there is not, with respect to any such contract, agreement, commitment or other instrument, (i) any notice of violation, or (ii) any existing default (or event which, with or without due notice or lapse of time or both, would constitute a default) on the part of Louisiana Bank or LBO Bancorp or on the part of any other party thereto, which default would have a material adverse effect on Louisiana Bank's or LBO Bancorp's business, operations, properties, assets or financial condition, and neither Louisiana Bank nor LBO Bancorp has received notice of any such default, nor has Louisiana Bank or LBO Bancorp knowledge of any facts or circumstances which would reasonably indicate that Louisiana Bank or LBO Bancorp will be or may be in default under, any such contract, agreement, arrangement, commitment or other instrument subsequent to the date hereof.

         3.22 Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing furnished to DGC or CNB pursuant to the provisions hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading. No information material to this transaction which is necessary to make the representations and warranties herein contained not misleading has been withheld from, or has not been delivered in writing to, DGC and CNB.


                                   ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF DGC, CNCAC, CNC and CNB

         DGC, CNCAC, CNC, and CNB represent and warrant to Louisiana Bank and LBO Bancorp as follows:

         4.01 Corporate Organization. DGC, CNC and CNCAC are corporations duly organized, validly existing and in good standing under the laws of the State of Mississippi with respect to DGC and the State of Louisiana with respect to CNC and CNCAC, and CNB is a national banking association duly organized, validly existing and in good standing under the laws of the United States. DGC, CNC, CNCAC, and CNB, respectively, have the corporate power and authority (and CNB has received appropriate authorizations from the OCC) to own or lease all of their properties and assets and to carry on their businesses as they are now being conducted.

         4.02 Capitalization. The authorized capital stock of DGC consists of 20,000,000 shares of DGC common stock, no par value ("DGC Common Stock"); 10,000,000 shares of Class A Voting Preferred Stock, no par value; and 10,000,000 shares of Class B Non Voting Preferred Stock, no par value (collectively, "the DGC Preferred Stock"). At the close of business on June 30, 1994, there were 17,668,852 shares of DGC Common Stock issued and outstanding and no shares of DGC Preferred Stock had been issued. In addition, options to acquire 441,354 shares of DGC Common Stock were outstanding. The authorized capital stock of CNC consists of 5,000,000 shares of common stock, $5.00 par value. At the close of business on June 30, 1994, there were 4,200,000 shares of CNC common stock issued and outstanding, 100% of which shares were owned by DGC. The authorized capital stock of CNCAC consists of 10,000 shares of common stock, no par value. As of the date of this Agreement, there were no shares of CNCAC common stock issued and outstanding. At the Closing Date there shall be 10,000 shares of CNCAC common stock issued and outstanding, 100% of which shares shall be owned by DGC. The authorized capital stock of CNB consists of 1,400,000 shares of CNB common stock. At the close of business on June 30, 1994, there were 1,400,000 shares of CNB common stock issued and outstanding, which shares were owned by CNC. All issued and outstanding shares of DGC Common Stock have been, and the shares of DGC Common Stock to be issued pursuant to the Holding Company Merger will be, duly authorized, validly issued, and free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances and any preemptive or similar rights other than encumbrances placed thereon by holders of CNC common stock, and all such shares are and will be fully paid and nonassessable. Except as referred to above, DGC does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of DGC Common Stock or DGC Preferred Stock or any security representing the right to purchase or otherwise receive any DGC Common Stock or DGC Preferred Stock.

         4.03 Authority; No Violation. (a) DGC, CNCAC, CNC, and CNB, respectively, have full corporate power and authority to execute and deliver this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement (to the extent each is a party thereto) and, subject to the approval of the shareholders of CNCAC and CNB, to consummate the transactions contemplated hereby and thereby. The respective Boards of Directors of DGC, CNCAC, CNC, and CNB, or a majority thereof, have duly and validly approved and adopted this Agreement, the Holding Company Merger Agreement (in the case of the respective boards of directors of DGC and CNCAC) and the Bank Merger Agreement (in the case of the board of directors of CNB) and the transactions contemplated hereby and thereby, have executed or authorized the execution of and have authorized the delivery of this Agreement, and except for approval by DGC, as the sole shareholder of CNCAC and CNB, no other corporate proceedings on the part of DGC, CNCAC, CNC, or CNB are necessary or desirable to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by DGC, CNCAC, CNC, and CNB and constitutes a valid and binding obligation of each of DGC, CNCAC, CNC, and CNB, enforceable in
accordance with its terms.   The Holding Company Merger has been duly and
validly executed and delivered by DGC and CNCAC and constitutes a valid and binding obligation of each in accordance with its terms. The Bank Merger Agreement has been duly and validly executed and delivered by CNB and is a binding obligation of CNB in accordance with its terms.

                 (b) Neither the execution and delivery of this Agreement, the Holding Company Merger Agreement or the Bank Merger Agreement by DGC, CNCAC, CNC, or CNB nor the consummation by DGC, CNCAC, CNC, or CNB of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the DGC Common Stock), nor compliance by DGC, CNCAC, or CNB with any of the provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of DGC, CNC, or CNCAC, or the Articles of Association or Bylaws of CNB, (ii) to the best knowledge of DGC, CNCAC, CNC, and CNB violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to DGC, CNC, CNCAC, CNB, or any of their subsidiaries or any of their respective properties or assets, or (iii) to the best knowledge of DGC, CNC, CNCAC, and CNB (such knowledge standard in this subparagraph (iii), however, not applying with respect to the issuance of DGC Common Stock hereunder) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of DGC, CNCAC, CNC, CNB, or any of their subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which DGC, CNC, CNCAC, CNB, or any of their respective subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such conflicts, breaches or defaults as are set forth in Schedule 4.03 hereto, or which either individually or in the aggregate will not have a material adverse effect on the business, operations, properties, assets or financial condition of DGC, CNC, CNCAC, CNB or any of their respective subsidiaries.

         4.04 Consents and Approvals. Except for consents and approvals of or filings or registrations with the Securities and Exchange Commission, the OCC, the FDIC, the Louisiana Office of Financial Institutions and the Federal Reserve Bank or as set forth in Schedule 4.04 hereto, no consents or approvals of or filings or registrations with any governmental agency or any public body or authority are necessary in connection with (i) the execution and delivery by DGC, CNCAC, CNC, and CNB of this Agreement or (ii) the consummation of the Mergers and the other transactions contemplated hereby.

         4.05 Legal Proceedings. DGC, CNCAC, CNC, and CNB are not parties to any and there are no pending or, to the best of DGC's, CNC's, CNCAC's, and CNB's knowledge, threatened material legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature challenging the validity or propriety of the transactions contemplated in this Agreement, and, to the best of DGC's, CNCAC's, CNC's, and CNB's knowledge, there is no reasonable basis for any such proceeding, claim, action or governmental investigation. Except as set forth in Schedule 4.05 to this Agreement, there are no pending or, to the best of DGC's, CNC's, CNCAC's and CNB's knowledge, threatened material legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against DGC, CNC or CNB or any member of DGC's consolidated group (as such term is defined in Section 4.07 hereof) or any officer, director or agent of any of the foregoing who would be entitled to indemnity rights from any of the foregoing, which if decided adversely to any of the foregoing or the defense of which would have a material adverse effect on the business, operations, assets or financial condition of DGC's consolidated group. Neither DGC, CNCAC, CNC, CNB, nor any other member of DGC's consolidated group is a party to any order, judgment or decree which will, or might reasonably be expected to, materially adversely affect their business, operations, properties, assets or financial condition or their ability to acquire any property or conduct business in any area in which they presently do business.

         4.06 DGC, CNC, CNCAC and CNB. DGC, CNC, CNCAC and CNB have delivered to LBO Bancorp and Louisiana Bank true and correct copies of their articles of incorporation or association, as amended, and bylaws, as amended.

         4.07 Reports of DGC. DGC has delivered to LBO Bancorp true and complete copies of (i) its Quarterly Reports to the SEC on Form 10-Q for the quarters ended March 31, 1994 and March 31, 1993; (ii) its Annual Reports to the SEC on Form 10-K for the years ended December 31, 1993 and 1992; (iii) its 1994 Proxy Statement and all proxy statements disseminated to DGC's shareholders at any time since January 1, 1992; (iv) any reports disseminated to its shareholders since January 1, 1993; (v) any other report made by it to the SEC since December 31, 1992; and (vi) its annual report to the Federal Reserve for the year ended December 31, 1993. The financial statements contained in DGC's annual reports to the SEC on Form 10-K for the years ended December 31, 1993 and 1992 and in its Quarterly Reports to the SEC on Form 10-Q for the quarters ended March 31, 1994 and March 31, 1993 have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with prior periods, and present fairly, in conformity with generally accepted accounting principles, the consolidated results of operations of DGC and its subsidiaries ("DGC's consolidated group") for the respective periods covered thereby and the consolidated financial condition of DGC's consolidated group as of the respective dates thereof. All call reports of CNB since December 31, 1991 have been filed on the appropriate form and prepared in accordance with such form's instructions and the applicable rules and regulations of the regulating federal agency. The financial statements referred to above are supported by and consistent with detailed trial balances of investment securities, loans and commitments, depositors' accounts and cash balances on deposit with other institutions.

         4.08 Accuracy of Statements. No warranty or representation made or to be made by DGC, CNC, CNCAC or CNB in this Agreement or in any document furnished or to be furnished by DGC, CNC, CNCAC or CNB pursuant to this Agreement, and no information furnished by any of the foregoing pursuant to this Agreement, contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement (as defined in subsection 5.06(a) hereof) and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

                                   ARTICLE V

                            COVENANTS OF THE PARTIES

         5.01 Conduct of Business. Except with the consent of DGC, during the period from the date of this Agreement to the Effective Time:

                 (a) Louisiana Bank and LBO Bancorp will conduct their businesses and engage in transactions only in the ordinary course and consistent with prudent banking practice.

                 (b) No extraordinary increase shall be made in the compensation payable or to become payable by Louisiana Bank and LBO Bancorp to any officer, employee, or agent, nor shall any bonus payment be made (except pursuant to existing benefit plans), stock option be granted or extraordinary employment agreement or consulting agreement be entered into by Louisiana Bank or LBO Bancorp with any such officer, employee or agent.

                 (c) No material assets of Louisiana Bank or LBO Bancorp shall be sold or disposed of except in the ordinary course of business.

                 (d) No new capital commitments shall be entered into, and no capital expenditures shall be made, by Louisiana Bank and LBO Bancorp, except commitments or expenditures within existing operating and capital budgets or otherwise in the ordinary course of business.

                 (e) Louisiana Bank and LBO Bancorp shall not authorize or issue any shares of any class of its capital stock or any securities exchangeable for or convertible into any such shares or any options or rights to acquire any such shares, nor shall Louisiana Bank or LBO Bancorp otherwise authorize or affect any change in its capitalization.

                 (f) LBO Bancorp shall not declare and pay any dividend to its shareholders prior to the Effective Date. Louisiana Bank shall only declare and pay such dividends as are necessary to pay normal and routine operating expenses, reasonable expenses related to this transaction, and to pay the indebtedness of LBO Bancorp to Premier Bank in the approximate amount of $71,000 and the ESOP debt commitment of LBO Bancorp of approximately $14,000.

         5.02 Limitation on Actions. Except to the extent required in the reasonable opinion of counsel to LBO Bancorp to discharge the fiduciary duty of its directors, Louisiana Bank and LBO Bancorp agree that from the date hereof to the consummation of the Mergers, they will not, without the consent of DGC, solicit, discuss, undertake or enter into (with or without shareholder approval), either as the proposed surviving, terminating, acquiring or acquired corporation, any other merger, consolidation, assets acquisition, tender offer or other takeover transaction or (except as may be required by court order or decree) furnish or cause to be furnished any information concerning their business or properties to any person or entity, other than DGC and CNB, interested in any such transaction. Nothing contained in the preceding sentence shall affect the ability of any party to furnish information as required by law. From the date hereof to the consummation of the Mergers, Louisiana Bank and LBO Bancorp will not engage in any transaction not in the ordinary course of business, nor will they combine their common stock, and any unusual development or practice shall be promptly reported by Louisiana Bank and LBO Bancorp to DGC.

         5.03 Current Information. During the period from the date of this Agreement to the Effective Time, Louisiana Bank and LBO Bancorp will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of DGC and to report the general status of its ongoing operations. Louisiana Bank and LBO Bancorp will promptly notify DGC of any material change in the normal course of their business or in the operation of their properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving either party, and will keep DGC fully informed of such events.

         5.04 Access to Properties and Records; Confidentiality. For purposes of allowing DGC, CNCAC, and CNB and their counsel to prepare regulatory submissions, and for other relevant purposes, Louisiana Bank and LBO Bancorp shall permit DGC reasonable access to their properties, and shall disclose and make available to DGC and its agents all books, papers and records relating to their assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to: their books of account (including their general ledgers); tax records; minute books of directors' and shareholders' meetings; charter documents; bylaws; material contracts and agreements; filings with any regulatory authority; litigation file; compensatory plans affecting its employees; and any other materials pertaining to business activities, projects or programs in which the other parties may have a reasonable interest in light of the proposed Mergers. None of the parties hereto shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or other person, would jeopardize the attorney-client privilege of the institution in possession or control of such information, or would contravene any law, rule, regulation, order, judgment, decree or binding agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

         All information furnished by one party to another pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Mergers contemplated hereby and, if such Mergers shall not occur, the party receiving the information shall return to the party which furnished such information all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all of such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for two years from the date the proposed Mergers are abandoned and shall not apply to (i) any information which (a) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof by the party furnishing the information, (b) was then generally known to the public or set forth in public records, (c) became known to the public through no fault of the party receiving the information, or (d) was disclosed to the party receiving the information by a third party not bound by an obligation of confidentiality, or (ii) disclosures in accordance with an order of a court of competent jurisdiction.

         5.05 Interim Financial Statements. As soon as reasonably available, but in no event more than fifteen (15) days after the end of each month ending after the date of this Agreement, Louisiana Bank and LBO Bancorp will deliver to DGC copies of their monthly financial statements.

         5.06 Regulatory Matters. (a) DGC will prepare and file (and LBO Bancorp and Louisiana Bank will cooperate in the preparation and filing by DGC
of) a registration statement with the Securities and Exchange Commission on Form S-4 under the Securities Act of 1933, as amended (the "Registration Statement") and comply with all requirements of the Securities Act applicable thereto, for the purpose of registering the DGC Common Stock to be issued in the Holding Company Merger. DGC shall use its best efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the DGC Common Stock under the securities or blue sky laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby, and the parties will cooperate in the preparation of a proxy statement to be mailed to LBO Bancorp shareholders in connection with the meeting to be called to consider the Holding Company Merger, as soon as reasonably practicable following the date of this Agreement. It is contemplated that a combined proxy statement/prospectus will be sent to shareholders of LBO Bancorp.

                 (b) DGC, CNC, CNCAC and CNB shall prepare (and LBO Bancorp and Louisiana Bank shall cooperate in the preparation of) all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement, including those required by the OCC and the Federal Reserve Board.

         5.07 Approval of Shareholders. LBO Bancorp will (i) take all steps necessary to call, give notice of, convene and hold a special meeting of its shareholders as soon as practicable for the purpose of approving and adopting the Holding Company Merger Agreement and the transactions contemplated thereby and for such other purposes as may be necessary or desirable, (ii) recommend to its shareholders the approval of the Holding Company Merger Agreement and the transactions contemplated thereby and such other matters as may be submitted to its shareholders in connection with this Agreement, and (iii) cooperate and consult with DGC, CNC, CNCAC, and CNB with respect to each of the foregoing matters. LBO Bancorp will use its best efforts to obtain the necessary approvals of its shareholders of the Bank Merger Agreement and the transactions contemplated thereby. LBO Bancorp, as the sole shareholder of Louisiana Bank, shall approve the Bank Merger Agreement and the transactions contemplated thereby.

         5.08 Compliance with Securities Act. LBO Bancorp shall identify in a letter to DGC, after consultation with its counsel and with DGC and its counsel, at the time of the meeting of shareholders of LBO Bancorp referred to in Section 5.07 hereof, those persons who may be deemed to be affiliates of LBO Bancorp as that term is defined in Rule 145 under the Securities Act of 1933 and who will become beneficial owners of Common Stock of DGC pursuant to the Holding Company Merger ("LBO Affiliates").

         5.09 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable action. In addition, Louisiana Bank and LBO Bancorp agree to notify DGC by telephone within twenty-four (24) hours of receipt of any inquiry with respect to a proposed merger, consolidation, assets acquisition, tender offer or other takeover transaction with another person or receipt of a request for information from the FDIC, OCC or other governmental authority with respect to a proposed acquisition of Louisiana Bank or LBO Bancorp by another party.

         5.10 Public Announcements. DGC, CNC, CNCAC, CNB, Louisiana Bank and LBO Bancorp will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby. No party to this agreement shall make any public announcement or otherwise make any disclosure (either public or private), other than such disclosure to employees or agents of any such party as may be required to carry out the transactions contemplated by this Agreement, without the express written consent of all parties hereto. Each party hereto shall undertake such reasonable steps as may be required to ensure that its employees and agents comply with the provisions of this Section 5.10.

         Section 5.11. Benefits. From and after the Effective Time, DGC or CNB, will, subject to compliance with applicable legal and regulatory requirements, provide coverage for all Louisiana Bank employees under all DGC employee benefit plans for which they are eligible, as soon as practicable after the Effective Time. All prior years of service of Louisiana Bank employees will be counted for vesting and eligibility purposes under all applicable DGC employee benefit plans to the extent permitted by applicable law. Any Louisiana Bank employee who, immediately prior to the Effective Time, is covered by or is a participant in a Louisiana Bank employee benefit plan listed in Schedule 3.20 of this Agreement, shall, at the Effective Time, be covered by or participate in the comparable CNC or DGC employee benefit plan if a comparable plan otherwise is maintained by DGC or CNB, and if the employee meets the eligibility requirements of the plan. At the Effective Time, or as soon as reasonably practical after receipt of a favorable determination letter from the IRS with respect to the Louisiana Bank of Ouachita Parish 401(k) Plan, such plan will be merged with and into the Retirement Savings Plan for Employees of Deposit Guaranty Corp. and Participating Subsidiaries. Immediately prior to the Effective Time, each and every loan to or other indebtedness of the Louisiana Bank of Ouachita Parish Employee Stock Ownership Plan will be satisfied. At the Effective Time, or as soon thereafter as is reasonably practical, the parties will either cause the Louisiana Bank of Ouachita Parish Employee Stock Ownership Plan to be merged with and into the Retirement Savings Plan for Employees of Deposit Guaranty Corp. and Participating Subsidiaries, or cause the Louisiana Bank of Ouachita Parish Employee Stock Ownership Plan to be terminated and all participant accounts maintained therein distributed to, or at the direction of, their beneficial owners in an Eligible Rollover Distribution (as that term is defined in Section 402(f)(2)(A) of the Code), which distribution may be paid directly to the Trustee of the Retirement Savings Plan for Employees of Deposit Guaranty Corp. and Participating Subsidiaries, at the election of the distributee, pursuant to Section 401(a)(31) of the Code.

         5.12 Additional Information from DGC. DGC will provide LBO Bancorp with (i) prompt written notice of any material adverse change in the financial condition, results of operations, business or prospects of DGC, CNC or CNB, except to the extent such disclosure is in violation of law, (ii) as soon as they become available and are publicly disclosed, copies of any financial statements, reports and other documents of the type referred to in Section 4.07 with respect to DGC, and (iii) promptly upon its dissemination, any report disseminated to the shareholders of DGC.

         5.13 Publication of Post-Merger Financial Statements. DGC shall file all Form 10-Qs and Form 10-Ks required to be filed by it with the SEC timely and will issue press releases concerning earnings in accordance with its established practice. This covenant of DGC shall expire six months from and after the Effective Time.

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
                                   ARTICLE VI

                               CLOSING CONDITIONS

         6.01  Conditions to Each Party's Obligations under this Agreement.
The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived (except that the opinions set forth in paragraphs
(c) and (d) of this Section may be revised or modified by DGC):

                 (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the holders of at least two-thirds of the shares of LBO Bancorp Common Stock represented at the special meeting of shareholders of LBO Bancorp called pursuant to Section
5.07 hereof, at which a quorum is present.

                 (b) None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Mergers.

                 (c) DGC, CNCAC, CNB, LBO Bancorp and Louisiana Bank shall have received an opinion of Messrs. Watkins Ludlam & Stennis substantially to the effect that the transactions contemplated by this Agreement will be treated for Federal income tax purposes as a tax free reorganization under Section 368 of the Internal Revenue Code.

                 (d)  Reserved.

                 (e) The Registration Statement relating to the shares of DGC Common Stock to be issued pursuant to the Holding Company Merger Agreement shall have become effective under the Securities Act of 1933 and shall not be subject to any stop order or a threatened stop order.

                 (f) Any and all permits, consents, waivers, clearances, approvals and authorizations (including those referred to in Schedule 3.06 hereto) of all third parties and governmental bodies which are necessary in connection with the consummation of the Mergers and the other transactions contemplated hereby or the conduct by the Association of the business of Louisiana Bank and LBO Bancorp as conducted by Louisiana Bank and LBO Bancorp at the Effective Time, shall have been obtained.

         6.02 Conditions to the Obligations of DGC, CNC, CNCAC, and CNB under this Agreement. The obligations of DGC, CNC, CNCAC, and CNB under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by DGC, CNCAC, CNC, and CNB:

                 (a) Each of the obligations of Louisiana Bank and LBO Bancorp required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with and the representations and warranties of Louisiana Bank and LBO Bancorp contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of such date (except as otherwise contemplated by this Agreement) and DGC, CNCAC, CNC, and CNB shall have received a certificate to that effect signed by the president and the chief financial officer of Louisiana Bank and LBO Bancorp.

                 (b) All action required to be taken by, or on the part of, Louisiana Bank and LBO Bancorp to authorize the execution, delivery and performance of this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement by Louisiana Bank and LBO Bancorp and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of Louisiana Bank and LBO Bancorp and DGC, CNCAC, CNC, and CNB shall have received certified copies of the resolutions evidencing such authorization.

                 (c) DGC, CNC, CNCAC, and CNB shall have received an opinion from Gordon, Arata, McCollam & Duplantis, L.L.P., counsel to Louisiana Bank and LBO Bancorp, dated the date of the Closing, in form satisfactory to CNB, DGC, and CNCAC to the effect that:

                 (i) LBO Bancorp is a corporation duly organized and validly existing under the laws of Louisiana and in good standing with the Louisiana Secretary of State's office and has all requisite corporate power and authority to own and lease its property and to carry on its business as now being conducted.

                 (ii) Louisiana Bank is a duly chartered and validly existing Louisiana state banking organization and (a) has all requisite corporate power and authority to own and lease its property and to carry on its business as now being conducted, (b) as a state chartered financial institution, it is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks in the state of Louisiana, as well as commercial, industrial and real estate loans and (c) is an insured bank as defined in the Federal Deposit Insurance Act.

                 (iii) The execution, delivery and performance of this Agreement and the Holding Company Merger Agreement have been duly authorized by the board of directors and stockholders of LBO Bancorp and all corporate acts and other corporate proceedings required on the part of LBO Bancorp for the due and valid authorization, execution, delivery and performance of this Agreement and the Holding Company Merger Agreement and the consummation of the Holding Company Merger have been taken.

                 (iv) The execution, delivery and performance of this Agreement and the Bank Merger Agreement have been duly authorized by the board of directors and sole stockholder of Louisiana Bank and all corporate acts and other corporate proceedings required on the part of Louisiana Bank for the due and valid authorization, execution, delivery and performance of this Agreement and the Bank Merger Agreement and the consummation of the Bank Merger have been taken.

                 (v) This Agreement and the Holding Company Merger Agreement are the legal, valid and binding obligations of LBO Bancorp and are enforceable against it in accordance with their terms, except as such enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by provisions of United States and Louisiana laws relating to deceptive practices, misstatements or omissions of material facts in the sale of securities, fraud and gross fault, and except as to the availability of specific performance, injunction or other equitable remedies.

                 (vi) This Agreement and the Bank Merger Agreement are the legal obligations of Louisiana Bank and are enforceable against it in accordance with their terms, except as such enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by provisions of United States and Louisiana laws relating to deceptive practices, misstatements or omissions of material facts in the sale of securities, fraud and gross fault, and except as to the availability of specific performance, injunction or other equitable remedies.

                 (vii) Neither the execution and delivery of this Agreement and the Holding Company Merger Agreement by LBO Bancorp nor the consummation of the transactions contemplated thereby (a) violates, conflicts with or results in a breach of any provision of or constitutes a default under, its articles of incorporation, bylaws or any material mortgage, lease, contract, agreement or other instrument of which we have knowledge which binds it or its assets, or (b) to our knowledge, violates any order, writ, injunction or decree of any governmental body applicable to it or its assets, the effect of which would be materially adverse to LBO Bancorp and Louisiana Bank or have a materially adverse impact on the transactions contemplated by this Agreement.

                 (viii) Neither the execution and delivery of this Agreement and the Bank Merger Agreement by Louisiana Bank nor the consummation of the transactions contemplated thereby (a) violates, conflicts with or results in a breach of any provision of or constitutes a default under, its articles of association, bylaws or any material mortgage, lease, contract, agreement or other instrument of which we have knowledge which binds it or its assets, or (b) to our knowledge violates any order, writ, injunction or decree of any governmental body applicable to it or its assets, the effect of which would be materially adverse to LBO Bancorp or Louisiana Bank or have a materially adverse impact on the transactions contemplated by this Agreement.

                 (ix) The authorized capital stock of LBO Bancorp is as follows: 410,000 shares of common stock, $5.00 par value per share, authorized, of which 386,012 shares are issued and outstanding. The authorized capital stock of Louisiana Bank is as follows: 260,000 shares of common stock, $5.00 par value per share, authorized, of which 260,000 shares are issued and outstanding. All issued and outstanding shares have been duly authorized and validly issued, and to our knowledge are fully paid and (except as provided in La. Rev. Stat. Section 6:262) nonassessable. To our knowledge, except for this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement, there are no outstanding options, warrants, contracts or commitments entitling any person to purchase or otherwise acquire from LBO Bancorp or Louisiana Bank any shares of their capital stock; nor to our knowledge, do LBO Bancorp or Louisiana Bank have any outstanding obligation with respect to their unissued capital stock, or any outstanding obligation to repurchase, redeem or otherwise acquire any of their outstanding shares of capital stock.

                 (x) To our knowledge no material litigation is pending or overtly threatened in written communications, before any court or agency of government or arbitration panel against LBO Bancorp or Louisiana Bank which would prevent the performance of this Agreement, the Holding Company Merger Agreement, the Bank Merger Agreement or any of the transactions contemplated thereby or declare the same unlawful or cause the rescission thereof.


         We have participated in conferences with representatives of LBO Bancorp and Louisiana Bank in connection with the preparation by DGC of the Registration Statement and the preparation by LBO Bancorp of the Proxy Statement contained therein, and we have considered the matters required to be stated in the Registration Statement and in the Proxy Statement and the statements contained therein, and based on the foregoing and relying as to materiality upon the opinions of officers and other representatives of LBO Bancorp and Louisiana Bank, nothing has come to our attention that would lead us to believe that the Registration Statement, as amended, at the time it became effective or the Proxy Statement at the time it was distributed to the shareholders, contained any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary to make the statements therein not misleading, except that we express no opinion as to the financial statements and other financial and statistical data included in or omitted from the Registration Statement and the Proxy Statement or as to any of the matters required to be stated therein or any of the statements contained therein with respect to DGC, CNC or CNB.

         In connection with such opinion, such counsel may rely as to factual matters on certificates of officers of LBO Bancorp and Louisiana Bank unless counsel has knowledge that the certificate is incorrect and such counsel's knowledge shall mean the actual knowledge of the lawyers in the firm who have devoted substantive attention to the transaction contemplated by this Agreement as counsel.

                 (d)  Reserved.

                 (e)  Reserved.

                 (f) Except for those contracts set forth in Schedule 6.02 (f) hereto, all contracts between Louisiana Bank or LBO Bancorp and any employee thereof or independent contractor thereto shall, by the terms of such contracts or a written addendum thereto, be terminable by DGC, CNCAC, or CNB following the Mergers, upon no more than thirty (30) day's written notice to the employee or independent contractor.

                 (g) This Agreement and the transactions contemplated hereby shall have been approved by the OCC and all other applicable federal and state authorities in a form acceptable to DGC.

                 (h) Except as set forth in Schedule 6.02(h) hereto, there shall have been no material adverse change in the financial condition or results of operations of LBO Bancorp or Louisiana Bank from the condition and results of operations indicated in the audited financial statements of LBO Bancorp or Louisiana Bank at December 31, 1993, and for the year then ended.

                 (i) LBO Bancorp shall have caused all LBO Affiliates to execute and deliver to DGC written agreements to comply with the applicable resale restrictions set forth in Rule 145 under the Securities Act of 1933 and with such restrictions as are necessary to permit the Mergers to be treated for accounting purposes as a pooling of interests.

                 (j) DGC, CNCAC, CNB, LBO Bancorp and Louisiana Bank shall have received an opinion of KPMG Peat Marwick dated the date of Closing, in form and substance satisfactory to DGC, CNCAC, CNB, LBO Bancorp and Louisiana Bank, and substantially to the effect that on the basis of a review of this Agreement and all of the circumstances related thereto, in the opinion of KPMG Peat Marwick Accounting Principles Board Opinion No. 16 requires the Mergers to be accounted for as a pooling of interests.

         Louisiana Bank and LBO Bancorp will furnish DGC, CNC, CNCAC, and CNB with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 6.02 as DGC, CNC, CNCAC, and CNB may reasonably request.

         6.03 Conditions to the Obligations of Louisiana Bank and LBO Bancorp under this Agreement. The obligations of Louisiana Bank and LBO Bancorp under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by Louisiana Bank and LBO Bancorp:

                 (a) Each of the obligations of DGC, CNCAC, CNC, or CNB, respectively, required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with and the representations and warranties of DGC, CNCAC, CNC, and CNB contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as otherwise contemplated by this Agreement) and Louisiana Bank and LBO Bancorp shall have received certificates to that effect signed by the presidents and chief financial officers of DGC, CNCAC, and CNB, respectively.

                 (b) All action required to be taken by, or on the part of, DGC, CNCAC, CNC, and CNB to authorize the execution, delivery and performance of this Agreement of DGC, CNCAC, and CNB and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Boards of Directors of DGC, CNCAC, and CNB, respectively, and Louisiana Bank and LBO Bancorp shall have received certified copies of the resolutions evidencing such authorization.

                 (c)  Reserved.

                 (d) Each of the obligations of DGC, CNC and CNB required to be performed by them at or prior to the Closing, pursuant to the terms of this Agreement, shall have been duly performed and complied with and the representations and warranties of DGC, CNC and CNB contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made at and as of such date (except as otherwise contemplated by this Agreement). In addition DGC, CNC and CNB shall have delivered to LBO Bancorp and Louisiana Bank a certificate to that effect signed by the president and chief financial officer of each of DGC, CNC and CNB.

                 (e) Opinion of Counsel. LBO Bancorp and Louisiana Bank shall have received from Messrs. Watkins, Ludlam and Stennis, counsel for DGC, CNC and CNB, an opinion, dated as of the Closing Date, in form and substance satisfactory to LBO Bancorp and Louisiana Bank, to the effect that:

                 (i) Each of DGC, CNC and CNB is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate power and authority to own and lease its property and to carry on the business described as being carried on by it in the Registration Statement. DGC is qualified and in good standing as a foreign corporation in the State of Louisiana;

                 (ii) the execution and delivery of this Agreement and the Merger Agreements have been duly authorized by the Boards of Directors of DGC, CNC and CNB which are party thereto, and by the shareholders of CNB and CNCAC, and all corporate acts and other corporate proceedings required on the part of DGC, CNC, CNCAC and CNB for the due and valid authorization, execution and delivery of this Agreement and the Merger Agreements, and the consummation of the Mergers, have been validly and appropriately taken. Upon the filing of the executed Bank Merger Agreement with the Louisiana Commissioner of Financial Institutions and the Office of the Comptroller of the Currency, the Bank Merger will be effective as of the time referred to in the Bank Merger Agreement, and upon the filing of the executed Holding Company Merger Agreement with the Secretary of State of Louisiana, the Holding Company Merger will be effective as of the Effective Time;

                 (iii) this Agreement and Merger Agreements are the legal, valid and binding obligations of DGC, CNC and CNB, as the case may be, and are enforceable against DGC, CNC and CNB, as the case may be, in accordance with their terms, except as such enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally, and by provisions of Louisiana laws relating to fraud and gross fault and except as to the availability of specific performance or other equitable remedies;

                 (iv) neither the execution, delivery or performance of this Agreement or the Merger Agreements by DGC, CNC and CNB, nor the consummation of the transactions contemplated hereby or thereby, will
         (A) violate, conflict with or result in a breach of any provision of or constitute a default under the articles of incorporation, articles of association or bylaws of DGC, CNC or CNB or, to our knowledge, any material mortgage, lease, contract, agreement or other instrument which binds any of them or any of their assets, or (B) to our knowledge, violate any order, writ, injunction or decree of any governmental body applicable to DGC, CNC, CNCAC or CNB;

                 (v) the authorized capital stock of DGC, CNC and CNB is as set forth in Section 4.02 of this Agreement, and all shares of DGC Common Stock to be issued to holders of LBO Bancorp Common Stock will be, when issued as described in this Agreement and the Registration Statement, duly authorized and validly issued, fully paid and non-assessable, free of liens, security interests, pledges or other encumbrances and all preemptive or similar rights other than liens, security interests, pledges or other encumbrances placed thereon by the holders of LBO Common Stock;

                 (vi) the Registration Statement has become effective, and to such counsel's knowledge, no stop order suspending its effectiveness has been issued nor have any proceedings for that purpose been instituted;

                 (vii) the Registration Statement and each amendment or supplement thereto, as of their respective effective or issue dates, complied as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, and we do not know of any contracts or documents required to be filed as exhibits to the Registration Statement which are not filed as required; it being understood that such counsel need express no opinion as to the financial statements or other financial or statistical data contained in or omitted from the Registration Statement or the Proxy Statement; and

                 (viii) to our knowledge, except as disclosed to LBO Bancorp in writing, no material claims of any kind have been asserted and there are no material actions, suits, proceedings, arbitrations or investigations pending or threatened in any court or before any governmental agency or instrumentality or arbitration panel against any member of DGC's consolidated group, which would prevent the performance of this Agreement or the Merger Agreements or any of the transactions contemplated thereby or declare the same unlawful or cause the rescission thereof.

         In addition, such counsel shall state that they have participated in conferences with representatives of the parties hereto and their respective accountants and counsel in connection with the preparation of the Registration Statement and the Proxy Statement and have considered the matters required to be stated therein the statements contained therein, and based on the foregoing (relying as to materiality on the opinion of officers and representatives of the parties hereto) nothing has come to the attention of such counsel that would lead them to believe that the Registration Statement and the Proxy Statement, as amended or supplemented, if they have been amended or supplemented (in the case of the Registration Statement), or at the time distributed to shareholders (in the case of the Proxy Statement), contained any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary to make the statements therein not misleading (except in each such case for the financial statements and other financial and statistical data included therein or omitted therefrom; as to which no statement need be made).

         In connection with such opinion such counsel may rely as to factual matters on certificates of DGC, CNC and CNB, unless counsel has knowledge that the certificate is incorrect, and such counsel's knowledge shall mean the actual knowledge of the lawyers in the firm (i) who have devoted substantive attention to the transactions contemplated by this Agreement as counsel, and
(ii) who have historically provided to DGC legal counsel and advice concerning the federal and state securities laws.

                 (f) Opinion of Investment Bankers. LBO Bancorp shall have received an opinion, dated within five days prior to the mailing of the Proxy Statement to the shareholders of LBO Bancorp, from National Capital Corporation (or an affiliate thereof) in form and substance satisfactory to LBO Bancorp, to the effect that the terms of the transactions as contemplated by this Agreement and the Merger Agreements are fair to LBO Bancorp and its shareholders from a financial point of view. It is understood and agreed that the fee to be paid by LBO Bancorp for such opinion shall not exceed $12,000.

                 (g)      No Material Adverse Change.  Except as set forth in
Schedule 6.03(g) hereto, there shall not have occurred any material adverse change from March 31, 1994 to the Closing Date in the financial condition, results of operations, business or prospects of DGC's consolidated group.

         DGC, CNCAC, and CNB will furnish Louisiana Bank and LBO Bancorp with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 6.03 as Louisiana Bank and LBO Bancorp may reasonably request.


                                  ARTICLE VII

                                    CLOSING

         7.01 Time and Place. Subject to the provisions of Articles VI and VIII hereof, the closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of DGC, One Deposit Guaranty Plaza, 210 East Capitol Street, Jackson, Mississippi 39205 at 9:00 A.M., local time, on the first business day after the date on which all of the conditions contained in Article VI, to the extent not waived, are satisfied; or at such other place, at such other time, or on such other date as DGC, CNCAC, CNC, CNB, LBO Bancorp and Louisiana Bank may mutually agree upon for the Closing to take place (such date of the Closing being referred to herein as the "Closing Date").

         7.02 Deliveries at the Closing. Subject to the provisions of Articles VI and VIII hereof, at the Closing there shall be delivered to DGC, CNC, CNCAC, CNB, LBO Bancorp and Louisiana Bank the opinions, certificates, and other documents and instruments required to be delivered under Article VI hereof.


                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

         8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Holding Company Merger by the shareholders of LBO Bancorp:

                 (a) by mutual written consent of Louisiana Bank, LBO Bancorp, DGC, CNCAC, CNC, and CNB, properly authorized by their respective Boards of Directors;

                 (b) by DGC, CNCAC, CNC, and CNB, if at the time of such termination there shall be a material adverse change in the consolidated financial condition of LBO Bancorp from that set forth in LBO Bancorp's Financial Statements for the period ended December 31, 1993 (except as set forth in Schedule 6.02(h));

                 (c) by LBO Bancorp or Louisiana Bank, if at the time of such termination there shall be a material adverse change in the consolidated financial condition of DGC from that set forth in DGC's financial statements for the period ended March 31, 1994 (except as set forth in Schedule 6.03(g));

                 (d) by any party hereto, if a United States District Court shall rule upon application of the Department of Justice after a full trial on the merits or a decision on the merits based on a stipulation of facts that the transactions contemplated by this Agreement violate the antitrust laws of the United States;

                 (e) by any party hereto, if at the special meeting of shareholders to be called by LBO Bancorp pursuant to this Agreement, the Holding Company Merger Agreement shall not have been approved and adopted by the affirmative vote of the holders of at least two-thirds of the shares of LBO Bancorp Common Stock represented at the special meeting of shareholders of LBO Bancorp called pursuant to Section 5.07 hereof at which a quorum is present;

                 (f) by DGC, CNCAC, and CNB, in the event there are Dissenting Shareholders who hold more than 10% of the outstanding shares of LBO Bancorp Common Stock; or

                 (g) by any party hereto if the Closing shall not have occurred by May 31, 1995.

         8.02 Effect of Termination. In the event of termination of this Agreement by either DGC, CNC, CNCAC, CNB, LBO Bancorp or Louisiana Bank as provided above, this Agreement shall forthwith become void and except as provided in Section 5.04 and Section 9.01 hereof there shall be no further liability on the part of Louisiana Bank, LBO Bancorp, DGC, CNCAC, CNC, CNB, or their respective officers or directors.

         8.03 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the Mergers, whether before or after approval thereof by the LBO Bancorp shareholders, DGC, CNC, CNCAC, CNB, LBO Bancorp and Louisiana Bank may, by action taken by their respective Boards of Directors (i) amend this Agreement, (ii) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (iii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iv) waive compliance with any of the agreements or conditions contained in Articles V and VI (other than Section
6.01 hereof); provided, however, that, subject to Section 1.01 hereof, after any approval of the Holding Company Merger by the shareholders of LBO Bancorp, there may not be, without further approval of such shareholders, any amendment, extension or waiver of this Agreement which changes the amount or form of consideration to be delivered to shareholders of LBO Bancorp. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX

                                 MISCELLANEOUS

         9.01 Expenses. All out-of-pocket costs and expenses incurred in connection with the Mergers (including, but not limited to, counsel fees) shall be paid by the party incurring such costs and expenses.

         9.02 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by prepaid registered or certified first class mail (return receipt requested) or by facsimile, cable, telegram or telex addressed as follows:

         (a)     If to DGC, CNCAC, CNC, or CNB, to:

                 Deposit Guaranty Corp.
                 One Deposit Guaranty Plaza
                 210 East Capitol Street
                 P.0. Box 730
                 Jackson, Mississippi  39205
                 Attention:  Arlen L. McDonald
                 Fax Number: (601) 354-8192

                 Copy to:

                 Watkins Ludlam & Stennis
                 633 North State Street  (39202)
                 Post Office Box 427
                 Jackson, Mississippi  39205-0427
                 Attention:  William S. Painter, Esq.
                 Fax Number: (601) 949-4804

         (b)     If to Louisiana Bank or LBO Bancorp, to:

                 LBO BANCORP, INC.
                 2002 N. 7th Street
                 West Monroe, Louisiana  71291
                 Attention:  L. Michael Ashbrook
                 Fax Number: (318) 324-2050

                 Copy to:

                 Gordon, Arata, McCollam & Duplantis
                 201 St. Charles Avenue, 40th Floor
                 New Orleans, Louisiana  70170-4000
                 Attention:  Jeanne P. Breckinridge
                 Fax Number:  (504) 582-1121


or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

         9.03 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties, and that nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

         9.04 Complete Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties, both written and oral, with respect to its subject matter.

         9.05 Counterparts. This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

         9.06 Governing Law. This Agreement shall be governed by the laws of the State of Louisiana, without giving effect to the principles of conflicts of laws thereof.

         9.07 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.08 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Date of the Mergers. Each party hereby agrees that its sole right and remedy with respect to any breach of a representation, warranty or covenant by the other party shall be not to close the transactions described herein if such breach results in the nonsatisfaction of a condition set forth in Article VI hereof; provided, however, that the foregoing shall not be deemed to be a waiver of any claim for an intentional breach of a representation or warranty or for fraud except if such breach was required by law or by any bank or bank holding company regulatory authority, it being understood that a disclosure in any closing certificate provided in accordance with subsections 6.02(a) or 6.03(a) hereof concerning an inaccuracy of a representation or warranty shall not of itself be deemed to be an intentional breach of such representation or warranty.

         IN WITNESS WHEREOF, the Boards of Directors of DGC, CNCAC, CNC, CNB, LBO Bancorp and Louisiana Bank have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first above written.

Attest:                                            DEPOSIT GUARANTY CORP.



______________________________                     By _________________________
Secretary                                             Chairman and
                                                      Chief Executive Officer


Attest:                                            CNC ACQUISITION
CORP


______________________________                     By _________________________
Secretary                                             President


Attest:                                            COMMERCIAL NATIONAL
                                                    CORPORATION


______________________________                     By _________________________
Secretary                                             Chairman

Attest:                                              COMMERCIAL NATIONAL BANK


_____________________________                        By ________________________
Secretary                                               President

(Seal of Bank)

        (EXECUTION BY LBO BANCORP, INC. AND LOUISIANA BANK ON NEXT PAGE)

Attest:                                                  LBO BANCORP, INC.


______________________________                           By ___________________
Secretary                                                   President


Attest:                                                  LOUISIANA BANK


______________________________                           By ___________________
Secretary                                                   President

(Seal of Bank)

                                    SCHEDULE
                               TABLE OF CONTENTS


GENERAL COMMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         1

SCHEDULE 3.02--CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         2

SCHEDULE 3.03--INVESTMENTS; NO SUBSIDIARIES . . . . . . . . . . . . . . . . . . . . . . . . . . . .         3

SCHEDULE 3.04--LOAN PORTFOLIO . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         4

SCHEDULE 3.05--AUTHORITY; NO VIOLATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         5

SCHEDULE 3.06--CONSENTS AND APPROVALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         6

SCHEDULE 3.07--FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        19

SCHEDULE 3.08--NO BROKERS' FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      19-A

SCHEDULE 3.09--LEGAL PROCEEDINGS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        20

SCHEDULE 3.10--TITLE TO PROPERTIES; ENCUMBRANCES  . . . . . . . . . . . . . . . . . . . . . . . . .        24

SCHEDULE 3.11--UNDISCLOSED LIABILITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        26

SCHEDULE 3.12--CERTAIN CHANGES OR EVENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        27

SCHEDULE 3.13--LEASES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        30

SCHEDULE 3.14--TRADEMARKS; TRADE NAMES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        32

SCHEDULE 3.15--COMPLIANCE WITH APPLICABLE LAWS  . . . . . . . . . . . . . . . . . . . . . . . . . .        33

SCHEDULE 3.17--INSURANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        34

SCHEDULE 3.18--POWERS OF ATTORNEYS; GUARANTEE . . . . . . . . . . . . . . . . . . . . . . . . . . .        40

SCHEDULE 3.20--BENEFIT AND EMPLOYEE MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . .        41

SCHEDULE 3.21--CONTRACTS AND COMMITMENTS; NO DEFAULT  . . . . . . . . . . . . . . . . . . . . . . .        44

SCHEDULE 4.03--NO VIOLATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        68

SCHEDULE 4.04--CONSENTS AND APPROVALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        69

SCHEDULE 4.05--LEGAL PROCEEDINGS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        70

SCHEDULE 6.02(f)--CONTRACTS NOT TERMINABLE ON THIRTY DAYS
         NOTICE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        71

SCHEDULE 6.02(h)--NO MATERIAL ADVERSE CHANGES . . . . . . . . . . . . . . . . . . . . . . . . . . .        72

SCHEDULE 6.03(g)--NO MATERIAL ADVERSE CHANGES . . . . . . . . . . . . . . . . . . . . . . . . . . .        74

INDEX OF EXHIBITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        75

                                                                       EXHIBIT A

                           JOINT AGREEMENT OF MERGER
                                       OF
                               LBO BANCORP, INC.
                                 WITH AND INTO
                              CNC ACQUISITION CORP


                 This Joint Agreement of Merger (this "Joint Agreement") is dated as of the ______ day of August, 1994, between LBO Bancorp, Inc., a Louisiana corporation ("LBO") and CNC Acquisition Corp, a Louisiana corporation which, at the Closing Date, shall be the wholly-owned subsidiary of Commercial National Corporation ("CNC") (CNC Acquisition Corp herein referred to as "CNCAC") joined in by Deposit Guaranty Corp., a Mississippi corporation and the parent company of CNC ("DGC"); and is entered into pursuant to the provisions of Sections 111 et seq. of the Louisiana Business Corporation Law ("LBCL").

                 WHEREAS, the respective Boards of Directors of LBO, and DGC and CNCAC (collectively, the "Corporations") deem it advisable that LBO be merged with and into CNCAC (the "Merger"), as provided in this Joint Agreement and in the Agreement and Plan of Merger dated August 8, 1994 (the "Plan"), among DGC, CNC, CNCAC, LBO, Commercial National Bank, a national banking association domiciled in Shreveport, Louisiana and a wholly-owned subsidiary of CNC, and Louisiana Bank, a state banking association domiciled in West Monroe, Louisiana and a wholly-owned subsidiary of LBO; and

                 WHEREAS, the respective Boards of Directors of the Corporations wish to enter into this Joint Agreement and submit it to the shareholders of LBO for approval in the manner required by law (approval by the shareholders of CNCAC not being required by virtue of Section 112E of the LBCL) and, subject to such approval and to such other approvals as may be required, to effect the Merger, all in accordance with the provisions of this Joint Agreement.

                 NOW THEREFORE, in consideration of the mutual benefits to be derived from this Joint Agreement and the Merger, the parties hereto agree as follows:


                                 1.  THE MERGER

                 In accordance with the applicable provisions of the LBCL, LBO shall be merged with and into CNCAC; the separate existence of LBO shall cease; and CNCAC shall be the corporation surviving the Merger.

                        2.  EFFECTIVENESS OF THE MERGER

                 .1       Effective Time of the Merger.  The Merger shall
become effective at the time (the "Effective Time") at which this Joint Agreement, having been executed and acknowledged in the manner required by law, is filed in the office of the Secretary of State of Louisiana.

                 .2       Effect of the Merger.  At the Effective Time, (i) the
separate existence of LBO shall cease and LBO shall be merged with and into CNCAC; (ii) CNCAC shall continue to possess all of the rights, privileges and franchises possessed by it and shall, at the Effective Time, become vested with and possess all rights, privileges and franchises possessed by LBO; (iii) CNCAC shall be responsible for all of the liabilities and obligations of LBO in the same manner as if CNCAC had itself incurred such liabilities or obligations, and the Merger shall not affect or impair the rights of the creditors or of any persons dealing with LBO; (iv) the Merger will not of itself cause a change, alteration or amendment to the Articles of Incorporation or the By-Laws of CNCAC; (v) the

Merger will not of itself affect the tenure in office of any officer or director of CNCAC and no such person will succeed to such positions solely by virtue of the Merger; and (vi) the Merger shall, from and after the Effective Time, have all the effects provided by applicable Louisiana law.

                 .3       Additional Actions.  If, at any time after the
Effective Time, CNCAC shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in CNCAC, title to or the possession of any property or right of LBO acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Joint Agreement, LBO and its proper officers and directors shall be deemed to have granted to CNCAC an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in CNCAC and otherwise to carry out the purposes of this Joint Agreement; and the proper officers and directors of CNCAC are fully authorized in the name of LBO to take any and all such action.

                   3.  METHOD OF CARRYING MERGER INTO EFFECT

                 This Joint Agreement shall be submitted to the shareholders of LBO for their approval. If such approval is given, then the fact of such approval shall be certified hereon by the Secretary of LBO. Approval of this Joint Agreement by the shareholders of CNCAC is not required by virtue of
Section 112E of the LBCL, and that fact shall be certified hereon by the Secretary of CNCAC. This Joint Agreement, so approved and certified, shall, as soon as is practicable, be signed and acknowledged by the President or Vice President of each of LBO and CNCAC. As soon as may be practicable thereafter, this Joint Agreement, so certified, signed and acknowledged, shall be delivered to the Secretary of State of Louisiana for filing in the manner required by law and shall be effective at the Effective Time; and thereafter, as soon as practicable, a copy of the Certificate of Merger issued by the Secretary of State of Louisiana, and certified by him to be a true copy, shall be filed for record in the Office of the Recorder of Mortgages of the parishes in which LBO and CNCAC have their respective registered offices and in the Office of the Recorder of Conveyances of each parish in which LBO has immovable property.

                            4.  CONVERSION OF SHARES

                 .1       Conversion of LBO Shares.  Each share of common
stock, $5.00 par value, of LBO (the "LBO Common Stock") issued and outstanding immediately prior to the Effective Time other than shares of LBO Common Stock owned by stockholders who, pursuant to the LBCL, perfect dissenters' rights ("Dissenting Shares"), shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for 1.7630 shares of common stock, no par value, of DGC (the "DGC Common Stock"), subject to adjustment as provided herein and, in respect of fractional shares, subject to Section 4.2(e) hereof. If prior to the Effective Time DGC should split or combine DGC Common Stock, or pay a dividend or other distribution in DGC Common Stock, then the 1.7630 exchange ratio shall be appropriately adjusted to reflect such split, combination, dividend or distribution.

                 .2       Exchange of Shares.  (a)  As soon as practicable
after the Effective Time, Deposit Guaranty National Bank, acting as exchange agent (the "Exchange Agent"), shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of LBO Common Stock (the "Certificates"), a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for Certificates representing DGC Common Stock. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a Certificate representing that number of shares of DGC Common Stock to which such holder of LBO Common Stock shall have become entitled pursuant to the provisions hereof, and the Certificate so surrendered shall forthwith be cancelled. Lost Certificates shall be treated in accordance with the existing procedures of LBO.

                 (b) No dividends or other distributions declared after the Effective Time with respect to DGC Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a Certificate, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of DGC Common Stock represented by such Certificate.

                 (c) If any Certificate representing shares of DGC Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a Certificate representing shares of DGC Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                 (d) After the Effective Time there shall be no transfers on the stock transfer books of LBO of the shares of LBO Common Stock which are outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for Certificates representing shares of DGC Common Stock as provided herein.

                 (e) No Certificates or scrip representing fractional shares of DGC Common Stock shall be issued upon the surrender for exchange of such Certificates, no dividend or distribution with respect to DGC Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of DGC. In lieu of any such fractional share, DGC shall pay to each former stockholder of LBO who otherwise would be entitled to receive a fractional share of DGC Common Stock an amount in cash determined by multiplying (i) the closing sale price of a share of DGC Common Stock on the date immediately proceeding the Effective Time as quoted on the National Association of Securities Dealers Automated Quotation System, by (ii) the fraction of a share of DGC Common Stock to which such holder would otherwise be entitled.

                 .3       DGC to Make Shares Available.  DGC shall make
available a sufficient number of shares of DGC Common Stock for conversion and exchange in accordance with Sections 4.1 and 4.2 hereof, by transferring such shares to the Exchange Agent for the benefit of the stockholders of LBO.

                 .4       Shares of CNCAC.  The shares of capital stock of
CNCAC outstanding immediately prior to the Effective Time shall not be changed or converted by virtue of the Merger.

                               5.  MISCELLANEOUS

                 .1       Tax Consequences.  It is intended that the Merger
shall constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Joint Agreement shall constitute a "plan of reorganization" within the meaning of
Section 368 of the Code.

                 .2       Termination.  Prior to the Effective Time, this Joint
Agreement may be terminated, and the Merger abandoned, as set forth in the Plan.

                 .3       Headings.  The descriptive headings of the sections
of this Joint Agreement are inserted for convenience only and do not constitute a part hereof for any other purpose.

                 .4       Modifications, Amendments and Waivers.  At any time
prior to the Effective Time (notwithstanding any shareholder approval that may have already been given), the parties hereto may, to the extent permitted by and as provided in the Plan, modify, amend or supplement any term or provision of this Joint Agreement.

                 .5       Governing Law.  This Joint Agreement shall be
governed by the laws of the State of Louisiana (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect and performance.

                 IN WITNESS WHEREOF, the Boards of Directors of DGC, CNC and LBO have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first above written.


Attest:                                     DEPOSIT GUARANTY CORP.


_________________________                   By:________________________________
Secretary                                      Chairman and
                                               Chief Executive Officer




Attest:                                     CNC ACQUISITION CORP


_________________________                   By:________________________________
Secretary                                      President




                  (EXECUTION BY LBO BANCORP, INC. ON NEXT PAGE
                  REST OF THIS PAGE INTENTIONALLY LEFT BLANK)

Attest:                                     LBO BANCORP, INC.

________________________                    By:________________________________
Secretary                                      President

                          CERTIFICATE OF SECRETARY OF
                               LBO BANCORP, INC.


                 I hereby certify that I am the duly elected Secretary of LBO Bancorp, Inc., a Louisiana corporation, presently serving in such capacity and that the foregoing Agreement was, in the manner required by law, duly approved, without alteration or amendment, by the voting power present of LBO Bancorp, Inc.

Certificate dated _______________, 1994.



                                             ___________________________________
                                             ________________________, Secretary


                          CERTIFICATE OF SECRETARY OF
                              CNC ACQUISITION CORP

                 I hereby certify that I am the duly elected Secretary of CNC Acquisition Corp, a Louisiana corporation, presently serving in such capacity and that the foregoing Agreement was adopted pursuant to La. R.S. 12:112E and that, as no shares of CNC Acquisition Corp have been or will be issued or delivered under this Agreement, La. R.S. 12:112E is applicable to this Agreement.

Certificate dated _______________, 1994.



                                             ___________________________________
                                             ________________________, Secretary

                              ACKNOWLEDGMENT AS TO
                             DEPOSIT GUARANTY CORP.

STATE OF MISSISSIPPI

COUNTY OF _______________

                 BEFORE ME, the undersigned authority, personally came and appeared E. B. Robinson, Jr., who, being duly sworn, declared and acknowledged before me that he is the Chairman and Chief Executive Officer of Deposit Guaranty Corp. and that in such capacity he was duly authorized to and did execute the foregoing Agreement on behalf of such corporation, for the purposes therein expressed and as his and such corporation's free act and deed.


                                             ___________________________________
                                                   Appearer


Sworn to and subscribed before me
this _____ day of ____________,
1994.


___________________________________
                 Notary Public

                              ACKNOWLEDGMENT AS TO
                              CNC ACQUISITION CORP

STATE OF LOUISIANA

PARISH OF _______________

                 BEFORE ME, the undersigned authority, personally came and appeared _______________, who, being duly sworn, declared and acknowledged before me that he is the President of CNC Acquisition Corp and that in such capacity he was duly authorized to and did execute the foregoing Agreement on behalf of such corporation, for the purposes therein expressed and as his and such corporation's free act and deed.


                                             ___________________________________
                                                   Appearer


Sworn to and subscribed before me
this _____ day of ____________,
1994.


___________________________________
                 Notary Public

                              ACKNOWLEDGMENT AS TO
                               LBO BANCORP, INC.

STATE OF LOUISIANA

PARISH OF OUACHITA

                 BEFORE ME, the undersigned authority, personally came and appeared L. Michael Ashbrook, who, being duly sworn, declared and acknowledged before me that he is the President of LBO Bancorp, Inc. and that in such capacity he was duly authorized to and did execute the foregoing Agreement on behalf of such corporation, for the purposes therein expressed and as his and such corporation's free act and deed.


                                             ___________________________________
                                                   Appearer


Sworn to and subscribed before me
this _____ day of ____________,
1994.


___________________________________
                 Notary Public

                                                                       EXHIBIT B

                              AGREEMENT OF MERGER
                                       OF
                                 LOUISIANA BANK
                                      INTO
                            COMMERCIAL NATIONAL BANK

                 This Agreement of Merger (this "Agreement") is made and entered into as of this ______ day of August, 1994, between Louisiana Bank, a Louisiana state bank domiciled at West Monroe, Louisiana ("Bank"), and Commercial National Bank, a national banking association domiciled at Shreveport, Louisiana ("Commercial" or the "Receiving Association").

                 WHEREAS, the respective Boards of Directors of Bank and Commercial (collectively called the "Merging Associations") deem it advisable that Bank be merged with and into Commercial (the "Bank Merger"), as provided in this Agreement and in the Agreement and Plan of Merger dated August 8, 1994 (the "Plan"), among the Merging Associations, Deposit Guaranty Corp., a Mississippi corporation ("DGC"), its wholly-owned subsidiary Commercial National Corporation ("CNC"), CNC Acquisition Corp ("CNCAC") and LBO Bancorp, Inc., a Louisiana corporation ("LBO") of which Bank is a wholly-owned subsidiary, which sets forth, among other things, certain representations, warranties, covenants and conditions relating to the Bank Merger: and

                 WHEREAS, the respective Boards of Directors of the Merging Associations wish to enter into this Agreement and submit it to the respective shareholders of the Merging Associations for approval in the manner required by law and, subject to said approval and to approval by the Comptroller of the Currency of the United States (the "Comptroller") being duly given and to such other approvals as may be required by law, to effect the Bank Merger, all in accordance with the provisions of this Agreement.

                 NOW THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the Bank Merger, the parties hereto agree as follows:

                 1. The Bank Merger. At the Effective Time (as defined in Section 2 hereof), Bank shall be merged with and into Commercial under the Articles of Association of Commercial, as amended, existing under Charter No. 13648, pursuant to the provisions of, and with the effect provided in, 12 U.S.C. Section 215a and La. R.S. 6:351 et seq. At the Effective Time, Commercial, the Receiving Association, shall continue to be a national banking association, and its business shall continue to be conducted at its main office in Shreveport, Louisiana, and at its legally established branches (including, without limitation, the legally established offices from which Bank conducted business immediately prior to the Effective Time). The Articles of Association of Commercial shall not be altered or amended by virtue of the Bank Merger, and the incumbency of the directors and officers of Commercial shall not be affected by the Bank Merger nor shall any person succeed to such positions by virtue of the Bank Merger other than L. Michael Ashbrook, who shall become a director of Commercial upon consummation of the Bank Merger.

                 2. Effective Time. Commercial shall file the Bank Merger Agreement with the Louisiana Commissioner of Financial Institutions (the "Commissioner") pursuant to La. R.S. 6:352 and make appropriate filings with the Comptroller, and the Bank Merger shall become effective at the time (the "Effective Time") specified in the Certificate of Merger by the Commissioner, or in the certificate or other written record issued by the Comptroller, whichever date is later.

                 3. Cancellation of Capital Stock of Bank. At the Effective Time, by virtue of the Bank Merger, all shares of the capital stock of Bank shall be cancelled and no cash, securities or other property shall be issued in the Bank Merger in respect thereof.

                 4. Capital Structure of the Receiving Association. As of June 30, 1994, CNB had a capital of $14,000,000 divided into 1,400,000 shares of common stock authorized, each of $10 par value ("CNB Common Stock"), surplus of $34,000,000 and undivided profits, including capital reserves, of $51,569,000. As of June 30, 1994, Louisiana Bank had a capital of $1,300,000 divided into 260,000 shares of common stock authorized, each of $5.00 par value ("Louisiana Bank Common Stock"), surplus of $1,750,000 and undivided profits, including capital reserves, of $4,443,000.

         If accounted for under the pooling method, at the Effective Time, the amount of capital of the Receiving Association shall be $14,000,000 divided into 1,400,000 shares of common stock, each of the par value of $10.00, and at the Effective Time, the Receiving Association shall have a surplus of $37,050,000 and undivided profits, including capital reserves, which when combined with capital and surplus will be equal to the combined capital structures of CNB and Louisiana Bank, as set forth above, adjusted, however, for the results of operations between June 30, 1994 and the Effective Time.

         If accounted for under the purchase method, at the Effective Time, the amount of capital of the Receiving Association shall be $14,000,000 divided into 1,400,000 shares of common stock, each of the par value of $10.00, and at the Effective Time, the Receiving Association shall have a surplus of $34,000,000 and undivided profits, including capital reserves, which when combined with capital and surplus will be equal to the capital structure of CNB, as set forth above, adjusted, however, for the results of operations of CNB between June 30, 1994 and the Effective Time.

                 5. Assets and Liabilities of the Merging Associations. At the Effective Time, the corporate existence of each of the Merging Associations shall be merged into and continued in Commercial, the Receiving Association, and such Receiving Association shall be deemed to be the same corporation as each bank or banking association participating in the Bank Merger. All rights, franchises, and interests of the individual Merging Associations in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Receiving Association by virtue of the Bank Merger without any deed or other transfer. The Receiving Association, upon the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by any one of the Merging Associations at the time of the Bank Merger, subject to the conditions specified in 12 U.S.C. Section 215a(f). The Receiving Association shall, from and after the Effective Time, be liable for all liabilities of the Merging Associations.

                 6. Shareholder Approval; Conditions; Filing. This Agreement shall be submitted to the shareholders of the Merging Associations for ratification and confirmation in accordance with applicable provisions of law. The obligations of the Merging Associations to effect the Bank Merger shall be subject to all the terms and conditions of the Plan. If the shareholders of the Merging Associations ratify and confirm this Agreement, then the fact of such approval shall be certified hereon by the Secretary of each of the Merging Associations and this Agreement, so approved and certified, shall, as soon as is practicable, be signed and acknowledged by the President or Vice-President of each of them.

As soon as may be practicable thereafter, this Agreement, so certified, signed and acknowledged, shall be delivered to the Commissioner and to the Comptroller for filing in the manner required by law.

                 7. Tax Consequences. It is intended that the Bank Merger shall constitute a tax-free reorganization pursuant to Section 368(a)(1)(A) of the Internal Revenue Code ("Code"), and that the transactions made the subject matter of the Plan shall constitute a "plan of reorganization" for purposes of the rules and regulations governing Code Section 368.

                 8. Miscellaneous. This Agreement may, at any time prior to the Effective Time, be amended or terminated as provided in the Plan. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. This Agreement shall be governed and interpreted in accordance with federal law and the applicable laws of the State of Louisiana. This Agreement may be assigned only to the extent that the party seeking to assign it is permitted to assign its interests in the Plan, and subject to the same effect as any such assignment. The headings in this Agreement are inserted for convenience only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                 IN WITNESS WHEREOF, this Agreement has been executed by a majority of the directors of each of the Merging Associations, as of the day and year first above written.



                           (INTENTIONALLY LEFT BLANK)

                         FOR THE BOARD OF DIRECTORS OF
                                 LOUISIANA BANK

__________________________                 ______________________________


__________________________                 ______________________________


__________________________                 ______________________________


__________________________                 ______________________________


__________________________

                         FOR THE BOARD OF DIRECTORS OF
                            COMMERCIAL NATIONAL BANK

__________________________                 ______________________________


__________________________                 ______________________________


__________________________                 ______________________________


__________________________                 ______________________________


__________________________                 ______________________________


__________________________                 ______________________________


__________________________                 ______________________________

                          CERTIFICATE OF SECRETARY OF
                                 LOUISIANA BANK
                    (a Louisiana state banking organization)


                 I hereby certify that I am the duly elected Secretary of Louisiana Bank, a Louisiana state bank, presently serving in such capacity and that the foregoing Agreement was, in the manner required by law, duly approved, without alteration or amendment, by the sole shareholder of Louisiana Bank.

Certificate dated _______________, 1994.



                                             ___________________________________
                                             ________________________, Secretary

                          CERTIFICATE OF SECRETARY OF
                            COMMERCIAL NATIONAL BANK
                        (a national banking association)

                 I hereby certify that I am the duly elected Secretary of Commercial National Bank, a national banking association, presently serving in such capacity and that the foregoing Agreement was, in the manner required by law, duly approved, without alteration or amendment, by the sole shareholder of Commercial National Bank.

Certificate dated _______________, 1994.


                                             ___________________________________
                                             ________________________, Secretary

                               EXECUTION BY BANKS

                 Considering the approval of this Agreement by the shareholders of the parties hereto, as certified above, this Agreement is executed by such parties, acting through their respective President, this _____ day of _______________, 1994.

                                             LOUISIANA BANK


                                             By:________________________________
                                                Clyde R. White
                                                President

Attest:


_________________________
Secretary



              (EXECUTION BY COMMERCIAL NATIONAL BANK ON NEXT PAGE
                  REST OF THIS PAGE INTENTIONALLY LEFT BLANK)

                                                   COMMERCIAL NATIONAL BANK


                                             By:________________________________
                                                Steven C. Walker
                                                President


Attest:


_________________________
Secretary

                              ACKNOWLEDGMENT AS TO
                                 LOUISIANA BANK

STATE OF LOUISIANA

PARISH OF OUACHITA

                 BEFORE ME, the undersigned authority, personally came and appeared Clyde R. White, who, being duly sworn, declared and acknowledged before me that he is the President of Louisiana Bank and that in such capacity he was duly authorized to and did execute the foregoing Agreement on behalf of such bank, for the purposes therein expressed and as his and such bank's free act and deed.


                                             ___________________________________
                                                   Appearer


Sworn to and subscribed before me
this _____ day of ____________,
1994.


___________________________________
                 Notary Public

                              ACKNOWLEDGMENT AS TO
                            COMMERCIAL NATIONAL BANK

STATE OF LOUISIANA

PARISH OF _______________

                 BEFORE ME, the undersigned authority, personally came and appeared Steven C. Walker, who, being duly sworn, declared and acknowledged before me that he is the President of Commercial National Bank and that in such capacity he was duly authorized to and did execute the foregoing Agreement on behalf of such bank, for the purposes therein expressed and as his and such bank's free act and deed.


                                             ___________________________________
                                                   Appearer


Sworn to and subscribed before me
this _____ day of ____________,
1994.


___________________________________
                 Notary Public

                                   EXHIBIT B

October 5, 1994
Board of Directors
LBO Bancorp, Inc.
2002 N. 7th Street
West Monroe, Louisiana  71291-4418

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of LBO Bancorp, Inc. ("LBO Bancorp") of the proposed merger (the "Merger") of LBO Bancorp into CNC Acquisition Corp, a wholly-owned subsidiary of Deposit Guaranty Corp. ("Deposit Guaranty") of Jackson, Mississippi. Pursuant to the terms of the Agreement and Plan of Merger ("the Merger Agreement") and as a result of the Merger, each outstanding share of LBO Bancorp Common Stock shall be converted into the right to receive 1.763 shares of Deposit Guaranty Common Stock.

National Capital Corporation has extensive experience in investment analysis and the valuation of bank and bank holding company securities in connection with acquisitions and mergers. Neither National Capital Corporation, nor any of its officers, directors, or employees has an interest in the common stock of LBO Bancorp. National Capital Corporation has performed no services for LBO Bancorp at any time prior to the present. National Capital Corporation is currently acting as financial advisor to the Board of Directors of LBO Bancorp in connection with the Merger and will receive a fee for those services. National Capital Corporation will also receive a fee for rendering this opinion.

In arriving at our opinion, we have: (1) discussed with officers of Deposit Guaranty and LBO Bancorp their businesses, reserves, earnings, properties and prospects; (2) reviewed certain public financial information and other data with respect to both Deposit Guaranty and LBO Bancorp including certain financial forecasts, consolidated financial statements for recent years and interim periods through June 30, 1994, as well as other relevant financial and operating data furnished by LBO Bancorp to National Capital Corporation; (3) reviewed the Merger Agreement; (4) reviewed certain historical market prices and trading volumes of Deposit Guaranty Common Stock; (5) analyzed market volatility studies of Deposit Guaranty Common Stock; (6) made inquiries regarding and discussed the Merger Agreement and other matters related thereto with LBO Bancorp s counsel; and (7) performed such other analyses and examinations as National Capital Corporation deemed appropriate.

In connection with our review, we have not independently verified any of the foregoing information, and have relied on its being complete and accurate in all material respects. We have assumed that the financial information and forecasts reviewed by us were prepared using the best available judgments of Deposit Guaranty and LBO Bancorp s management regarding the projected financial performance of Deposit Guaranty and LBO Bancorp. In addition, we have not made an independent evaluation or appraisal of any of the assets of Deposit Guaranty or LBO Bancorp, nor have we examined any individual loan files, or been furnished with any such appraisals or files.

LBO Bancorp is hereby authorized to reproduce this opinion in full in any disclosure document or proxy statement regarding the merger that is: (1)
filed under the Securities Act of 1933, (2) filed under any state blue sky law, or (3) distributed to LBO Bancorp s shareholders. Otherwise it is understood that this letter is for the information of the Board of Directors of LBO Bancorp only and is not to be quoted or referred to, in whole or in part, in any document used in connection with the offering or sale of securities, nor shall this letter be used for any other purpose, without National Capital Corporation s prior written consent. In reaching our opinion we took into consideration the financial benefits of the proposed transaction to all LBO Bancorp s shareholders. It is our opinion that the proposed transaction is fair to LBO Bancorp and all of LBO Bancorp s shareholders, based on all factors that we consider relevant.

Very Truly Yours,



NATIONAL CAPITAL CORPORATION

                                                                       EXHIBIT C
                             La. R.S. 12:131 (1993)

Section 131. Rights of a shareholder dissenting from certain corporate actions

         A. Except as provided in subsection B of this section, if a corporation has, by vote of its shareholders, authorized a sale, lease or exchange of all of its assets, or has, by vote of its shareholders, become a party to a merger or consolidation, then, unless such authorization or action shall have been given or approved by at least eighty percent of the total voting power, a shareholder who voted against such corporate action shall have the right to dissent. If a corporation has become a party to a merger pursuant to R.S. 12:112(H), the shareholders of any subsidiaries party to the merger shall have the right to dissent without regard to the proportion of the voting power which approved the merger and despite the fact that the merger was not approved by vote of the shareholders of any of the corporations involved.

         B. The right to dissent provided by this Section shall not exist in the case of:

                 (1) A sale pursuant to an order of a court having jurisdiction in the premises.

                 (2) A sale for cash on terms requiring distribution of all or substantially all of the net proceeds to the shareholders in accordance with their respective interests within one year after the date of the sale.

                 (3) Shareholders holding shares of any class of stock which, at the record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting of shareholders at which a merger or consolidation was acted on, were listed on a national securities exchange, or were designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, unless the articles of the corporation issuing such stock provide otherwise or the shares of such shareholders were not converted by the merger or consolidation solely into shares of the surviving or new corporation.

         C. Except as provided in the last sentence of this subsection, any shareholder electing to exercise such right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporate action, and shall vote his shares against such action. If such proposed corporate action be taken by the required vote, but by less than eighty percent of the total voting power, and the merger, consolidation or sale, lease or exchange of assets authorized thereby be effected, the corporation shall promptly thereafter give written notice thereof, by registered mail, to each shareholder who filed such written objection to, and voted his shares against, such action, at such shareholder's last address on the corporation's records. Each such shareholder may, within twenty days after the mailing of such notice to him, but not thereafter, file with the corporation a demand in writing for the fair cash value of his shares as of the day before such vote was taken; provided that he state in such demand the value demanded, and a post office address to which the reply of the corporation may be sent, and at the same time deposit in escrow in a chartered bank or trust company located in the parish of the registered office of the corporation, the certificates representing his shares, duly endorsed and transferred to the corporation upon the sole condition that said certificates shall be delivered to the corporation upon payment of the value of the shares determined in accordance with the provisions of this section. With his demand the shareholder shall deliver to the corporation, the written acknowledgment of such bank or trust company that it so holds his certificates of stock. Unless the objection, demand and acknowledgment aforesaid be made and delivered by the shareholder within the period above limited, he shall conclusively be presumed to have acquiesced in the corporate action proposed or taken. In the case of a merger pursuant to R.S. 12:112(H), the dissenting shareholder need not file an objection with the corporation nor vote against the merger, but need only file with the corporation, within twenty days after a copy of the merger certificate was mailed to him, a demand in writing for the cash value of his shares as of the day before the certificate was filed with the secretary of state, state in such demand the value demanded and a post office address to which the corporation's reply may be sent, deposit the certificates representing his shares in escrow as hereinabove provided, and deliver to the corporation with his demand the acknowledgment of the escrow bank or trust company as hereinabove prescribed.

         D. If the corporation does not agree to the value so stated and demanded, or does not agree that a payment is due, it shall, within twenty days after receipt of such demand and acknowledgment, notify in writing the shareholder, at the designated post office address, of its disagreement, and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it shall be liable for, and shall pay to the dissatisfied shareholder, the value demanded by him for his shares.

         E. In case of disagreement as to such fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions of subsections C and D of this section, the dissatisfied shareholder, within sixty days after receipt of notice in writing of the corporation's disagreement, but not thereafter, may file suit against the corporation, or the merged or consolidated corporation, as the case may be, in the district court of the parish in which the corporation or the merged or consolidated corporation, as the case may be, has its registered office, praying the court to fix and decree the fair cash value of the dissatisfied shareholder's shares as of the day before such corporate action complained of was taken, and the court shall, on such evidence as may be adduced in relation thereto, determine summarily whether any payment is due, and, if so, such cash value, and render judgment accordingly. Any shareholder entitled to file such suit may, within such sixty-day period but not thereafter, intervene as a plaintiff in such suit filed by another shareholder, and recover therein judgment against the corporation for the fair cash value of his shares. No order or decree shall be made by the court staying the proposed corporate action, and any such corporate action may be carried to completion notwithstanding any such suit. Failure of the shareholder to bring suit, or to intervene in such a suit, within sixty days after receipt of notice of disagreement by the corporation shall conclusively bind the shareholder (1) by the corporation's statement that no payment is due, or (2) if the corporation does not contend that no payment is due, to accept the value of his shares as fixed by the corporation in its notice of disagreement.

         F. When the fair value of the shares has been agreed upon between the shareholder and the corporation, or when the corporation has become liable for the value demanded by the shareholder because of failure to give notice of disagreement and of the value it will pay, or when the shareholder has become bound to accept the value the corporation agrees is due because of his failure to bring suit within sixty days after receipt of notice of the corporation's disagreement, the action of the shareholder to recover such value must be brought within five years from the date the value was agreed upon, or the liability of the corporation became fixed.

         G. If the corporation or the merged or consolidated corporation, as the case may be, shall, in its notice of disagreement, have offered to pay to the dissatisfied shareholder on demand an amount in cash deemed by it to be the fair cash value of his shares, and if, on the institution of a suit by the dissatisfied shareholder claiming an amount in excess of the amount so offered, the corporation, or the merged or consolidated corporation, as the case may be, shall deposit in the registry of the court, there to remain until the final determination of the cause, the amount so offered, then, if the amount finally awarded such shareholder, exclusive of interest and costs, be more than the amount offered and deposited as aforesaid, the costs of the proceeding shall be taxed against the corporation, or the merged or consolidated corporation, as the case may be; otherwise the costs of the proceeding shall be taxed against such shareholder.

         H. Upon filing a demand for the value of his shares, the shareholder shall cease to have any of the rights of a shareholder except the rights accorded by this section. Such a demand may be withdrawn by the shareholder at any time before the corporation gives notice of disagreement, as provided in subsection D of this section. After such notice of disagreement is given, withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares, his share certificates shall be returned to him (and, on his request, new certificates shall be issued to him in exchange for the old ones endorsed to the corporation), and he shall be reinstated to all his rights as a shareholder as of the filing of his demand for value, including any intervening preemptive rights, and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company is incorporated under the laws of Mississippi. Subarticle E of Article 8 of the Mississippi Business Corporation Act prescribes the conditions under which indemnification may be obtained by a present or former director or officer of the Company who incurs expenses or liability as a consequence of matters arising out of his activities as a director or officer.

         Article Nine of the Company's Articles of Incorporation also provides for indemnification of officers and directors under certain circumstances. The Company has purchased a liability policy which, subject to any limitations set forth in the policy, indemnifies the Company's directors and officers for damages that they become legally obligated to pay as a result of any negligent act, error or omission committed by such person in his capacity as an officer or director.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 21.  EXHIBITS

         The following exhibits are furnished (or incorporated by reference) as a part of this Registration Statement:

         Exhibit Number           Description
         --------------           -----------

               2 Agreement and Plan of Merger dated as of August 8, 1994 included as Exhibit A to the Proxy Statement/Prospectus contained herein.

               5 Opinion of Watkins Ludlam & Stennis regarding legality of common stock registered hereby.

               8 Opinion of Watkins Ludlam & Stennis regarding tax matters. (to be filed by amendment)

               23(a) Consent of KPMG Peat Marwick, independent auditors

               23(b)              Consent of Donald, Tucker and Betts,
                                  independent auditors

               23(c) Consent of Watkins Ludlam & Stennis is contained in their opinion filed as Exhibit 5 to this Registration Statement

               23(d) Consent of National Capital Corporation is contained in their opinion included as Exhibit B to the Proxy Statement/Prospectus contained herein

               24                 Power of attorney included as part of
                                  signature page

ITEM 22.  UNDERTAKINGS

         (1) The Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (2) The Registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and issued in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (4) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (5) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (6) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Deposit Guaranty certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Mississippi on this the day of October, 1994.

DEPOSIT GUARANTY CORP.



BY:  /s/ E. B. ROBINSON, JR.
     E. B. Robinson, Jr.
     Chairman of the Board and
     Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below constitutes and appoints E. B. Robinson, Jr., Howard L. McMillan, Jr., and Robert G. Barnett, and each of them (with full power to act alone), his true and lawful attorneys- in-fact and agents, with full power of substitution and resubstitution for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and affix his name and signature to and file any and all documents relating to the registration under the Securities Act of 1933 of shares of Deposit Guaranty Common Stock for issuance to LBO Bancorp in accordance with the Agreement and Plan of Merger dated as of August 8, 1994, and do hereby grant to said attorneys, and each of them full power and authority to do and perform each and every act and thing necessary to be done in and about the premises in order to effectuate such registration as fully to all intents and purposes as he might do personally, and do hereby ratify and confirm all that said attorneys, or any of them, may lawfully do or cause to be done by virture hereof. The documents referred to include a Registration Statement under the Securities Act of 1933 on Form S-4, and any amendments (including post effective amendments) thereto, and all documents deemed necessary or desirable by said attorneys-in-fact to be filed with departments or agencies of the several states regulating the qualification or registration of securities under Blue Sky laws of said states, together with any and all documents and all exhibits relating to the registration statement, amendments, or exhibits required to be filed with any administrative or regulatory agency or authority.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

   NAME                               TITLE                      DATE
   ----                               -----                      ----


/s/ E. B. ROBINSON, JR.           Chairman of the Board     October 12, 1994
E. B. Robinson, Jr.               and Director  (Principal
                                  Executive Officer)

/s/Howard L. McMillan, Jr.        President and Director    October 12, 1994
Howard L. McMillan, Jr.

/s/ ARLEN L. MCDONALD             Executive Vice President   October 12, 1994
Arlen L. McDonald                 (Principal Financial
                                  Officer)


/s/ STEPHEN E. BARKER             Controller (Principal      October 12, 1994
Stephen E. Barker                 Accounting Officer)


____________________              Director                   October __, 1994
Michael B. Bemis


____________________              Director                   October __, 1994
Richard H. Bremer


____________________              Director                   October __, 1994
W. Henry Holman, Jr.


____________________              Director                   October __, 1994
Warrin A. Hood, Jr.


/s/ CHARLES L. IRBY               Director                   October 12, 1994
Charles L. Irby


/s/ RICHARD D. MCRAE, JR.         Director                   October 13, 1994
Richard D. McRae, Jr.


/s/ W. R. NEWMAN, III             Director                   October 12, 1994
W. R. Newman, III


/s/ JOHN N. PALMER                Director                   October 12, 1994
John N. Palmer


____________________              Director                   October __, 1994
Steven C. Walker


/s/ J. KELLY WILLIAMS             Director                   October 12, 1994
J. Kelley Williams

                                EXHIBIT INDEX

Exhibit Number          Description
- --------------          -----------

       5 Opinion of Watkins Ludlam & Stennis regarding legality of common stock registered hereby.

      23(a)             Consent of KPMG Peat Marwick, independent auditors.

      23(b) Consent of Donald, Tucker and Betts independent auditors.